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Subject to completion, as filed with the Securities and Exchange Commission on June 16, 2006

Registration No. 333-

FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FESTIVAL FUN PARKS, LLC

PALACE FINANCE, INC.
(Exact name of registrant as specified in its charter)

Delaware Delaware (State or other jurisdiction of incorporation or organization)	7996 7996 (Primary Standard Industrial Classification Code Number)	77-0486724 20-4503654 (I.R.S. Employer Identification No.)
4590 MacArthur Boulevard, Suite 400 Newport Beach, CA 92660 (949) 797-9700
320 Park Avenue, 17th Floor New York, NY 10022 (212) 497-1400 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John A. Cora
President and Chief Executive Officer
Festival Fun Parks, LLC
4590 MacArthur Boulevard, Suite 400
Newport Beach, CA 92660
(949) 797-9700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

See Additional Registrants Listed Below

Copies to:

Mark D. Director, Esq. Andrew M. Herman, Esq. Kirkland & Ellis LLP 153 E 53rd Street New York, NY 10022 (212) 446-4800

        Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

10 7/8% Senior Notes due 2014	$150,000,000	$16,050

Guarantees of 10 7/8% Senior Notes due 2014	—	—	(2)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
The Additional Registrants will guarantee the payment of the 10 7/8% Senior Notes due 2014. Pursuant to Rule 475(n) of the Securities Act, no separate registration fee for the guarantees is payable.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.	Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices

Palace Entertainment Holdings, Inc.	Delaware	7996	20-4503577	320 Park Avenue, 17th Floor New York, NY 10022 (212) 497-1400

Splish Splash at Adventureland, Inc.	New York	7996	11-2985391	4590 MacArthur Boulevard, Suite 400 Newport Beach, CA 92660 (949) 797-9700

Family Fun Center Holdings LLC	Delaware	7996	11-3498710	4590 MacArthur Boulevard, Suite 400 Newport Beach, CA 92660 (949) 797-9700

Smartparks—San Jose, Inc.	Delaware	7996	52-2153222	4590 MacArthur Boulevard, Suite 400 Newport Beach, CA 92660 (949) 797-9700

Smartparks—Riverside, Inc.	Delaware	7996	52-2153530	4590 MacArthur Boulevard, Suite 400 Newport Beach, CA 92660 (949) 797-9700

Smartparks—San Dimas, Inc.	Delaware	7996	95-4128198	4590 MacArthur Boulevard, Suite 400 Newport Beach, CA 92660 (949) 797-9700

Raging Waters Group, Inc.	California	7996	95-4316725	4590 MacArthur Boulevard, Suite 400 Newport Beach, CA 92660 (949) 797-9700

Wet 'N Wild Nevada, Inc.	Nevada	7996	88-0224569	4590 MacArthur Boulevard, Suite 400 Newport Beach, CA 92660 (949) 797-9700

Smartparks—Carolina, Inc.	Delaware	7996	52-2153227	4590 MacArthur Boulevard, Suite 400 Newport Beach, CA 92660 (949) 797-9700

Smartparks—Florida, Inc.	Delaware	7996	13-3877904	4590 MacArthur Boulevard, Suite 400 Newport Beach, CA 92660 (949) 797-9700

Smartparks—Silver Springs, Inc.	Delaware	7996	59-3644524	4590 MacArthur Boulevard, Suite 400 Newport Beach, CA 92660 (949) 797-9700

Palace Management Company, LLC	Delaware	7996	20-4942674	4590 MacArthur Boulevard, Suite 400 Newport Beach, CA 92660 (949) 797-9700

Name, address, including zip code, and telephone number, including area code, of agent for service

John A. Cora
President and Chief Executive Officer
Festival Fun Parks, LLC
4590 MacArthur Boulevard, Suite 400
Newport Beach, CA 92660
(949) 797-9700

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 16, 2006

PROSPECTUS                        , 2006

$150,000,000
FESTIVAL FUN PARKS, LLC
PALACE FINANCE, INC.
Exchange Offer for
10 7/8% Senior Notes due 2014

Offer for outstanding 10 7/8% Senior Notes due 2014, in the aggregate principal amount of $150,000,000 (which we refer to as the "Old Notes") in exchange for up to $150,000,000 aggregate principal amount of 10 7/8% Senior Notes due 2014 which have been registered under the Securities Act of 1933, as amended, (which we refer to as the "New Notes" and, together with the Old Notes, the "Notes").

Terms of the exchange offer:

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  Expires 5:00 p.m., New York City time,    , 2006, unless extended.

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  Not subject to any condition other than that the exchange offer does not violate applicable law or any interpretation of the staff of the Securities and Exchange Commission.

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  Festival Fun Parks, LLC ("Festival") and Palace Finance, Inc. ("Palace Finance" and, together with Festival, the "Issuers") can amend or terminate the exchange offer.

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  The Issuers will exchange all 10 7/8% Senior Notes due 2014 that are validly tendered and not validly withdrawn.

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  The Issuers will not receive any proceeds from the exchange offer.

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  The exchange of Notes will not be taxable exchange for U.S. federal income tax purposes.

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  You may withdraw tendered outstanding Old Notes any time before the expiration of the exchange offer.

Terms of the New Notes:

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  The New Notes will be general unsecured obligations and will rank equally to all of our senior debt.

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  The Notes will mature on April 15, 2014. Interest will accrue from April 12, 2006, and the first interest payment date will be October 15, 2006.

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  We may redeem some or all of the Notes at any time at the redemption prices set forth in this prospectus.

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  We may also redeem up to 35% of the Notes using the proceeds of certain equity offerings completed before April 15, 2009 at the redemption prices set forth in this prospectus.

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  If we sell certain of our assets or experience specific kinds of changes in control, we must offer to purchase the Notes.

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  The terms of the New Notes are identical to the Issuers' outstanding Old Notes except for transfer restrictions and registration rights.

        For a discussion of specific risks that you should consider before tendering your outstanding 10 7/8% Senior Notes due 2014 in the exchange offer, see "Risk Factors" beginning on page 15.

        There is no public market for the Issuers' outstanding 10 7/8% Senior Notes due 2014 or the New Notes. However, you may trade the Issuers' outstanding 10 7/8% Senior Notes due 2014 in the Private Offering Resale and Trading through Automatic Linkages, or PORTAL™, market.

        Each broker-dealer that receives New Notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. A broker-dealer who acquired Old Notes as a result of market making or other trading activities may use this exchange offer prospectus, as supplemented or amended, in connection with any resales of the New Notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the New Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2006

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. The selling noteholders are offering to sell, and seeking offers to buy, 10 7/8% Senior Notes due 2014 only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our 10 7/8% Senior Notes due 2014. This prospectus incorporates important business and financial information about the Issuers that is not included in or delivered with the document. This information is available without charge to holders of Notes upon written or oral request. Any such request should be directed to Festival Fun Parks, LLC, 4590 MacArthur Boulevard, Suite 400, Newport Beach, California 92660, Attention: Investor Relations. Our telephone number is (949) 797-9700. To obtain timely delivery, holders of Notes must request the information no later than five business days before the expiration of the exchange offer or            , 2006.

        Each broker-dealer that receives new securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new securities. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for securities where those securities were acquired by this broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

As used in this prospectus and unless the context indicated otherwise, "Notes" refers, collectively, to our "Old Notes" and "New Notes."

ii

PROSPECTUS SUMMARY

        Palace Entertainment Holdings, Inc. is a newly formed entity through which MidOcean Partners, LP ("MOP"), MidOcean Partners II, LP ("MOP II," and together with MOP, "MidOcean") and certain members of senior management acquired Festival Fun Parks, LLC, an issuer of the Notes. This summary highlights certain information concerning our business and the Notes. It does not contain all of the information that may be important to you. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus. Holders of Old Notes are urged to read this prospectus in its entirety, including, among other things, the matters set forth in the "Risk factors" section of this prospectus, before deciding to tender their Old Notes into the exchange offer. Unless the context indicates otherwise, the terms "Palace," "we," "our," "us" and the "Company" refer to Palace Entertainment Holdings, Inc., Festival Fun Parks, LLC, Palace Finance, Inc. and their subsidiaries, the term "Festival" refers to Festival Fun Parks, LLC, the term "Parent" refers to Palace Entertainment Holdings, Inc., the term "Holdings" refers to our new ultimate parent, Palace Holdings Group, LLC and the term "Issuers" refers to Festival and Palace Finance, Inc. In this summary, we refer to our water parks and family entertainment centers ("FECs") generally as "parks." Our fiscal year ends on the first Sunday following December 30, resulting in fiscal years of either 52 or 53 weeks. For example, our fiscal year 2002 ended on January 5, 2003 and contained 53 weeks. Our fiscal years 2003, 2004 and 2005 ended on January 4, 2004, January 2, 2005 and January 1, 2006, respectively, and were comprised of 52 weeks. For simplicity, we refer to the 52- and 53-week periods as ended on December 31 each year.

Our company

        We are one of the largest operators of water parks and FECs in the United States ("U.S."), based on the number of parks operated. As of March 31, 2006, we operated a geographically diverse portfolio of 32 parks in eight states with an attendance that we estimate to be in excess of 10 million guests in 2005. Our parks provide family-oriented and affordable attractions to guests of all ages in clean and attractive environments, offering popular rides and entertainment such as water-themed thrill rides at eight of our parks and arcade games, miniature golf and racing simulators. Each of our parks is a well-established business with a long operating history, with our water parks and our FECs having been in operation for an average of over 23 years and 17 years, respectively. We operate our parks under several established brand names such as Wet 'N Wild®, Splish Splash™, Raging Waters®, Malibu Grand Prix®, Mountasia™, SpeedZone®, Big Kahuna's®, Silver Springs®, Water Country and Boomers!®. Over the last several years, we believe that we have benefited from significant recognition from national and local media. For the year ended December 31, 2005, we had total net revenues of $157.7 million.

        Our parks are located in seven of the 11 largest metropolitan statistical areas ("MSAs") in the U.S., as measured by the U.S. Census Bureau in 2000. We believe that our water parks business benefits from significant barriers to entry including, in certain of our markets, limited access to available real estate and substantial lead times associated with new park development once suitable real estate is identified and acquired, and significant up-front capital costs associated with developing a new park. We estimate that the non-land related start-up costs to build a water park similar to one of our typical water parks would be between $20-30 million and would require two years or more to complete. We believe that the location of many of our FECs along or near major highways provides us a competitive advantage in our markets.

        We were formed in Delaware in June 1998 and have grown to be one of the largest operators of parks in the U.S. through a series of strategic acquisitions of water parks and FECs. We began operations in 1998 with the acquisition of 15 FECs in California and Florida, creating an operating company with combined annual revenue of approximately $58.0 million in 1998. We have continued to expand operations through several subsequent acquisitions, such as Splish Splash™ in 1999, Water Country and Big Kahuna's® in 2000 and Malibu Entertainment (10 FECs) and Alfa Smartparks (one FEC, five water parks and one nature-themed park) in 2002. In 2004, we sold four of our FECs in California and Florida. In addition, the lease for our water park in Las Vegas expired and was not renewed, and the lease for our Anaheim, California FEC was terminated by us.

        In connection with our acquisition, we have also added a new Chief Executive Officer ("CEO") and new Chief Operating Officer ("COO") and will add certain other senior executives that will augment our existing management team. Our new president and CEO, John Cora, has over three decades of amusement park industry experience with the Walt Disney Company, including responsibility for theme park operations at the Disneyland Resort in California. With our current diverse portfolio of 32 parks located in growing markets in or near major metropolitan areas in eight states, we believe that we are poised to continue to provide wholesome and affordable entertainment to families and individuals of all ages in clean and attractive environments.

Water parks and Silver Springs®

        We operate eight traditional water parks in California, Florida, North Carolina, New Jersey, New York and New Hampshire and one nature-themed park in Florida. Our water parks have been in operation for an average of over 23 years and feature a number of attractions. Our typical water park offers 15 to 25 rides and attractions including variable depth pools, water slides, wave pools, action and "lazy" rivers, tube rides and water-themed adventure areas, as well as interactive children's play areas. Our water parks generally operate during an approximate 110-day season from Memorial Day to Labor Day and generate revenues from general admission ticket sales, the sales of food, beverages and souvenir items and stroller and locker rentals. We also operate Silver Springs®, our nature-themed park located on approximately 63 acres of a 267-acre state park in Silver Springs, Florida which showcases a variety of local wildlife and glass-bottom boat tours and hosts a variety of entertainment attractions including concerts. Silver Springs® is open year-round. Each of our water parks and Silver Springs® also offers a variety of food and beverage facilities, retail and merchandise offerings. For the year ended December 31, 2005, our water parks and Silver Springs® had attendance of approximately 2.8 million guests and generated revenues of $78.2 million.

Family entertainment centers

        We operate 23 FECs under such established brands as Malibu Grand Prix®, SpeedZone®, Castle Park, Mountasia™ and Boomers!®. Our FECs have been in operation for an average of over 17 years. Many of our FECs are situated in regions with moderate climates, and all are open year-round, with higher traffic during times when children are not in school. With locations in California, Florida, Georgia, New York and Texas, our FECs are typically five to 13 acres in size and offer a variety of attractions, including some or all of the following: miniature golf courses, go-karts, bumper boats, thrill rides, state-of-the-art arcade games, redemption games, batting cages, rock walls, laser tag and kiddie rides. Two of our FECs offer dragster racing on six lane racing tracks. We believe our pricing structure provides an attractive value proposition for our guests. Our FECs typically do not charge a general admission fee; guests pay for those games they wish to enjoy. Additionally, under certain promotions, we offer bundled pricing and group packages. Our FECs market locally to attract guests from within a 15-mile radius and specifically focus on parents and children. For example, our "Birthday Party Experts" marketing program is designed to reinforce our FECs as a memorable birthday party experience and destination for young children. Each of our FECs also offers a snack bar or other type of food and beverage facility and limited retail and merchandise offerings. Our FECs generate revenues from attractions and the sales of food, beverages and merchandise. For the year ended December 31, 2005, our FECs generated revenues of $79.4 million.

Industry overview

        The U.S. amusement park industry consists of destination, regional and local amusement or theme parks. "Destination" theme parks are those that are the most well known and popular, and they are visited by guests from around the world and often consist of overnight and extended trips. These include Disneyland in California and Walt Disney World Resort in Florida. "Regional" theme parks are those that, while also large, typically draw from a more limited geographic radius of approximately 200 miles. These include Busch Gardens, Knott's Berry Farm and Six Flags. "Local" amusement parks are designed to attract visitors from within a 10 to 50-mile radius of the park. Depending on the size of the facility, local amusement parks tend to have a varying number of attractions and activities to occupy guests for several hours up to a full day. We believe that in the U.S. there are an estimated 160 outdoor water parks that typically attract over 100,000 attendees per year. According to the World Water Park Association, the broader North American water park attendance, including smaller water parks and municipal/city owned pools with water park features, was estimated to be 74 million visitors during the 2004 summer season and has grown at a compound annual growth rate of 3.0% to 5.0% for the five year period ending in 2004.

        The FEC industry is highly fragmented and is comprised of community-based recreational facilities, typically ranging in size from five to 15 acres, with approximately two-thirds of FEC owners operating only one FEC at any one time. An FEC, according to the IALEI, is defined as a community-based recreation/entertainment destination with family appeal which typically contains two or more of the following attractions: miniature golf, batting cages, bumper boats/cars, go-karts, rides, coin-operated games and soft, modular play areas. According to a 2005 survey conducted by the IALEI, a majority of FECs have annual attendance of between 50,000 and 500,000 guests, with per capita spending estimated to range from $5 to $20 per visit.

        We believe that the local amusement park market is an attractive segment of the overall amusement park industry and that the current and projected demographic trends in the U.S. are favorable for our business. The growth in both household formation rates and the number of people in the 20 to 34-year age group are projected to surpass the levels seen over the past five to 10 years. We believe that this will provide strong support for businesses such as ours which provide out-of-home entertainment targeting families with young children. We believe that visitors often prefer local amusement parks over larger regional or destination parks due to their lower ticket prices, greater ease of access, lack of lodging expenses and lower travel expenses. Due to these factors, we believe that the local amusement park segment is less exposed to the adverse effects of unforeseen events that impact consumer travel as well as consumer discretionary spending cycles in general. In addition, the local amusement park segment is less capital intensive than either the regional or destination amusement park segments. For example, a new water park attraction typically costs approximately $500,000 to $1.5 million, compared to approximately $25.0 million for a new high-end roller coaster at a regional amusement park.

Competitive strengths

        Strong portfolio of established assets.    We believe that we have assembled a strong portfolio of attractions in desirable locations. We operate our parks under long-term leases, most of which have an average remaining lease term, including renewals, of approximately 30 years. In addition, our water parks and FECs have operated for an average of over 23 years and 17 years, respectively, through various economic cycles. We also enjoy strong brand recognition in our local markets, and operate under several well-known brand names such as Wet 'N Wild®, Splish Splash™, Raging Waters®, Malibu

Grand Prix®, Mountasia™, SpeedZone®, Big Kahuna's®, Silver Springs® and Boomers!®. Over the last several years, we believe that we have benefited from significant recognition from national and local media.

        One of the largest U.S. operators of water parks and FECs.    We are one of the largest operators of water parks and FECs in the U.S., based on the number of parks operated, with an attendance that we estimate to be in excess of 10 million guests in 2005. We believe that our size provides us with the ability to leverage successful operating practices across our entire park platform and to achieve certain economies of scale as compared to smaller operators who rely on a more limited asset base. Additionally, several of our parks are located in proximity to our other parks which we believe will allow us to leverage regional management and other resources over our asset base.

        Significant barriers to entry.    We believe that our water park business benefits from significant barriers to entry, including limited access to available real estate in our metropolitan locations, substantial lead times associated with new park development once suitable real estate is identified and acquired, and significant up-front capital costs, excluding land acquisition, associated with developing a new park. We estimate that the non-land related start-up costs to build a water park similar to one of our typical water parks would be between $20-30 million and would require two years or more to complete. We believe that the prominent location of many of our FECs along or near major highways provides us a competitive advantage in our markets.

        Geographically diverse portfolio of parks.    We operate 32 parks located in eight states in the northeast, southeast, southwest and west coast of the U.S. Our parks are located in seven of the top 11 MSAs in the U.S. These locations provide us with a large, local market for our parks versus parks located in less densely populated areas. In addition, we believe that the per capita income of residents in our MSAs provides us with an attractive demographic base from which to attract visitors. We believe that our geographic diversity helps to mitigate adverse weather or economic conditions in any one region.

        Strong value proposition relative to other forms of entertainment.    We believe that our parks provide consumers a high-value entertainment option at an attractive cost relative to other alternatives for consumer discretionary entertainment spending. Customers tend to visit our parks and return home on the same day as compared to destination and certain regional amusement parks which often require longer travel and overnight accommodation expenditures. In addition, admission prices at regional and destination amusement parks are typically higher than our water park admission prices and estimated FEC per capita expenditures. We also believe that we do not require the significant annual capital expenditures for new attractions that regional and destination parks require in order to drive attendance and, accordingly, we generate an attractive return on capital investments.

        Strong executive management team with extensive industry experience.    We have hired a new president and CEO and COO who have worked together for the last five years in order to strengthen our management team. Our new president and CEO, John Cora, has over three decades of amusement park industry experience with the Walt Disney Company, including responsibility for theme park operations at the Disneyland Resort which currently has over $1.0 billion in annual revenues. Our new COO, Dan Martinez, has over a decade of experience in the theme park industry, including with Universal Studios and the Walt Disney Company. Chip Cleary, our senior vice president of new business development, who has been with us for over six years, has over 25 years of experience in the amusement park industry and has extensive experience operating, acquiring and building water park assets such as Splish Splash™ in New York.

Business strategy

        Our goal is to maintain and improve upon our position as a leading operator of water parks and FECs in the U.S. We intend to leverage our strong portfolio of established assets and an experienced management team to grow revenues and profitability through the introduction of several near and longer term efficiency measures, cost savings and revenue enhancement initiatives. Our primary focus is to provide our guests with a fun experience at an affordable cost in a clean, safe and friendly environment. We believe that this will enable us to drive growth in attendance at our parks along with improvements in revenue per capita. Certain of these initiatives have been implemented at a limited number of our parks, and we intend to introduce these strategies across our park network. In addition, our new CEO and COO have implemented certain of these initiatives at other amusement parks.

        The key elements of our business strategy are:

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  Focus on guest experience.    We believe that attendance growth and repeat visitation are driven in large part by exceeding our guests' expectations each time they attend one of our parks. To that end, we intend to provide our guests with entertaining attractions and quality food in clean, well maintained facilities at an attractive price. We will continue to train our employees to strive to exceed our guests' expectations each time they attend one of our parks. We believe that exceeding our customers' expectations in these key areas will increase and drive future visits and revenue per capita.

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  Optimize existing operations.    We intend to continue to drive profitability and efficiency improvements by focusing on park-level and company-wide initiatives. These initiatives will include the implementation of best practice and standard operating procedures across our company, the introduction of Point-of-Sale ("POS") terminals throughout our parks to reduce the number of cash transactions, thereby reducing events of shrinkage, the consolidation of purchasing activities to further exploit our economies of scale and the introduction of a regional management structure to allow us to more cost-effectively manage our resources. In addition, we believe that further gains will be realized through improved training of park-level employees.

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  Focus on revenue growth initiatives at our parks.    We intend to pursue several non-capital intensive revenue growth initiatives at our parks. We believe our annual guest attendance, which we estimate to be in excess of 10 million guests in 2005, provides us with an opportunity to increase sponsorship opportunities from national and local consumer-oriented businesses. Additionally, we intend to continue to implement new pricing policies designed to maximize revenue throughout peak and non-peak periods, such as reducing discounts in peak periods and increasing non-peak attendance through a combination of attractive pricing strategies and improved marketing and event programs.

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  Drive repeat visitation and increase guests' in-park spending at FECs.    We believe we can increase repeat visitation and guests' in-park spending by remaining focused on guest experience and positioning our FECs as attractive restaurant alternatives. We believe certain of our FECs currently drive significant repeat visitation through an all-inclusive birthday party offering. We believe this successful offering can be further emphasized throughout our FEC network. These initiatives should also help us further diversify our FEC revenue sources.

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  Enhance and diversify water park revenue.    We intend to continue to increase non-admission revenue, drive off-peak revenues and mitigate the impact of adverse weather conditions at our water parks. We intend to expand our product offerings with items such as midway games, night-time attractions and other "dry" alternatives at our water parks. We believe that the continued implementation of cashless POS systems will increase per capita revenue over our current cash-based system by lowering the barrier to guests' in-park spending on merchandise, retail and food and beverage offerings.

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  Targeted platform optimization and expansion.    We will continue to explore selected lease re-negotiations and potential asset dispositions where we believe it is appropriate, with a particular focus on our FECs. We will continue to explore acquisition, management and greenfield development opportunities in the highly fragmented local amusement park industry and will selectively pursue such opportunities when they meet our strategic goals and financial return criteria.

Transactions summary

        On February 21, 2006, Parent entered into a stock purchase agreement (the "Stock Purchase Agreement") with Palace Entertainment, Inc. ("Seller") and Festival. Pursuant to the Stock Purchase Agreement, Seller sold to Parent, and Parent purchased from Seller, all of the outstanding membership interests of Festival for a purchase price of approximately $216.3 million including acquisition costs. As of the closing of the Stock Purchase Agreement, 100% of Festival's outstanding limited liability company interests were owned by Parent and 100% of Palace Finance's stock was owned by Festival. The purchase price, together with the necessary funds to pay related fees and expenses were financed by the following transactions:

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  a cash equity investment by MidOcean and certain members of senior management of $54.0 million in Holdings which was contributed to Parent (the "Equity Contribution");

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  the issuance by us of the Old Notes; and

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  borrowing $12.0 million under our new senior secured revolving credit facility to fund the operating losses of the Company between February 1, 2006 and closing and adjustments for interest during this period, net of any excess working capital above the agreed target.

        We refer to the purchase under the Stock Purchase Agreement (the "Acquisition"), the Equity Contribution, the offering of the Old Notes, the entry into the senior secured revolving credit facility, the entering into the employment agreements with certain members of our senior management and other related transactions as the "Transactions."

        The following diagram illustrates the Issuers' corporate structure:

Our principal stockholder

        Our primary equity capital is being provided by MidOcean and certain members of senior management. MidOcean is a private equity firm that was founded in 2003 by the former managers of DB Capital Partners, the late-stage private equity investment group of Deutsche Bank. Based in New York and London, MidOcean manages funds with aggregate capital commitments of over $3.0 billion and targets middle market companies in the United States and Europe in industries in which it has extensive knowledge, experience and contacts. Focus industries include consumer and leisure, media and communications, financial and business services and non-cyclical industrials. MidOcean invests in conjunction with management and uses its knowledge, experience and resources to focus on value creation in its portfolio companies. MidOcean currently has investments in a variety of portfolio companies, including Thompson Publishing Group, ONELINK Communications, NeuStar (NYSE: NSR), Jenny Craig, LA Fitness, United Biscuits and bezier.

        Our principal executive offices are located at 4590 MacArthur Boulevard, Suite 400, Newport Beach, California 92660, and our telephone number at that address is (949) 797-9700.

Purpose of the exchange offer

        On April 12, 2006, we sold, through a private placement exempt from the registration requirements of the Securities Act, $150,000,000 of our 10 7/8% Senior Notes due 2014, all of which are eligible to be exchanged for New Notes. We refer to these Notes as "Old Notes" in this prospectus.

        Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the Old Notes. Under the registration rights agreement, we are required to cause a registration statement for substantially identical Notes, which will be issued in exchange for the Old Notes, to be declared effective by the SEC on or prior to April 7, 2007 unless not permitted by applicable law or SEC policy. We refer to the Notes to be registered under this Registration Statement as "New Notes" and collectively with the Old Notes, we refer to them as the "Notes" in this prospectus. You may exchange your Old Notes for New Notes in this exchange offer. You should read the discussion under the headings "—Summary of the Exchange Offer," "The Exchange Offer" and "Description of the New Notes" for further information regarding the New Notes.

        We did not register the Old Notes under the Securities Act or any state securities law, nor do we intend to after the exchange offer. As a result, the Old Notes may only be transferred in limited circumstances under the securities laws. If the holders of the Old Notes do not exchange their Old Notes in the exchange offer, they lose their right to have the Old Notes registered under the Securities Act, subject to certain limitations. Anyone who still holds Old Notes after the exchange offer may be unable to resell their Old Notes.

Summary of the exchange offer

The exchange offer

Securities offered	Up to $150,000,000 aggregate principal amount of 10 7/8% Senior Notes due 2014. The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes.
The exchange offer
We are offering to exchange the Old Notes for a like principal amount at maturity of the New Notes. Old Notes may be exchanged only in integral principal at maturity multiples of $1,000. This exchange offer is being made pursuant to a registration rights agreement dated as of April 12, 2006, which granted the initial purchasers and any subsequent holders of the Old Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.
Expiration date; withdrawal of tender
The exchange offer will expire 5:00 p.m. New York City time, on , 2006, or a later time if we choose to extend this exchange offer. You may withdraw your tender of Old Notes at any time prior to the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the exchange offer.

Resales	We believe that you can offer for resale, resell and otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act if:
	•	you acquire the New Notes in the ordinary course of business:
	•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes; and
	•	you are not an "affiliate" of the Issuers, as defined in Rule 405 of the Securities Act
	•	you are not a broker-dealer.

If any of these conditions is not satisfied and you transfer any New Notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability. Each broker-dealer acquiring New Notes issued for its own account in exchange for Old Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any New Notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the New Notes issued in the exchange offer.
Conditions to the exchange offer
Our obligation to accept for exchange, or to issue the New Notes in exchange for, any Old Notes is subject to certain customary conditions relating to compliance with any applicable law, or any applicable interpretation by any staff of the Securities and Exchange Commission, or any order of any governmental agency or court of law. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for tendering notes held in the form of book-entry interests
The Old Notes were issued as global securities and were deposited upon issuance with Wells Fargo Bank, N.A. Wells Fargo Bank, N.A. issued certificateless depositary interests in those outstanding Old Notes, which represent a 100% interest in those Old Notes, to The Depositary Trust Company. Beneficial interests in the outstanding Old Notes, which are held by direct or indirect participants in the Depository Trust Company, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by The Depository Trust Company. You may tender your outstanding Old Notes by instructing your broker or bank where you keep the Old Notes to tender them for you. In some cases you may be asked to submit the BLUE-colored "Letter of Transmittal" that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under "The Exchange Offer." Your outstanding Old Notes will be tendered in multiples of $1,000.

A timely confirmation of book-entry transfer of your outstanding Old Notes into the exchange agent's account at The Depository Trust Company, under the procedure described in this prospectus under the heading "The Exchange Offer" must be received by the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.
United States federal income tax considerations
The exchange offer should not result in any income, gain or loss to the holders of Old Notes or to us for United States federal income tax purposes. See "Certain United States federal income tax considerations."
Use of proceeds	We will not receive any proceeds from the issuance of the New Notes in the exchange offer.
Exchange agent	Wells Fargo Bank, N.A. is serving as the exchange agent for the exchange offer.
PORTAL market
There is no public market for the outstanding Old Notes or the New Notes. However, you may trade the outstanding Old Notes in the Private Offering Resale and Trading through Automatic Linkages, or PORTAL™, market.
Shelf registration statement	In limited circumstances, holders of Old Notes may require us to register their Old Notes under a shelf registration statement.

The New Notes

        The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act. As a result, the New Notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the Old Notes. The New Notes represent the same debt as the Old Notes. The Old Notes and the New Notes are governed by the same indenture and are together considered a single class of securities under that indenture. Unless the context indicates otherwise, we use the term "Notes" in this prospectus to refer collectively to the Old Notes and the New Notes. The following summary contains basic information about the Notes and is not intended to be complete. For a more complete understanding of the Notes, please refer to the section entitled "Description of New Notes" in this prospectus.

Issuers	Festival Fun Parks, LLC and Palace Finance, Inc.
The New Notes	$150.0 million aggregate principal amount of 10 7/8% Senior Notes due 2014.
Maturity	April 15, 2014.
Interest payment dates	April 15 and October 15, commencing October 15, 2006.
Denominations	$1,000 minimum and $1,000 integral multiples thereof.

Optional redemption
The Notes will be redeemable at our option, in whole or in part, at any time at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption. At any time prior to April 15, 2009, we may redeem up to 35% of the original principal amount of the Notes with the proceeds of one or more equity offerings of our common shares at a redemption price of 110.875% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of redemption.
Mandatory offers to purchase
The occurrence of a change of control will be a triggering event requiring us to offer to purchase from you all or a portion of your Notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Certain asset dispositions will be triggering events which may require us to use the proceeds from those asset dispositions to make an offer to purchase the Notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 365 days to repay certain secured indebtedness including under our senior secured revolving credit facility (with a corresponding reduction in commitment) or to invest in assets related to our business.
Guarantees
The Notes will be guaranteed on a senior unsecured basis by Festival's new parent, Palace Entertainment Holdings, Inc., and, except as described above, all of Festival's existing and future domestic subsidiaries. However, Palace Entertainment Holdings, Inc. will not be subject to any restrictive covenants under the indenture except for the covenant prohibiting merger and consolidation. For more details, see "Description of New Notes." All of our guarantors will also guarantee our obligations under the senior secured revolving credit facility.
Ranking	The Notes and the guarantees will be our, our new parent's and our existing and future subsidiary guarantors' unsecured senior obligations and:
• will rank equally in right of payment with all of our, our new parent's and our subsidiary guarantors' existing and future senior indebtedness;
• will rank senior in right of payment to all of our, our new parent's and our subsidiary guarantors' existing and future subordinated indebtedness;
•
will rank effectively junior to all of our and our subsidiary guarantors' existing and future secured indebtedness including indebtedness under our secured credit facility to the extent of the value of the collateral securing such indebtedness; and
• will rank structurally junior to the indebtedness and other liabilities of any of our subsidiaries that is not a guarantor.

As of March 31, 2006, after giving effect to this offering, our senior secured revolving credit facility and the application of the net proceeds thereof, as described under "Use of proceeds:"
	•	we would have had approximately $163.6 million of total indebtedness; and
•
we would have had commitments under the senior secured revolving credit facility available to us of $40.0 million (such availability reduced by the $4.5 million of issued but undrawn letters of credit as of March 31, 2006); although we borrowed $12.0 million under our senior secured revolving credit facility at the time of the closing of the Transactions.
Covenants
We have issued the Old Notes, and will issue the New Notes, under an indenture with Wells Fargo Bank, N.A., as trustee. The indenture, among other things, limits our ability and the ability of our restricted subsidiaries (as defined under "Description of New Notes") to:
	•	incur, assume or guarantee additional indebtedness;
	•	issue redeemable stock and preferred stock;
	•	repurchase capital stock;
	•	make other restricted payments including, without limitation, paying dividends and making investments;
	•	redeem debt that is junior in right of payment to the Notes;
	•	create liens without securing the Notes;
	•	sell or otherwise dispose of assets, including capital stock of subsidiaries;
	•	enter into agreements that restrict dividends from subsidiaries;
	•	merge, consolidate and sell or otherwise dispose of substantially all our assets;
	•	enter into transactions with affiliates; and
	•	enter into new lines of business.

These covenants are subject to a number of important exceptions and qualifications. However, Parent is not subject to any restrictive covenants under the indenture except for the covenant prohibiting merger and consolidation. For more details, see "Description of New Notes."
Risk factors	Investing in the Notes involves substantial risks. See "Risk Factors" for a description of certain of the risks you should consider before investing in the Notes.

Summary historical and pro forma financial data

        The following summary historical consolidated and pro forma financial data has been derived from, and should be read in conjunction with, our consolidated financial statements and the related notes thereto. The summary historical consolidated financial data as of December 31, 2004 and 2005, and for each of the three years in the period ended December 31, 2005, have been derived from our audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The summary historical consolidated financial data as of December 31, 2003 and for the years ended December 31, 2002 and 2001 have been derived from our consolidated financial statements not included in this prospectus. In addition, the summary historical consolidated financial data for the year ended December 31, 2002 reflects a partial year of operation of the parks acquired in our acquisition of Alfa Smartparks, Inc. and Malibu Entertainment Worldwide, Inc. on July 5, 2002. The summary historical consolidated financial data as of March 31, 2005 and 2006, and for each of the three month periods ended March 31, 2005 and March 31, 2006, have been derived from our unaudited consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

        The information presented below should be read in conjunction with the sections of this prospectus entitled "Capitalization," "Selected consolidated historical financial data," "Management's discussion and analysis of financial condition and results of operations" and the consolidated financial statements and the related notes thereto, which are included elsewhere in this prospectus. Our fiscal year ends on the first Sunday after December 30, resulting in years of either 52 or 53 weeks. For example, our fiscal years 2003, 2004 and 2005 ended on January 4, 2004, January 2, 2005 and January 1, 2006, respectively, and were comprised of 52 weeks.

	Year ended December 31,					Three months ended March 31,
	2001	2002(1)	2003	2004	2005	2005	2006
		(Dollars in thousands)
Statements of operations:
Revenues
Water parks	$27,384	$58,233	$67,550	$68,637	$78,236	$3,387	$3,692
FECs	51,500	63,735	75,057	77,578	79,422	16,593	17,104

Total revenues	78,884	121,968	142,607	146,215	157,658	19,980	20,796
Operating costs and expenses
Cost of products sold	5,462	8,310	10,231	11,069	12,110	1,603	1,707
Salaries and benefits	22,666	34,583	44,260	44,664	47,972	9,333	9,840
Operating and maintenance	12,130	18,697	28,220	29,425	29,845	6,439	7,197
Rent and property taxes	9,244	14,243	19,076	18,445	19,117	4,107	4,529
Other operating costs	3,063	7,889	8,976	9,775	9,615	1,178	1,032
General and administrative	3,761	5,924	7,590	8,414	9,566	2,422	2,781
Impairment losses	—	—	—	11,207	—	—	—
Depreciation and amortization	16,203	19,685	18,263	20,305	17,695	4,302	4,179
Loss (gain) on disposal of assets	(250)	59	(78)	(21)	(33)	(22)	—

Total operating costs and expenses	74,283	109,391	136,538	153,285	145,887	29,362	31,265

Operating income (loss)	4,801	12,577	6,070	(7,070)	11,771	(9,382)	(10,469)
Interest and other expense, net	11,127	14,933	21,580	21,669	22,862	5,739	6,004
Net loss from continuing operations before cumulative effect of change in accounting principle	(6,525)	(2,356)	(15,510)	(28,739)	(11,091)	(15,122)	(16,472)
Cumulative effect of change in accounting principle	—	(31,624)	—	—	—	—	—
Income (loss) from discontinued operations	(1,002)	287	(9,889)	(5,757)	1	—	—

Net loss	$(7,527)	$(33,693)	$(25,399)	$(34,496)	$(11,090)	$(15,122)	$(16,472)

Balance sheet data
Total assets	$153,073	$225,109	$208,038	$172,383	$165,663	$171,514	$164,977
Long-term obligations	$108,355	$78,695	$152,887	$158,587	$160,634	$172,311	$176,489

Cash flow data:
Cash flows from (used in) operating activities	$8,135	$21,716	$14,757	$4,145	$12,524	$(9,473)	$(8,412)
Cash flows from (used in) investing activities	(6,405)	(78,535)	(11,098)	(6,386)	(8,868)	(1,737)	(3,403)
Cash flows from (used in) financing activities	(3,565)	58,022	(698)	206	(763)	13,095	12,200

Net increase (decrease) in cash and cash equivalents	(1,835)	1,203	2,961	(2,035)	2,893	1,885	385
Other financial data:
Depreciation and amortization	16,203	19,685	18,263	20,305	17,695	4,302	4,179
Capital expenditures(2)	7,087	10,934	11,489	10,087	9,434	3,403	1,737
Pro forma financial data:
Cash paid for interest(3)(5)					$17,008		$4,529
	Three months ended March 31, 2006
	Actual	Pro forma(4)(5)
	(Dollars in thousands)
Balance sheet data (at end of period):
Cash and cash equivalents	$5,625	$3,730
Total assets	164,977	232,822
Total debt	181,298	163,637
Member's interest	(33,667)	53,500

(1)
Reflects a partial year of operation of the park acquired in our acquisition of Alfa Smartparks, Inc. and Malibu Entertainment Worldwide, Inc. on July 5, 2002. For the period in 2002 prior to the acquisition of these parks, these parks generated $33.6 million in revenue.

(2)
Includes capital expenditures from discontinued operations of $3.6 million, $1.0 million and $1.0 million in the years ended December 31, 2002, 2003 and 2004, respectively.

(3)
Pro forma cash paid for interest gives effect to the issuance of the Notes at an interest rate of 10 7/8% per annum and the use of proceeds therefrom as discussed in "Use of proceeds" and borrowings under our new senior secured revolving credit facility based on our daily average working capital borrowings during 2005 at an assumed interest rate of LIBOR plus 2.75% per annum as if these transactions had occurred on January 1, 2005. Parent was formed on December 30, 2005 and funded on April 12, 2006. Parent is a guarantor of the Notes. Financial statements of Parent have not been presented as it has no independent assets, liabilities or operations and the guarantees are full and unconditional, joint and several.

(4)
The pro forma balance sheet data assumes that the offering of the Old Notes and the closing of our new senior secured revolving credit facility, and the use of proceeds therefrom as discussed in "Use of proceeds," had occurred on March 31, 2006; in addition to the bond proceeds, we borrowed $12.0 million under our senior secured revolving credit facility at the time of the closing of the Transactions. The pro forma as adjusted basis, reflects the Equity Contribution by MidOcean and certain members of senior management, which was used in the Acquisition, subject to reduction for transaction expenses allocable to the Equity Contribution.

(5)
The pro forma figures are preliminary and subject to change, as we have not prepared our purchase accounting allocations.

RISK FACTORS

        An investment in the Notes is subject to numerous risks, including those listed below. You should carefully consider the risks described below as well as other information and data included in this prospectus. If any of the events described in the risk factors below occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to pay interest and/or principal on the Notes.

Risks related to the Notes

  Our high level of indebtedness and rental expense could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the Notes.

        After giving effect to the offering of the Old Notes and our senior secured revolving credit facility, we are significantly leveraged, and our total pro forma indebtedness as of March 31, 2006 would have been approximately $163.6 million based on the amount of debt we expect to have outstanding. In addition, our senior secured revolving credit agreement provides us with $40.0 million of availability for borrowings and letters of credit (such availability reduced by the $4.5 million of issued but undrawn letters of credit as of March 31, 2006); although we borrowed $12.0 million under our senior secured revolving credit facility at the time of the closing of the Transactions.

        Our substantial degree of leverage could have important consequences for you, including the following:

  •
  it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

  •
  a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, such as our operations, capital expenditures and future business opportunities;

  •
  the debt service requirements of our indebtedness could make it more difficult for us to satisfy our financial obligations, including those related to the Notes;

  •
  it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to any of our competitors and other industry participants that have less debt and/or more capital resources; and

  •
  we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our business and potential growth.

        In addition to our high level of indebtedness, we have significant fixed and contingent rental obligations under our long-term leases for our water parks and FECs. For the year ended December 31, 2005, our aggregate rental payments for these leases, including taxes and operating expenses, was approximately $19.1 million. These obligations could further increase the risks described above. See "Management's discussion and analysis of financial condition and results of operations—Contractual obligations."

  Despite our current level of indebtedness, we may be able to incur substantially more debt. This additional leveraging could further exacerbate the risk described above.

        We and our guarantors may be able to incur substantial additional indebtedness in the future. The terms of the indenture limit, but do not prohibit us or our subsidiaries from doing so. We have the ability to incur indebtedness that is pari passu with the Notes and effectively senior to the Notes to the extent such indebtedness is secured. If new debt is added to our current debt levels, the related risks that we and our guarantors now face could intensify. The guarantors of the Notes are also guarantors under the senior secured revolving credit facility. See "Description of New Notes" and "Description of certain indebtedness."

  The Notes and the guarantees are not secured by our assets and the lenders under our senior secured revolving credit facility and other secured debt are entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

        The Notes and guarantees are effectively junior in right of payment to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. Loans under our senior secured revolving credit facility, and certain senior indebtedness we may incur in the future, are secured by a security interest in substantially all of our and of any future guarantor's assets and in all of the capital stock held by us and any future guarantor. Under the indenture, we are permitted to incur liens securing certain indebtedness, including, without limitation, senior indebtedness (including under our senior secured revolving credit facility), in a maximum aggregate principal amount not to exceed the greater of $77.0 million and, provided that our pro forma consolidated leverage ratio (as defined in the indenture) is not greater than 4.00 to 1.00, 250% of our pro forma consolidated EBITDA (as defined in the indenture), and certain other specified amounts of senior indebtedness, such as capitalized lease obligations and purchase money obligations. If we become insolvent or are liquidated, or if payment under our senior secured revolving credit facility or in respect of any other secured indebtedness is accelerated, the lenders under our senior secured revolving credit facility or holders of other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to our senior secured revolving credit facility or such other senior debt). Upon the occurrence of any default under our senior secured revolving credit facility (and even without accelerating the indebtedness under our senior secured revolving credit facility), the lenders may be able to, as a practical matter, prevent the payment of the Notes and the guarantees either by limiting our ability to access our cash flow or otherwise.

  We may not be able to generate cash to meet our debt service needs.

        Our ability to make payments on and to refinance our indebtedness, including the Notes, and to fund our operations will depend on our ability to generate cash in the future, which is subject in part to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business may not generate sufficient cash flow from operations, and future borrowings may not be available to us under our senior secured revolving credit facility or otherwise in amounts sufficient to enable us to service our indebtedness or to fund our other liquidity needs.

        Our subsidiaries are separate and distinct legal entities. Any future subsidiaries that, pursuant to the terms of the indenture, do not guarantee the Notes will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. Payments to us by our subsidiaries are contingent upon our subsidiaries' earnings. Our subsidiaries' earnings depend on their financial and operating performance, which is affected by prevailing economic and competitive conditions and by financial, business and other factors beyond our control. Our subsidiaries may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Notes.

        If we are unable to service our debt, we will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We may be unable to affect any of these remedies on satisfactory terms, or at all. The senior secured revolving credit facility and the indenture restrict our ability to dispose of assets and use the proceeds from such dispositions. We may not be able to consummate those dispositions or to use those proceeds to meet any debt service obligations then due. See "Description of certain indebtedness" and "Description of New Notes."

        If we cannot make scheduled payments on our debt, we will be in default and, as a result:

  •
  our debt holders could declare all outstanding principal and interest to be due and payable;

  •
  the lenders under our senior secured revolving credit facility could terminate their commitments to loan us money and foreclose against the collateral securing their borrowings; and

  •
  we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the Notes.

  Covenants in our debt agreements restrict our business in many ways.

        The indenture contains various covenants that limit our ability and /or our restricted subsidiaries' ability to, among other things:

  •
  incur, assume or guarantee additional indebtedness;

  •
  issue redeemable stock and preferred stock;

  •
  repurchase capital stock;

  •
  make other restricted payments including, without limitation, paying dividends and making investments;

  •
  redeem debt that is junior in right of payment to the Notes;

  •
  create liens;

  •
  sell or otherwise dispose of assets, including capital stock of subsidiaries;

  •
  enter into agreements that restrict dividends from subsidiaries;

  •
  merge, consolidate and sell or otherwise dispose of substantially all of our assets;

  •
  enter into transactions with affiliates; and

  •
  enter into new lines of business.

        In addition, our senior secured revolving credit facility contains restrictive covenants and requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests.

        A breach of any of these covenants could result in a default under our senior secured revolving credit facility and/or the Notes. Upon the occurrence of an event of default under our senior secured revolving credit facility, the lenders could elect to declare all amounts outstanding under our senior secured revolving credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our senior secured revolving credit facility could proceed against the collateral granted to them to secure that indebtedness. If the lenders under our senior secured revolving credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our senior secured revolving credit facility and our other indebtedness, including the Notes.

  The Notes are structurally junior to all indebtedness of any subsidiaries that in the future are not guarantors of the Notes.

        You will not have any claim as a creditor against any of our subsidiaries that do not guarantee the Notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims against those subsidiaries. In addition, the indenture governing the Notes, subject to some limitations, permits any subsidiaries that in the future do not guarantee the Notes to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

  We may not be able to repurchase the Notes upon a change of control.

        Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding Notes at 101% of their principal amount plus accrued and unpaid interest. We may not be able to repurchase the Notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our senior secured revolving credit facility or other future senior secured indebtedness from repurchasing all of the Notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your Notes unless we are able to refinance or obtain waivers under our senior secured revolving credit facility. Our failure to repurchase the Notes upon a change of control would cause a default under the indenture and a cross-default under the senior secured revolving credit facility. Our senior secured revolving credit facility also provides that certain types of change of control events as defined in such agreement will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt. This would limit our ability to raise cash to purchase the Notes and reduce the practical benefit of the offer-to-purchase provisions to the holders of the Notes. Any of our future debt agreements may contain similar provisions.

        In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a "Change of Control" under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a "Change of Control" as defined in the indenture that would trigger our obligation to repurchase the Notes. Therefore, if an event occurs that does not constitute a "Change of Control" as defined in the indenture, we will not be required to make an offer to repurchase the Notes, and you may be required to continue to hold your Notes despite the event. See "Description of certain indebtedness" and "Description of New Notes—Change of control."

  Federal and state fraudulent transfer laws permit a court to void the Notes and the guarantees, and, if that occurs, you may not receive any payments on the Notes.

        The issuance of the Notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration for our equity (including the issuance of the Notes) will be a fraudulent conveyance if (1) the consideration was paid with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the Notes or a guarantee, and, in the case of (2) only, one of the following is also true:

  •
  we or any of our guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

  •
  payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on the business; or

  •
  we or any of our guarantors intended to, or believed that we would, incur debts beyond our ability to pay as they mature.

        If a court were to find that the issuance of the Notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the Notes or such guarantee or subordinate the Notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the Notes to repay any amounts received with respect to the Notes or such guarantee. The anticipated use of proceeds, which includes the distribution of a portion of the proceeds of this offering to the seller and its equity holders, could increase the risk of such a finding. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Notes. Further, the voidance of the Notes could result in an event of default with respect to our other debt and that of our guarantors that could result in the acceleration of such debt.

        Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the Notes and the guarantees would not be subordinated to our or any guarantor's other debt.

        If the guarantees by our subsidiary guarantors were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor's other debt or take other action detrimental to the holders of the Notes.

  Your ability to transfer the Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the Notes.

        The Notes are a new issue of securities for which there is no established public market. We do not intend to have the Notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems, although we expect that they will be eligible for trading in The PORTAL Market. The initial purchasers have advised us that they intend to make a market in the Notes, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in Notes, and they may discontinue their market-making activities at any time without notice. In addition, such market-making activity may be limited during the exchange offer or while the effectiveness of a shelf registration statement is pending.

        Therefore, we cannot assure you as to the development or liquidity of any trading market for the Notes. The liquidity of any market for the Notes will depend on a number of factors, including:

  •
  the number of holders of Notes;

  •
  our operating performance and financial condition;

  •
  our ability to complete the offer to exchange the Old Notes for the New Notes;

  •
  the market for similar securities;

  •
  the interest of securities dealers in making a market in the Notes; and

  •
  prevailing interest rates.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. We cannot assure you that the market, if any, for the Notes, will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your Notes. Therefore, we cannot assure you that you will be able to sell your Notes, at a particular time nor can we assure you that the price you receive when you sell will be favorable.

Risks related to our business

Adverse weather conditions result in reduced attendance at our parks, which materially reduces our revenues and profitability.

        Adverse weather conditions significantly reduce our guests' attendance because most of the attractions at our parks are outdoors. Attendance at our parks is the key driver of our revenues and profitability, and reduced attendance directly and negatively affects revenues and profitability. Prolonged bad weather and forecasts of bad or mixed weather conditions can reduce the number of people who come to our parks, which materially and adversely affects our revenues and profitability.

Major earthquakes, hurricanes and other instances of severe weather or other natural phenomena would cause significant losses.

        Our parks are subject to interruption in their operating season, decreases in consumer entertainment spending and damage and destruction to park property as a result of severe local weather conditions or other natural phenomena. Many of our parks are located in California and could be materially and adversely affected by damage resulting from a major earthquake. The occurrence of hurricanes, which typically occur in the summer months, particularly in the Southeast U.S., could cause significant damage to our parks in that area of the country, which could materially and adversely affect our overall business. For example, in 2005 our Destin, Florida water park experienced an interruption in its operations which cost us approximately $1.0 million (before insurance) due to hurricane Dennis and our Dania, Florida FEC suffered damage of approximately $1.0 million (before insurance) due to hurricane Wilma. Our insurance may not be sufficient to cover the costs of repairing or replacing damaged equipment and we may suffer a significant decline in revenues if any of our parks or attractions is closed for an extended period of time. In addition, prolonged drought conditions may subject us to restrictions on our use of water, which is essential for the operation of our water parks. Any such restrictions could materially and adversely affect our business and our results of operations.

Accidents and disturbances at our parks could cause materially decreased attendance, revenues and profitability.

        Because all of our water parks feature "thrill rides," attendance at the water parks and, consequently, revenues may be adversely affected by any serious accident or similar occurrence with respect to a ride. Our FECs feature attractions such as miniature race cars, high speed batting cages, bumper boats and laser tag that pose a possible risk of serious personal injury. If a serious personal injury were to occur at one of our parks, attendance at the parks and, consequently, revenues might be materially adversely affected. We cannot assure you that such accidents and injuries will not occur, that attendance will not be adversely affected if they do occur, or that our insurance will adequately cover the costs stemming from such accidents and injuries, or other disturbances and incidents. Any of such disturbances or incidents could also adversely affect our image or the public's perception of our parks' safety, leading to decreased attendance, revenues and profitability. In addition, accidents or injuries at water parks or other FECs or similar amusement parks operated by our competitors may create a perception that our parks and FECs are unsafe, which could cause a decline in attendance, revenues and profitability.

Instances of illness, as well as negative publicity relating thereto, could result in reduced guest attendance and materially and adversely impact our business.

        Instances of waterborne illness, whether or not traced to our water parks, could reduce guest attendance at our parks materially. Claims of illness or injury relating to food quality or handling at the restaurants and food preparation centers at our parks could also cause us to lose attendance materially. In addition, any negative publicity relating to these and other health related matters might affect consumers' perceptions of our parks and reduce guest visits to our parks materially. Any of these events would materially and adversely impact our business.

The operating season at many of our parks is of limited duration, which magnifies the impact of adverse conditions or events.

        Our water parks generally operate during an approximate 110-day operating season, generally from Memorial Day through Labor Day, and, though our FECs are open year-round, there is also significantly greater attendance at our FECs during this period and other periods when children are out of school. As a result, more than 75% of our revenues are generated during the second and third calendar quarters of each year. Thus, when adverse conditions or events, including those described in the risk factors above, occur during these periods, particularly during the peak months of July and August, there is only a limited period of time which the impact of those conditions or events can be offset. Accordingly, such conditions or events occurring during these periods may have a disproportionately adverse effect upon our annual revenues.

Attendance and revenues at our parks are subject to changing consumer preferences, and we must make investments in our parks in order to attract consumers.

        As with other types of recreational facilities and forms of entertainment, our parks are subject to changing consumer tastes, preferences and demands. In general, we compete indirectly with all phases of the entertainment and recreation industry within our primary markets in California, Florida, Georgia, New Hampshire, New Jersey, New York, North Carolina and Texas, including movie theaters, bowling alleys, skating rinks, sporting events, restaurants, zoos, museums, carnivals, aquariums, resorts, natural and historical attractions and playgrounds. Any shifts in consumer preferences for alternative forms of entertainment to our parks could materially and adversely affect attendance and our business.

        In order to anticipate and adapt to the changing consumer preferences, we must continually invest in new and novel rides, amusements, arcade games and attractions. Such investments require capital availability and spending on our part, such as estimated costs ranging from $500,000 to $1.5 million for a significant new ride at one of our water parks. In addition, we may not have the funds necessary to make such investments. The constraints under our previously existing capital structure had limited our ability to make certain investments in certain of our parks, including the appearance and facilities of certain of our FECs and in the attractions at some of our water parks and FECs. When we add new rides, attractions and games at our parks, we may not be successful in predicting which of these rides, attractions and games will be popular. In addition, we may not have the funds necessary to make such investments.

A significant portion of our revenue is generated by our parks in California and a small number of our water parks.

        Sixteen of our parks are located in California and accounted for 52% and 43% of our revenue for the three months ended March 31, 2006 and year ended December 31, 2005, respectively. In addition, five of our water parks accounted for 18% and 38% of our revenue, respectively, during the same periods. As a result, if any of the events noted in these risk factors were to occur at our parks in California as a whole, or at one of our five largest parks by revenue, it could significantly reduce our revenue and cash flows and materially and adversely affect us.

Our business may be harmed by general economic conditions and demographic factors.

        Periods of economic slowdown or recession, whether national, regional or industry-related, may decrease the entertainment expenditures of our customer base. These periods may also be accompanied by decreased consumer demand for water parks and FECs. Our financial results may be adversely affected by changes in prevailing economic conditions, changes in interest rates, inflation, adverse employment conditions, the monetary and fiscal policies of the federal government and of state governments (with respect to any state in which one of our parks is located) and other significant external events as well as changes in demographics in our markets. Actual or perceived fear of recession may also adversely affect our business since such fears tend to lead to increased savings by our target guest demographic, which leads to decreased discretionary spending, adversely affecting attendance at our parks and our results of operations.

Significant competition in the amusement park industry could force us to reduce prices or lose market share.

        Our parks compete directly with other amusement and theme parks and indirectly with all other types of recreational facilities and forms of entertainment, including movie theatres, sports attractions and vacation travel within their market areas. All of these industries and the companies therein compete for the public's limited leisure time and limited disposable income. To compete successfully, we may be required to reduce prices, increase our operating costs or take other measures that could have an adverse effect on our financial condition, results of operations, margins and cash flow. Certain of our existing competitors and potential competitors are larger and have substantially greater financial, marketing and other resources than we do. We might encounter competition from new FECs or water parks developed in the same geographic areas from which our parks draw attendance.

Increases in losses for general liability and workers compensation claims could materially and adversely affect our business and operating results.

        We utilize a combination of self-insurance and insurance coverage programs for property, casualty, workers' compensation and health care insurance. Pursuant to such programs, we are responsible for a specified amount of claims, for instance, currently $500,000 per occurrence in self insurance for general liability and workers compensation claims, and we insure for claims above such limits. Any claims that we self-insure or buy commercial insurance for could increase. In addition, insurance may not be available to us on commercially acceptable terms or at all, or we could experience increases in the cost of such insurance. Any increase in the number of claims or amount per claim or increase in the cost of insurance could materially and adversely affect our results of operations.

        We record a reserve for the self-insured portion of these risks based on estimates using known facts and historical industry trends. Changes in claims and our estimates result in increases in our self-insurance reserve in general, including for prior accounting periods. Such changes would require us to record expenses that could be material and adverse to our operating results.

Future acquisitions and/or park openings may expose us to unanticipated negative consequences.

        We may explore opportunities for the acquisition or construction of water parks or FECs in the future. We may not be able to integrate effectively any water parks or FECs we acquire or build or successfully implement appropriate operational, financial and management systems and controls to achieve the benefits expected to result from such acquisitions or new parks. We may also be subject to unexpected claims and liabilities arising from such acquisitions or new parks. These claims and liabilities could be costly to defend, could be material to our financial position and might exceed either the limitations of any applicable indemnification provisions or the financial resources of the indemnifying parties. The diversion of management's attention and any delays or difficulties encountered in connection with the integration of the businesses we acquire or develop could negatively impact our business and results of operations. Further, the benefits that we anticipate from these acquisitions or new parks or FECs may not be realized.

If we decide to close a facility, we would still be obligated to perform our obligations under the facility's lease.

        We lease all 32 of our existing parks, and 30 of the 32 are under long-term leases that are not cancelable except in limited circumstances. In most of these leases, we are not permitted to cancel the lease if we close our operations at the park because it is not profitable, if we are required to terminate our operations at that location due to changes in the laws or regulations applicable to our operations, or, subject to certain limited exceptions, if we suffer significant damage to our facilities as a result of a natural disaster or inclement weather. We expect additional FECs and water parks that we may acquire in the future to be subject to similar long-term, non-cancelable leases. If we decide to close an existing or future facility, we may nonetheless be committed to perform our obligations under the applicable lease which would include, among other things, payment of the base rent for the balance of the lease term, which would reduce our profitability and limit our ability to expand in other locations.

Our leases contain default provisions and certain of the leases relating to our park properties contain early termination provisions which, if enforced or exercised by the landlord, could significantly impact our operations at those parks.

        Each of our leases permit the landlord to terminate the lease if there is a default under the lease, including, for example, our failure to pay rent, utilities and applicable taxes in a timely fashion or to maintain certain insurance. The leases for our Mountain Creek water park in Vernon, New Jersey and our Mountasia™ FEC in Kingwood, Texas also contain termination provisions that allow the landlord to terminate the lease at the landlord's option. Although, upon termination of the lease at its option, the landlord under our Mountain Creek lease must pay us the unamortized cost of the improvements that we constructed on the property plus four times EBITDA, as defined therein, for the park season that ended immediately prior to the date of termination, we cannot guarantee that such payments will be sufficient to compensate us for the loss of the Mountain Creek park. If a landlord were to terminate its respective lease, it would halt our operations at that park and, depending on the size of the park, could have a negative impact on our financial condition and results of operations. In addition, any disputes that may result from such a termination may be expensive to pursue and may divert money and management's attention from our other operations and adversely affect our financial condition and results of operations.

We are subject to environmental requirements that may adversely affect us.

        We are subject to various federal, state and local environmental laws, ordinances and regulations, including those governing wastewater discharges, the storage, handling, and disposal of hazardous materials and petroleum, and employee health and safety. We incur costs to comply with these laws which may require us to, for example, install and operate pollution control and hazardous material storage equipment, obtain permits, and file reports relating to our operations. From time to time, we may also be subject to fines and penalties for noncompliance with these requirements. As a lessee of real property and a generator of hazardous wastes, we are also subject to laws imposing liability for the investigation and cleanup of contaminated property, including our currently operated parks as well as our formerly owned or operated properties and any offsite locations to which we have sent our wastes for disposal. These laws may impose liability without regard to whether we, as the lessee or generator, knew of or were responsible for the presence of the contamination. Soil and groundwater contamination by petroleum or other hazardous substances has been detected at several of our current park properties, and we cannot guarantee that we will not incur material costs related to these conditions or other conditions that may be discovered in the future. Building materials known or presumed to contain asbestos are present in structures, equipment and elsewhere at certain of our properties, and environmental laws may require us to incur costs relating to the removal or encapsulation of such material when it is in poor condition or in the event of construction, demolition, remodeling or renovation. All such environmental remediation and compliance costs may be significant and, if incurred, will negatively impact our profitability. Noncompliance with these or other environmental, health or safety requirements may result in the need to cease or alter operations at one or more of our parks, which would result in the decreased attendance, revenues and profitability of those parks. Failure to comply with environmental requirements could lead to administrative or judicial enforcement actions resulting in monetary sanctions, and/or orders to implement specific environmental protection measures.

Compliance with the Americans with Disabilities Act could require us to incur significant capital expenditures and litigation costs in the future.

        The Americans with Disabilities Act of 1990, referred to as the ADA, and certain state statutes and local ordinances require, among other things, that places of public accommodation, including both existing and newly constructed parks, be accessible to customers with disabilities. The ADA generally requires that parks be constructed to permit persons with disabilities full use of a park and its facilities. While most of our parks were constructed before the enactment of the ADA and are not subject to most of the requirements of the ADA, any change in law or interpretation of the ADA may require that certain modifications be made to existing parks in order to make them accessible to patrons and employees who are disabled. In addition, when we make improvements at our parks we may be required to comply with the ADA, which increases the cost of the improvements. Regulations have been proposed that would require that miniature golf courses such as those at some of our FECs be made accessible to wheel-chair bound guests. Although we have invested, and continue to invest, amounts in connection with ADA-required upgrades to our parks, some of our parks may be found to not comply with the ADA. We have been involved in some litigation related to one of our parks and we are aware of several lawsuits that have been filed against other park operators by disabled guests alleging that certain park designs violated the ADA. If we fail to comply with the ADA, remedies could include imposition of injunctive relief, fines, awards for damages to private litigants and additional capital expenditures to remedy non-compliance. Imposition of significant fines, damage awards or capital expenditures to cure non-compliance could adversely affect our business and operating results.

Under eminent domain laws and regulations of the various states in which our parks are located, the government may seize all or a portion of the real property on which our parks are located.

        Pursuant to the eminent domain laws and regulations that exist in the states in which each of our parks are located, state government authorities may seize all or a portion of the real property on which our parks are located. This risk is increased due to the location of many of our parks on real estate located near major highways. Such a seizure could result in considerable disruption and expense to us and cause us to shut down one or more of our attractions and/or could result in one or more of our parks being forced to close or relocate. This may result in decreased attendance at or closure of the affected park, thereby negatively affecting our ability to generate revenues. The funds received from the state government as compensation for the seizure of the land may be inadequate to cover our losses resulting from any such seizure of land.

        For example, our Dallas SpeedZone® FEC in Dallas, Texas received notice from the State of Texas Department of Transportation in 2004 of its intention to seize, for a state highway expansion project, a portion of the real property on which the park is located. Though the seizure of the real property has not yet occurred, when it does, it will result in a disruption of our business and will force us to relocate one or more of our go-kart attractions to a place elsewhere on the property and force us to relocate the entrance to the park. In addition, the city of Riverside, California is currently in the process of seizing a portion of roadside property at our Castle Park FEC under the doctrine of eminent domain in order to help build a freeway access ramp. While we do not believe that any of our attractions at this FEC will be affected, our landlord has claimed the full amount of damages incurred because of the condemnation.

We are dependent on hiring an adequate number of hourly employees to run our business and are subject to government regulations concerning these and our other employees, including minimum wage and child labor laws.

        Our workforce is comprised primarily of high-school aged young adults and teachers that work on an hourly basis during our operating season for our water parks and year round with peak summer employment for our FECs. The lack of availability of an adequate number of hourly employees during these times of peak employment and operation would adversely affect our operations.

        We are subject to applicable rules and regulations relating to our relationship with our employees, including minimum wage requirements, child labor laws, health benefits, unemployment and sales taxes, overtime and working conditions and citizenship requirements. A significant number of our hourly personnel at our facilities are paid at rates related to the federal minimum wage. Under federal and state child labor laws, we are regulated in the number of hours, the times and the types of jobs that youths up to the age of 18 are permitted to work. Accordingly, legislated increases in the federal minimum wage, as well as increases in additional labor cost components, such as employee benefit costs, workers' compensation insurance rates, compliance costs and fines for violations of child labor laws or any other costs associated with employees, would increase the labor costs at our parks, which could have a material adverse effect on our business.

Our business is subject to various other government regulations, non-compliance with which could result in park or attraction closures and/or fines.

        We are subject to federal, state and local government regulation relating to the operation of our amusement park rides and food service facilities (including the sale of alcohol at certain of our parks), as well as regulations relating to building and zoning requirements. For example, all the states in which we operate have inspectors, such as the Division of Occupational Safety and Health in California and the Department of Agriculture and Consumer Services in Florida, who periodically examine our rides and attractions for compliance with safety regulations and will issue citations, assess fines and close rides and attractions if violations are found. In addition, we are subject to local health ordinances for the manufacture, handling, storage and labeling of food products in our restaurants. If we do not obtain or retain required licenses or permits, do not pass inspections of our attractions or comply with future changes in existing regulations, we may be required to close our parks or attractions, prevented or delayed from opening new parks or attractions or subject to fines.

We are subject to liabilities and costs associated with our intellectual property.

        We rely on trademarks and service marks to protect our brand name in our markets around the country. Many of these trademarks and service marks have been a key part of establishing our business in the community. We believe these trademarks and service marks have significant value and are important to the marketing of our parks. There can be no assurance that the steps we have taken or will take to protect our proprietary rights will be adequate to prevent misappropriation of our rights or the use by others of features based upon, or otherwise similar to, ours. In addition, although we believe we have the right to use our trademarks and service marks, there can be no assurance that our trademarks and service marks do not or will not violate the proprietary rights of others, that our trademarks and service marks will be upheld if challenged, or that we will not be prevented from using our trademarks and service marks, any of which occurrences could harm our business. From time to time, we enter into agreements with third parties that permit us to use the intellectual property of such third parties at our parks. There can be no assurance that if we enter into such agreements, we will be able to continue using such intellectual property past the expiration of such agreements. The third parties owning such intellectual property may not renew such agreements with us or may increase the cost for us to use such intellectual property to levels that make it cost prohibitive or economically unfavorable for us to continue such arrangements.

We are highly dependent upon key personnel to manage our business effectively and if we are unable to hire additional personnel or retain existing personnel, our operating results could suffer.

        We are highly dependent on the principal members of our management, operations, sales and marketing and technical staff. The loss of any number of these members of management could have a material adverse effect on our operations. We do not have "key-man" life insurance relating to any of our executives. We believe that our future success will depend in large part upon our ability to attract and retain highly skilled managerial and marketing personnel. We face competition for such personnel from other companies and organizations. There is no assurance that we will be successful in hiring or retaining the personnel we require for continued growth.

We are owned by MidOcean and their interests as equity holders may conflict with yours as a creditor.

        MidOcean and certain members of our senior management own us. Through their ownership, they will be able to cause, among other things, the election of a majority of the members of our board of directors. The interests of our equity holders might conflict with those of the holders of the notes as under certain circumstances the holders of the notes might want us to raise additional equity from our equity holders or other investors to reduce our leverage and pay our debts, while our equity holders might not want to increase their investment in us or have their ownership diluted and may instead choose to take other actions, such as selling our assets. See "Security ownership of certain beneficial owners and management" and "Certain relationships and related party transactions."

MARKET AND INDUSTRY DATA AND ATTENDANCE ESTIMATES

        This prospectus includes estimates of market share, industry data, park attendance and forecasts that we obtained from, or are based on, industry publications, park surveys and internal company sources. As noted in this prospectus, the International Association of Amusement Parks and Attractions, the International Association for the Leisure and Entertainment Industry ("IALEI") Annual Report and the World Waterpark Association were the primary sources for third-party industry data and forecasts. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. Our estimate of total attendance at our parks is based on the sum of the gated attendance at our water parks in 2005 and management's estimates of attendance at our family entertainment centers. Management's estimates for our family entertainment centers are based, in part, on attendance figures we have obtained for a limited number of our parks based on data from automated people counters used for limited periods and industry data for attendance at family entertainment centers which we believe are similar to our parks. While we are not aware of any misstatements regarding our industry or attendance data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk factors" in this prospectus.

TRADEMARKS AND TRADENAMES

        We own or have rights to trademarks, service marks, copyrights and trade names that we use in conjunction with the operation of our business including, without limitation, the following: Wet 'N Wild®, Splish Splash™, Raging Waters®, Malibu Grand Prix®, Mountasia™, SpeedZone®, Big Kahuna's®, Silver Springs® and Boomers!®. This prospectus also includes trademarks, service marks and trade names of other companies. Each trademark, service mark or trade name of any other company appearing in this prospectus belongs to its holder. Use or display by us of other parties' trademarks, service marks or trade names is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of the trademark, service mark or trade name owner. See "Risk factors—Risks related to our business—We are subject to liabilities and costs associated with our intellectual property."

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. Forward-looking statements are statements that are not historical facts, including statements about our beliefs and expectations or any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements include, but are not limited to, statements generally preceded by, followed by or that include the words "believe," "expect," "anticipate," "plan," "estimate," "intend," "project," "targets," "likely," "would," "could" or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, strategies, contingencies, financing plans, working capital needs, sources of liquidity, capital expenditures, amounts and timing of expenditures and contemplated transactions.

        Forward-looking statements reflect our current expectations and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to these forward-looking statements include, among others, assumptions regarding demand for our water parks and family entertainment centers, expected pricing levels, the timing and cost of planned capital expenditures, the estimated operational costs for each of our water parks and family entertainment centers, expected outcomes of pending litigation, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors may relate to, among other things:

  •
  adverse weather conditions and other natural phenomena;

  •
  seasonal operations of water parks;

  •
  risk of in-park accidents and health risks;

  •
  changes in consumer preferences;

  •
  reductions in consumer disposable income;

  •
  our ability to compete successfully with other amusement parks and other entertainment providers;

  •
  governmental and environmental requirements and changes in those requirements;

  •
  increases in general liability and workers compensation claims;

  •
  discontinuation of our leases pursuant to termination or default provisions;

  •
  acquisition and retention of key personnel;

  •
  our level of indebtedness;

  •
  restrictions contained in our debt agreements; and

  •
  changes in our ownership structure.

        You should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events. These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties that may cause actual results to differ materially from trends, plans or expectations set forth in the forward- looking statements which, as a result, may adversely affect the value of, and our ability to make payments on, the Notes. These risks and uncertainties may include those discussed in the "Risk factors" section of this prospectus. New risks can emerge from time to time. It is not possible for us to assess all of these risks, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in the forward-looking statements. Given such risks and uncertainties, we urge you to read this prospectus completely with the understanding that actual future results may be materially different from what we plan or expect.

THE EXCHANGE OFFER

Purpose of the exchange offer

        On April 12, 2006, we sold, through a private placement exempt from the registration requirements of the Securities Act, $150,000,000 of our Senior Notes due 2014, all of which are eligible to be exchanged for New Notes. We refer to these Notes as "Old Notes" in this prospectus.

        Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the Old Notes. Under the registration rights agreement, we are required to cause a registration statement for substantially identical Notes, which will be issued in exchange for the Old Notes, to be declared effective by the SEC on or prior to April 7, 2007 unless not permitted by applicable law or SEC policy. We refer to the Notes to be registered under this Registration Statement as "New Notes" and collectively with the Old Notes, we refer to them as the "Notes" in this prospectus. You may exchange your Old Notes for New Notes in this exchange offer. You should read the discussion under the headings "Prospectus Summary—Summary of the Exchange Offer," "The Exchange Offer" and "Description of New Notes" for further information regarding the New Notes.

        We did not register the Old Notes under the Securities Act or any state securities law, nor do we intend to after the exchange offer. As a result, the Old Notes may only be transferred in limited circumstances under the securities laws. If the holders of the Old Notes do not exchange their Old Notes in the exchange offer, they lose their right to have the Old Notes registered under the Securities Act, subject to certain limitations. Anyone who still holds Old Notes after the exchange offer may be unable to resell their Old Notes.

Terms of the exchange offer; period for tendering outstanding Old Notes

        We issued the Old Notes on April 12, 2006 and entered into a registration rights agreement with the initial purchasers. The registration rights agreement requires that we register the Old Notes with the SEC and offer to exchange the registered New Notes for the outstanding Old Notes issued on April 12, 2006.

        Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all Old Notes that were acquired pursuant to Rule 144A or Regulation S validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer. However, Old Notes may be tendered only in integral multiples of $1,000.

        The form and terms of the New Notes are the same as the form and terms of the outstanding Old Notes except that:

  (1)
  the New Notes bear a Series B designation and a different CUSIP number from the Old Notes; and

  (2)
  the New Notes have been registered under the Securities Act and will therefore not bear legends restricting their transfer.

        The New Notes will evidence the same debt as the outstanding securities and will be entitled to the benefits of the indenture.

        Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law, the Delaware Limited Liability Company Act or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, referred to herein as the Exchange Act, and the rules and regulations of the SEC.

        We will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us.

        If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted Old Notes will be promptly returned, without expense, to the tendering holder.

        Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "Fees and Expenses" and "Transfer Taxes" below.

        The exchange offer will remain open for at least 20 full business days. The term "expiration date" will mean 5:00 p.m., New York City time, on            , 2006, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

        To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

  (1)
  notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice,

  (2)
  mail to the registered holders an announcement of any extension, and issue a notice by press release or other public announcement before such expiration date.

        We reserve the right, in our sole discretion:

  (1)
  if any of the conditions below under the heading "Conditions to the exchange offer" shall have not been satisfied,

  (a)
  to delay accepting any Old Notes,

  (b)
  to extend the exchange offer, or

  (c)
  to terminate the exchange offer, or

  (2)
  to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

        Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Procedures for tendering Old Notes through brokers and banks

        Since the Old Notes are represented by global book-entry notes, The Depositary Trust Company or DTC, as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for New Notes. Therefore, to tender Old Notes subject to this exchange offer and to obtain New Notes, you must instruct the institution where you keep your Old Notes to tender your Old Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

        The BLUE-colored "Letter of Transmittal" shall be used by you to give such instructions.

        IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON            , 2006.

        To tender your Old Notes in the exchange offer you must represent for our benefit that:

(1)
You are acquiring the New Notes for your outstanding Old Notes in the ordinary course of business;

(2)
You do not have an arrangement or understanding with any person to participate in the distribution of New Notes;

(3)
You are not an "affiliate" as defined under Rule 405 of the Securities Act;

(4)
You will also have to acknowledge that if you are not a broker-dealer, you are not engaged in and do not intend to engage in a distribution of the New Notes; and

(5)
You will also have to acknowledge that if you are a broker-dealer, and acquired the Old Notes as a result of market making activities or other trading activities, you will deliver a prospectus meeting the requirements of the Securities Act in connection with any for sale of such New Notes.

        You must make such representations by executing the Blue colored "Letter of Transmittal" and delivering it to the institution through which you hold your Old Notes.

        Such institution will have to acknowledge that such representations were made by you.

        You may tender some or all of your Old Notes in this exchange offer. However, your Old Notes may be tendered only in integral multiples of $1,000.

        When you tender your outstanding Old Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

        The method of delivery of outstanding Old Notes and all other required documents to the exchange agent is at your election and risk.

        We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Old Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

  (1)
  reject any and all tenders of any particular Old Note not properly tendered;

  (2)
  refuse to accept any Old Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

  (3)
  waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes before the expiration of the offer.

        Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will reasonably determine. Neither us, the exchange agent nor any other person will incur any liability for failure to notify you or any defect or irregularity with respect to your tender of Old Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for brokers and custodian banks; DTC ATOP account

        In order to accept this exchange offer on behalf of a holder of Old Notes you must submit or cause your DTC participant to submit an Agent's Message as described below.

        The exchange agent, on our behalf will seek to establish an Automated Tender Offer Program ("ATOP") account with respect to the outstanding Old Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC's procedures for such transfers. Concurrently with the delivery of Old Notes, an Agent's Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a "Book-Entry Confirmation."

        The term "Agent's Message" means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent's Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

        Each Agent's Message must include the following information:

  (1)
  Account number of the beneficial owner tendering such Old Notes;

  (2)
  Principal amount of Old Notes tendered by such beneficial owner; and

  (3)
  A confirmation that the beneficial holder of the Old Notes tendered has made the representations for the benefit of the Company set forth under "Procedures for tendering Old Notes through brokers or banks" above.

        BY SENDING AN AGENT'S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTE ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

        The delivery of Old Notes through DTC, and any transmission of an Agent's Message through ATOP, is at the election and risk of the person tendering Old Notes. We will ask the exchange agent to instruct DTC to promptly return those Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Old Notes on behalf of holders of the Old Notes.

Acceptance of outstanding Old Notes for exchange; delivery of New Notes issued in the exchange offer

        We will accept validly tendered Old Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted our validly tendered Old Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us. If we do not accept any tendered Old Notes for exchange because of an invalid tender or other valid reason, the exchange agent will promptly return the certificates, without expense, to the tendering holder. If a holder has tendered Old Notes by book-entry transfer, we will credit the Notes to an account maintained with The Depositary Trust Company. We will credit the account at The Depositary Trust Company promptly after the exchange offer terminates or expires.

        THE AGENT'S MESSAGE MUST BE TRANSMITTED TO EXCHANGE AGENT ON OR BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Withdrawal rights

        You may withdraw your tender of outstanding Notes at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

  (1)
  specify the name of the person that tendered the Old Notes to be withdrawn;

  (2)
  identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes; specify the name and number of an account at the DTC to which your withdrawn Old Notes can be credited.

        We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any outstanding Old Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

Conditions to the exchange offer

        Notwithstanding any other provision herein, we are not required to accept for exchange, or to issue New Notes in exchange for, any outstanding Old Notes. We may terminate or amend the exchange offer, before the expiration of the exchange offer:

  (1)
  if any federal law, statute, rule or regulation has been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  (2)
  if any stop order is threatened or in effect with respect to the registration statement which this prospectus is a part of or the qualification of the indenture under the Trust Indenture Act of 1939; or

  (3)
  if there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer New Notes issued in the exchange offer without registration of the New Notes and delivery of a prospectus, as discussed above.

        These conditions are for our sole benefit and we may assert them at any time before the expiration of the exchange offer. Our failure to exercise any of the foregoing rights will not be a waiver of our rights.

Exchange agent

        You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the BLUE-colored "Letter of Transmittal" to the exchange agent at:

Wells Fargo Bank, N.A.

By facsimile:	In person by hand only:	By overnight courier or	By regular mail or courier:
Facsimile no.: 612-667-4927	Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Building—12th Floor 608 Second Avenue South Minneapolis, MN 55402	registered/certified mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and expenses

        We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

        We will pay the estimated cash expenses connected with the exchange offer.

Accounting treatment

        The New Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the New Notes.

Transfer taxes

        If you tender outstanding Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register New Notes in the name of, or request that your Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING OLD NOTES.

        If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for the rights described in the registration rights agreement and described above, and your Old Notes will continue to be subject to restrictions on transfer when we complete the exchange offer. Accordingly, if you do not tender your Old Notes in the exchange offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered Notes will not continue to be entitled to any increase in interest rate that the indenture provides for if we do not complete the exchange offer.

Consequences of failure to exchange

        The Old Notes that are not exchanged for New Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Old Notes may be resold only:

  (1)
  to us upon redemption thereof or otherwise;

  (2)
  so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

  (3)
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

  (4)
  pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the New Notes

        With respect to resales of New Notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives New Notes (other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act) in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires New Notes in the exchange offer for the purpose of distributing or participating in a distribution of the New Notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes.

Shelf registration

        The registration rights agreement also requires that we file a shelf registration statement if:

  (1)
  we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law or SEC policy;

  (2)
  a law or SEC policy prohibits a holder from participating in the exchange offer;

  (3)
  a holder cannot resell the New Notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder; or

  (4)
  a holder is a broker-dealer and holds Notes acquired directly from us or one of our affiliates.

        We will also register the New Notes under the securities laws of jurisdictions that holders may request before offering or selling Notes in a public offering. We do not intend to register New Notes in any jurisdiction unless a holder requests that we do so.

        Old Notes may be subject to restrictions on transfer until:

  (1)
  a person other than a broker-dealer has exchanged the Old Notes in the exchange offer;

  (2)
  a broker-dealer has exchanged the Old Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

  (3)
  the Old Notes are sold under an effective shelf registration statement that we have filed; or

  (4)
  the Old Notes are sold to the public under Rule 144 of the Securities Act.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes contemplated in this prospectus, you will receive outstanding securities in like principal amount, the form and terms of which are the same as the form and terms of the New Notes, except as otherwise described in this prospectus. The Old Notes surrendered in exchange for New Notes will be retired and canceled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

        The proceeds from the offering of the Old Notes was $150,000,000, less the initial purchasers' commission and fees and expenses. The net proceeds from the offering of the Old Notes, together with borrowings under our senior secured revolving credit facility and proceeds from the Equity Contribution, were used to consummate the Acquisition, and pay fees and expenses related to the Transactions.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2006 on an actual basis and on a pro forma as adjusted to give effect to the offering of the Notes, the Equity Contribution and the application of the estimated net proceeds therefrom as described under "Use of proceeds." This table should be read in conjunction with the sections entitled "Use of proceeds," "Selected consolidated historical financial data" and "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and the related notes to those statements included elsewhere in this prospectus.

	As of March 31, 2006
	Actual	Pro Forma(3)
	(Dollars in thousands)
Cash and cash equivalents	$5,625	$3,730

Total debt
Existing credit facilities	80,125	—
New senior secured revolving credit facility(2)	—	12,000
Second lien note	4,814	—
Mezzanine debt	94,724	—
Capital lease obligations	1,635	1,635
The Notes	—	150,000

Total debt	181,298	163,635
Member's interest(1)	(33,667)	53,500

Total capitalization	$147,631	$217,135

(1)
The pro forma member's interest excludes the impact of transaction expenses.

(2)
At closing $12.0 million of seasonal drawings was drawn against the revolver facility. This facility has a maximum amount available of $40.0 million.

(3)
The pro forma figures are preliminary and subject to change as we have not prepared our purchase accounting allocations.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

        The following selected consolidated historical financial data as of December 31, 2004 and 2005, and for fiscal years 2003, 2004 and 2005 have been derived from our audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The following selected consolidated historical financial data as of December 31, 2001, 2002 and 2003, and for the fiscal years 2001, and 2002 have been derived from our audited consolidated financial statements not included in this prospectus. In addition, the selected consolidated historical financial data for the year ended December 31, 2002 reflects a partial year of operation of the parks acquired in our acquisition of Alfa Smartparks, Inc. and Malibu Entertainment Worldwide, Inc. on July 5, 2002.

        The information set forth presented below should be read in conjunction with the sections of this prospectus entitled "Capitalization," "Summary historical and pro forma financial data," "Management's discussion and analysis of financial condition and results of operations" and the consolidated financial statements and the related notes thereto, which are contained elsewhere in this prospectus.

	Year ended December 31,					Three months ended March 31,
	2001	2002(1)	2003	2004	2005	2005	2006
	(Dollars in thousands)
Statements of operations:
Revenues
Water parks	$27,384	$58,233	$67,550	$68,637	$78,236	$3,387	$3,692
FECs	51,500	63,735	75,057	77,578	79,422	16,593	17,104

Total revenues	78,884	121,968	142,607	146,215	157,658	19,980	20,796
Operating costs and expenses
Cost of products sold	5,462	8,310	10,231	11,069	12,110	1,603	1,707
Salaries and benefits	22,666	34,583	44,260	44,664	47,972	9,333	9,840
Operating and maintenance	12,130	18,697	28,220	29,425	29,845	6,439	7,197
Rent and property taxes	9,244	14,243	19,076	18,445	19,117	4,107	4,529
Other operating costs	3,068	7,889	8,976	9,775	9,615	1,178	1,032
General and administrative	5,761	5,924	7,590	8,414	9,566	2,422	2,781
Impairment losses	—	—	—	11,207	—	—	—
Depreciation and amortization	16,202	19,685	18,263	20,305	17,695	4,302	4,179
(Gain) loss on disposal of assets	(250)	59	(78)	(21)	(33)	(22)	—

Total operating costs and expenses	74,283	109,391	136,538	153,285	145,980	29,362	31,265

Operating (loss) income	4,601	12,577	6,070	(7,070)	11,771	(9,382)	(10,469)
Interest and other expense, net	11,127	14,933	21,580	21,669	22,862	5,739	6,004
Net loss from continuing operations before cumulative effect of change in accounting principle	(6,525)	(2,356)	(15,510)	(28,739)	(11,091)	(15,122)	(16,472)
Cumulative effect of change in accounting principle	—	(31,624)	—	—	—	—	—
Income (loss) from discontinued operations	(1,002)	287	(9,889)	(5,757)	1	—	—

Net loss	$(7,527)	$(33,693)	$(25,399)	$(34,496)	$(11,090)	$(15,122)	$(16,472)

Cash flow data:
Cash flows from (used in) operating activities	$8,204	$21,716	$14,757	$4,145	$12,524	$(9,473)	$(8,412)
Cash flows from (used in) investing activities	(6,405)	(78,535)	(11,098)	(6,386)	(8,868)	(1,737)	(3,403)
Cash flows from (used in) financing activities	(3,634)	58,022	(698)	206	(763)	13,095	12,200

Net increase (decrease) in cash and cash equivalents	(1,835)	1,203	2,961	(2,035)	2,893	1,885	385
Other financial data:
Depreciation and amortization	16,202	19,685	18,263	20,305	17,695	4,302	4,179
Capital expenditures(2)	7,087	10,934	11,489	10,087	9,434	3,403	1,737
Ratio of earnings to fixed charges(3)	*	*	*	*	*		*
Pro forma ratio of earnings to fixed charges(3)(4)(5)					*		*

	As of December 31,					As of March 31,
	2001	2002	2003	2004	2005	2005	2006
	(Dollars in thousands)
Balance sheet data:
Cash and cash equivalents	$216	$1,420	$4,381	$2,347	$5,240	$5,240	$5,625
Total assets	153,073	225,109	208,038	172,383	165,663	171,514	164,977
Total debt	107,917	156,800	158,622	161,759	165,244	175,845	181,298
Member's interest	36,724	51,978	26,469	(5,955)	(17,139)	21,104	(33,667	)(6)

(1)
Reflects a partial year of operation of the park acquired in our acquisition of Alfa Smartparks, Inc. and Malibu Entertainment Worldwide, Inc. on July 5, 2002. For the period in 2002 prior to the acquisition of these parks, these parks generated $33.6 million in revenue.

(2)
Includes capital expenditures from discontinued operations of $3.6 million, $1.0 million and $1.0 million in the years ended December 31, 2002, 2003 and 2004, respectively.

(3)
For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of interest expense plus loan fees, net of accumulated amortization, plus one-third of operating rental expenses which management believes is representative of the interest component of rent expense. Due to losses for each of the periods presented, the coverage ratio was less than 1:1. We would have had to have generated additional earnings of $7,528, $33,694, $25,400, $34,497 and $11,090 for the years ended December 31, 2001, 2002, 2003, 2004 and 2005, respectively, and $16,472 for the three month period ended March 31, 2006, to have achieved a ratio of 1:1 for those periods.

(4)
Assumes that the offering of the Old Notes and the closing of our new senior secured revolving credit facility, and the use of proceeds therefrom as discussed in "Use of Proceeds", had occurred on January 1, 2005.

(5)
The pro forma figures are preliminary and subject to change as we have not prepared our purchase accounting allocations.

(6)
Pro forma member expense excludes impact of transaction expenses.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with our selected consolidated financial and operating data and the consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion includes forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the results referred to in the forward-looking statements, see "Information regarding forward-looking statements."

Overview

        We are one of the largest operators of water parks and FECs in the U.S., based on the number of parks operated. As of March 31, 2006, we operated a geographically diverse portfolio of 32 parks in eight states with an attendance that we estimate to be in excess of 10 million guests in 2005. Each of our parks is a well-established business with a long operating history, with our water parks and our FECs having been in operation for an average of over 23 years and 17 years, respectively. We operate our parks under several established brand names such as Wet 'N Wild®, Splish Splash™, Raging Waters®, Malibu Grand Prix®, Mountasia™, SpeedZone®, Big Kahuna's®, Silver Springs® and Boomers!®.

        Our typical water park offers 15 to 25 rides and attractions including variable depth pools, water slides, wave pools, action and "lazy" rivers, tube rides and water-themed adventure areas, as well as interactive children's play areas. We generate revenue in our water parks from general admission ticket sales, the sales of food, beverages and souvenir items and stroller and locker rentals.

        With locations in California, Florida, Georgia, New York and Texas, our FECs offer a variety of attractions, including some or all of the following: miniature golf courses, go-karts, bumper boats, thrill rides, state-of-the-art arcade games, redemption games, batting cages, rock walls, laser tag and kiddie rides. Two of our FECs offer dragster racing on six racing tracks. Our FECs typically do not charge a general admission fee; guests only pay for those games they wish to utilize. Additionally, under certain promotions, we offer bundled pricing and group packages. Our FECs generate revenues from attractions and the sales of food, beverages and merchandise.

        Attendance at our parks is the key driver of our revenues and profitability. Adverse weather conditions significantly reduce our guests' attendance. In addition, our parks also are subject to changing consumer tastes, preferences and demands which impacts attendance and per capita spending. In general, we compete indirectly with all phases of the entertainment and recreation industry within our primary markets, including movie theaters, bowling alleys, skating rinks, sporting events, restaurants, zoos, museums, carnivals, aquariums, resorts, natural and historical attractions and playgrounds.

        In order to anticipate and adapt to the changing consumer preferences to maintain and increase attendance, we must invest in new rides, amusements, arcade games and attractions. Such investments require capital availability and spending on our part, and we estimate that a significant new ride at one of our water parks may cost between $500,000 to $1.5 million. For the three month periods ended March 31, 2005 and 2006, and the year ended December 31, 2005 we spent $0.6 million, $2.9 million and $2.6 million, respectively, on new rides and attractions.

        Our operating costs and expenses consist of the following: cost of products sold, which primarily includes costs of food and beverage, arcade redemption prizes and merchandise; salaries and benefits, which include the costs of our park level fulltime and part time employees; operating and maintenance, which include outside services, supplies and spare parts, maintenance and utilities; rent (a portion of which are percentage rents) and property taxes, which includes all park level rent and property tax expenses (offset by rental income earned from the sublease of building space and/or land); other operating costs which include all advertising, promotion and marketing program expenses (including television, radio and print advertising) and general and administrative expenses, which includes all corporate overhead including corporate salaries, office rent, insurance costs and fees to outside professional service providers; and depreciation and amortization, which is primarily related to our leasehold improvements. All of our facilities are on leased property. Certain of our expenses are relatively fixed, and costs for full-time employees, outside services, maintenance, utilities, insurance, depreciation and amortization and occupancy costs do not vary significantly with attendance. We add significant numbers of seasonal employees during the warmer months of the year, primarily from Memorial Day to Labor Day. Our workforce is comprised primarily of high-school aged young adults and teachers who work on an hourly basis during our operating season for our water parks and year round with peak summer employment for our FECs. A significant number of our hourly personnel at our facilities are paid at rates related to the federal minimum wage. Under federal and state child labor laws, we are regulated in the number of hours, the times and the types of jobs that youths up to the age of 18 are permitted to work.

        Our eight water parks and one nature park have gated entrances, which allows us to track admissions and per capita spending for these parks. We generally do not track attendance and per capita spending for our 23 non-gated FECs.

        Our business is highly seasonal. Generally, our water parks operate on an approximate 110-day operating season, generally from Memorial Day through Labor Day, and though our FECs are open year-round, there is also significantly greater attendance at our FECs during this period and other periods when children are out of school. In 2005, our water park with the longest operating period was open for 141 days while our park with the shortest operating period was open for 79 days. As a result, more than 75% of our revenues are generated during the second and third calendar quarters of each year. We believe that the spending at our FECs varies widely among our customers based on age and other demographic factors, and the location and nature of the attractions of the park.

        Our business is concentrated geographically and by the size of our parks. Sixteen of our parks are located in California and accounted for 52% of our revenue for the three months ended March 31, 2006 and 43% of our revenue in 2005. In addition, two of our water parks accounted for 18% of our revenue for the three months ended March 31, 2006 and five of our water parks accounted for 38% of our revenue in 2005.

        Our strategic initiatives after the Transactions include implementing several near-term expense reduction initiatives. As part of these initiatives we plan to shift to a regional organizational structure as well as focus on better leveraging our full time water park employees on a year-round basis. We believe these two initiatives will allow us to reduce our park level management expenses. Additionally, we plan to relocate the corporate offices to a less expensive location, or sublet a portion thereof, which we expect will reduce corporate office rent expense. We expect general and administrative expenses to increase due to additional headcount in finance and additional audit and legal fees as a result of our becoming a reporting company in connection with the registration of the notes. We also intend to increase spending on marketing, including concerts and other events.

        In connection with this sale process we also expect to incur certain one-time transactional and restructuring expenses. These include but are not limited to expenses associated with consulting service agreements with members of existing management, severance costs and moving expenses.

Acquisitions and dispositions of parks

        In July 2002, we acquired 17 parks through two acquisitions. These acquisitions, the Alfa Smartparks, Inc. and Malibu Entertainment Worldwide, Inc. acquisitions, were accounted for by the purchase method, and the results of operations have been included in our operating results since the respective dates of acquisition. The aggregate of the purchase price for the parks acquired in 2002 approximated $112.0 million including acquisition costs, and was paid in the form of $80.1 million (net of cash received of $0.4 million) in cash, a $25.5 million issuance of preferred stock by our former parent and $5.4 million of liabilities assumed. The aggregate purchase price was allocated based on the fair value of the assets at the respective dates of acquisition, which resulted in approximately $15.0 million excess of purchase price over net assets acquired of which was allocated to goodwill.

        During 2004, we sold four of our parks. The divestitures generated net cash proceeds of $2.1 million, which was used to pay down debt and to make investments in our remaining parks. In addition, we closed two of our parks during 2004. At one of these parks we terminated our lease and at the second our lease included a provision for an early termination option by our landlord which was exercised by the landlord.

        The results of these six sold or closed parks have been reflected in discontinued operations for all periods presented. Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," our consolidated financial statements have been reclassified for all periods presented to reflect the operations, assets and liabilities of these six parks as discontinued operations. As a consequence, our income (loss) from discontinued operations was ($0.1) million, $2.3 million and $0.0 million for the years ended December 31, 2003, 2004 and 2005, respectively. In addition, we incurred impairment charges and losses on sales of assets of $9.8 million and $8.1 million for the years ended December 31, 2003 and 2004, respectively. All of the parks were sold and/or closed during the year ended December 31, 2004. Accordingly, we had no corresponding amounts for the year ended December 31, 2005 or for the quarter ended March 31, 2006.

The Transactions

        On February 21, 2006, Parent entered into the Stock Purchase Agreement with the Seller and Festival Fun Parks, LLC to acquire Festival Fun Parks, LLC for approximately $216.3 million including acquisition costs. The parties have established a $3.0 million escrow account as the sole recourse to satisfy any indemnification claims made by Parent pursuant to the Stock Purchase Agreement, other than a breach of certain core representations, and a $0.5 million escrow established to satisfy any working capital shortfall. Parent has supplemented the indemnification escrow by purchasing a representation and warranty and insurance policy that allows us to, subject to the terms and conditions of the policy, recover losses that are in excess of the escrow up to $15.0 million in the aggregate.

        The effects of the Acquisition will be accounted for by us under the purchase method of accounting. Purchase accounting requires that the historical carrying value of assets acquired, including property, plant and equipment, tangible assets, intangible assets and leases, and liabilities assumed be adjusted to fair value, with any excess of purchase price over fair value allocated to goodwill. Purchase accounting may yield results, including as a result of changes in depreciation and amortization expense and rent expense, that are not comparable on a period-to-period basis due to the different, and sometimes higher, cost basis associated with the allocation of the purchase price. We have not made any estimate of the fair values of assets and liabilities. The purchase accounting adjustment to reflect the fair value of the assets acquired and liabilities assumed will be based upon management's estimates supported by appraisals by independent parties and other estimates of fair values, and are subject to change.

Results of operations

        We incurred net losses of $25.4 million, $34.5 million and $11.1 million for the years 2003, 2004 and 2005 respectively. The following table sets forth statement of operations data and other data for the periods indicated:

	Year ended December 31,			Three months ended March 31,
	2003	2004	2005	2005	2006
	(Dollars in thousands)
Statement of operations:
Revenues
Water parks	$67,550	$68,637	$78,236	$3,387	$3,692
FECs	75,057	77,578	79,422	16,593	17,104

Total revenues	142,607	146,215	157,658	19,980	20,796
Operating costs and expenses
Cost of products sold	10,231	11,069	12,110	1,603	1,707
% of Revenues	7.2%	7.6%	7.7%	8.0%	8.2%
Salaries and benefits	44,260	44,664	47,972	9,333	9,840
% of Revenues	31.0%	30.5%	30.4%	46.7%	47.3%
Operating and maintenance	28,220	29,425	29,845	6,439	7,197
% of Revenues	19.8%	20.1%	18.9%	32.2%	34.6%
Rent and property taxes	19,076	18,445	19,117	4,107	4,529
% of Revenues	13.4%	12.6%	12.1%	20.5%	21.7%
Cost of Revenues	101,787	103,603	109,044	21,482	23,273
% of Revenues	71.4%	70.9%	69.2%	107.5%	111.9%
Other operating costs	8,976	9,775	9,615	1,178	1,032
% of Revenues	6.3%	6.7%	6.1%	5.9%	5.0%
General and administrative	7,590	8,414	9,566	2,423	2,781
% of Revenues	5.3%	5.8%	6.1%	12.1%	13.3%
Selling, general and administrative	16,566	18,189	19,181	3,601	3,813
% of Revenues	11.62%	12.44%	12.17%	18.02%	18.34%
Impairment losses	—	11,207	—	—	—
Depreciation and amortization	18,263	20,305	17,695	4,302	4,179
(Gain) loss on disposal of assets	(78)	(21)	(33)	(22)	—

Total operating costs and expenses	136,538	153,285	145,887	29,363	31,264

Operating (loss) income	6,070	(7,070)	11,771	(9,382)	(10,469)
Interest and other expense, net	21,580	21,669	22,862	5,740	6,004
Net loss from continuing operations	(15,510)	(28,739)	(11,091)	(15,122)	(16,473)
Net loss	$(25,399)	$(34,496)	$(11,090)	$(15,122)	$(16,473)

        The Company has two reportable segments, FECs and water parks. The accounting policies of the segments are the same as those described in critical accounting policies below. Net income (loss) of segments does not include interest income or expense and provision for income taxes. The following table sets forth certain statement of operations data by segment and other data for the periods indicated:

	Year ended December 31,			Three months ended March 31,		Year ended December 31,				Three months ended March 31,
	Water parks					FECs
	2003	2004	2005	2005	2006	2003	2004		2005	2005	2006
	(Dollars in thousands)
Revenues, net	$67,550	$68,637	$78,236	$3,387	$3,692	$75,057	$77,578		$79,422	$16,593	$17,104
Segment-level net income (loss)	9,590	9,088	13,424	(6,691)	(7,268)	4,620	(6,626	)(1)	7,935	(198)	(278)
Segment-level capital expenditures	5,313	3,990	4,093	918	2,659	4,248	4,846		5,264	1,471	1,072

(1)
2004 FEC net loss includes impairment losses of $11.2 million.

	Year ended December 31,				Three months ended March 31,
	2002(1)	2003	2004	2005	2005	2006
Water park operating data:
Water park attendance	3,076,396	2,607,427	2,628,157	2,833,935	159,989	175,563
Per capita spending	$24.18	$25.91	$26.12	$27.61	$21.16	$21.02

(1)
Figures are adjusted to reflect a full year of operating performance of Alfa parks acquired in July 2002.

Three months ended March 31, 2006 and 2005

        Revenue.    Revenue for the three months ended March 31, 2006 totaled $20.8 million compared to $20.0 million for the same period in 2005, an increase of $0.8 million or 4.1%. The increase in 2006 resulted primarily from higher attendance at the Silver Springs Park driven by a stronger concert line up than in 2005, and a 3% increase in FEC revenue driven primarily by our continued focus on improving service levels and overall park appearance.

        Park operating expenses.    Our park level operating expenses totaled $23.3 million for the three months ended March 31, 2006 compared to $21.5 million for the same period in 2005, an increase of $1.8 million or 8.3%. The primary drivers in each expense category were as follows:

  •
  Cost of products sold increased $0.1million or 6.5% for the three months ended March 31, 2006 compared to the same period in 2005 primarily due to costs for incremental food, beverage and merchandise relating to the increase in revenues.

  •
  Salaries and benefits increased $0.5 million or 5.4% for the three months ended March 31, 2006 compared to the same period in 2005 due primarily to increased man hours of hourly employees to service higher attendance levels and to strengthen customer service efforts in the FECs. In addition, in the water park division we began park opening preparations earlier in 2006 than in 2005 in order to be better prepared for the spring and summer openings.

  •
  Operating and maintenance costs increased $0.8 million or 11.8% for the three months ended March 31, 2006 compared to the same period in 2005 due primarily to accelerated park opening preparations in the water park division, and catch up of deferred maintenance costs at the Dania FEC of $0.2 million.

  •
  Rent and property taxes increased $0.5 million or 10.8% due primarily to increases in rent tied to inflation or park performance, as well as slight increases in property taxes tied to statutory rate increases. Included in rent and property tax expense was $0.1 million and $0.1 million for the three months ended March 31, 2006 and 2005, respectively, of rent expense not currently due.

        Selling, general and administrative expenses.    Selling, general and administrative expenses totaled $3.8 million for the three months ended March 31, 2006 compared to $3.6 million for the same period in 2005, an increase of $0.2 million or 5.5%. The increase was primarily driven by costs of $0.4 million associated with the sale of the Company in 2006, offset partially by a decrease in advertising costs of $0.1 million related mostly to the FEC segment.

        Depreciation and amortization.    Depreciation and amortization totaled $4.2 million for the three months ended March 31, 2006 compared to $4.3 million for the same period in 2005.

        Interest expense, net.    Interest expense, net totaled $6.0 million for the three months ended March 31, 2006 compared to $5.7 million during the same period in 2005, an increase of $0.3 million or

4.6%. The increase in interest expense, net was due to additional debt borrowing and higher interest rates.

        Loss from operation.    The foregoing resulted in a loss from operations of $16.5 million for the three months ended March 31, 2006 and $15.1 million for the same period in 2005.

Years ended December 31, 2005 and 2004

        Revenue.    Revenue in 2005 totaled $157.7 million compared to $146.2 million for 2004, an increase of $11.5 million (7.8%). The increase in 2005 resulted from a 5.7% increase in per capita revenue and a 7.8% increase in attendance at our water parks and an overall revenue increase of approximately 2.4% at our FECs. We believe the increase in water park revenue was primarily due to increased attendance and per capita spending. We also believe that the increase in water park attendance and per capita spending also resulted from the continued initiatives to enhance our parks including the addition of new attractions at certain of our locations, continued reductions in discounting and improved weather conditions in the Northeast partially offset by adverse weather conditions in other areas including hurricanes in the Southeast. We believe the increase in our FEC revenue was primarily attributable to our continued focus on increasing guest satisfaction by improving service levels and overall park appearance.

        Park operating expenses.    Our park level operating expenses totaled $118.7 million in 2005 compared to $113.4 million in 2004, an increase of $5.3 million (4.7%). The primary drivers in each expense category were as follows: Cost of products sold rose $1.0 million (9.4%) in 2005 compared to 2004 primarily due to costs for incremental food, beverage and merchandise sales relating to the increase in revenues. Salaries and benefits rose $3.3 million (7.4%) in 2005 compared to 2004 due primarily to increased seasonal employees to service higher attendance levels and strengthen customer service efforts as well as increased incentive compensation for park-level employees. Operating and maintenance costs rose $0.4 million (1.4%) in 2005 compared to 2004, though they declined as a percentage of revenues (18.9% vs. 20.1%) due primarily to growth in the business. Rent and property taxes rose $0.7 million (3.6%) due primarily to scheduled increases in rent tied to inflation and individual park performance as well as lower rent expense in 2004 due to negotiated property tax reductions in 2004. Included in rent and property tax expense was $0.3 million and $0.5 million in 2005 and 2004, respectively, of rent expense not currently due. Other Operating costs were in line with 2004 levels, declining slightly $0.2 million (1.6%) due to a decrease in FEC marketing spend offset by increased marketing spend at the water parks.

        General and administrative expenses.    General and administrative expenses totaled $9.6 million in 2005 compared to $8.4 million in 2004, an increase of $1.2 million (13.7%). The increase was primarily driven by costs of $1.5 million associated with refinancing and sale processes explored during 2005 as compared to similar costs of $0.5 million during 2004, and higher incentive compensation payments.

        Impairment losses.    We recorded no impairment losses for the year ended December 31, 2005 and impairment losses of $11.2 million for the year ended December 31, 2004 in connection with our annual review of the carrying values of our property and equipment and goodwill.

        Depreciation and amortization.    Depreciation and amortization totaled $17.7 million in 2005 compared to $20.3 million in 2004, a decrease of $2.6 million (12.9%). The decrease was primarily the result of a decrease in depreciation that resulted from the impairment write-off of assets in 2004.

        Interest and other expense, net.    Interest and other expense, net totaled $22.9 million in 2005 compared to $21.7 million in 2004, an increase of $1.2 million (5.5%). Our interest expense, net was $23.0 million for 2005 and $21.4 million for 2004 while our other expense, net was $0.0 million and

$0.3 million for 2005 and 2004, respectively. The increase in interest expense, net was due to increased debt levels and higher interest rates.

        Loss from continuing operations.    The foregoing resulted in a loss from continuing operations of $28.7 million for 2004 and $11.1 million for 2005.

Years ended December 31, 2004 and 2003

        Revenue.    Revenue in 2004 totaled $146.2 million compared to $142.6 million for 2003, an increase of $3.6 million (2.5%). The increase in 2004 resulted from a 0.8% increase in per capita revenue and a 0.8% increase in attendance at our water parks and an overall revenue increase of approximately 3.4% at our FECs. We believe the increase in water park attendance and revenue was primarily due to increased spending on marketing efforts and the reduction of discounting to improve per capita spending. The increase in our FEC revenue was primarily attributable to senior management's focus on improving guest satisfaction to drive increased spending and higher repeat visitation rates.

        Park operating expenses.    Our operating expenses totaled $113.4 million in 2004 compared to $110.8 million in 2003, an increase of $2.6 million (2.3%). The primary drivers in each expense category were as follows: Cost of products sold rose $0.8 million (8.2%) in 2004 compared to 2003 increasing as a percentage of sales from 7.2% to 7.6%. The primary driver of this increase was growth in the base cost of food and beverage products. Salaries and benefits rose $0.4 million (0.9%) in 2004 primarily due to cost of living increases for full time employees. Operating and maintenance costs rose $1.2 million (4.3%) in 2004 compared to expenses for 2003 due primarily to efforts to improve park appearances and add additional concerts to our Silver Springs® venue. Rent and property taxes declined $0.6 million (3.3%) due primarily to a negotiated reduction of our Silver Springs® rental costs and various negotiated property tax reductions. Included in rent and property tax expense was $0.5 million and $1.0 million in 2004 and 2003, respectively, of rent expense not currently due. Other operating costs increase $0.8 million (8.9%) due to increased spending on sales and marketing.

        General and administrative expenses.    General and administrative expenses totaled $8.4 million in 2004 compared to $7.6 million in 2003, an increase of $0.8 million (10.9%). The increase was primarily driven by non-recurring costs of $0.3 million associated with the Anaheim FEC lease termination and costs of $0.2 million incurred for the proposed refinancing of the business in 2004.

        Impairment losses.    We recorded impairment losses of $11.2 million and no impairment losses for the years ended December 31, 2004 and 2003, respectively, in connection with our annual review of the carrying values of our property and equipment and goodwill.

        Depreciation and amortization.    Depreciation and amortization totaled $20.3 million in 2004 compared to $18.3 million in 2003, an increase of $2.0 million (11.2%). The increase was primarily due to additions to property with relatively shorter useful lives.

        Interest and other expense, net.    Interest and other expense, net totaled $21.7 million in 2004 compared to $21.6 million in 2003, an increase of $0.1 million (0.4%). Our interest expense, net was $21.4 million for 2004 and $20.0 million for 2003 while our other expense, net was $0.4 million for 2004 and $1.6 million for 2003. The decrease in other expense, net primarily reflected decreased legal fees that had been associated with our debt refinancing in 2003.

        Loss from continuing operations.    The foregoing resulted in a loss from continuing operations of $15.5 million for 2003 and $28.7 million for 2004.

Liquidity and capital resources

        Historical.    During the three months ended March 31, 2006 and 2005, net cash used by operating activities was $8.4 million and $9.5 million, respectively. Because our business is seasonal and involves significant levels of cash transactions, factors impacting our net operating cash flows are the same as those impacting our cash-based revenues and expenses discussed above.

        Net cash used in investing activities was $3.4 million and $1.7 million for the three months ended March 31, 2006 and 2005, respectively, primarily driven by capital expenditures for refurbishments and improvements to our parks.

        Net cash provided by financing activities for the three months ended March 31, 2006 and 2005 was $12.2 million and $13.1 million, respectively, driven mainly by issuance of long term debt to fund capital expenditures and operating losses.

        During the years ended December 31, 2003, 2004 and 2005, net cash provided by operating activities was $14.8 million, $4.2 million and $12.5 million, respectively. Because our business is seasonal and involves significant levels of cash transactions, factors impacting our net operating cash flows are the same as those impacting our cash-based revenues and expenses discussed above.

        Net cash used in investing activities was $11.1 million, $6.4 million and $8.9 million for the years ended December 31, 2003, 2004, and 2005, respectively. For the years ended December 31, 2003, 2004 and 2005, we spent $11.1 million, $9.9 million and $9.2 million, respectively, in cash primarily on capital expenditures for refurbishments and improvements to our parks. Partially offsetting these expenditures were cash receipts of $0.2 million, $3.5 million and $0.3 million for the years ended December 31, 2003, 2004 and 2005, respectively, primarily from the disposal of various parks assets.

        Net cash provided by (used in) financing activities for the years ended December 31, 2003, 2004 and 2005 were $(0.7) million, $0.2 million and $(0.8) million, respectively. During 2002, we raised $136.1 million and $20.0 million, net of related costs and expenses, from our issuance of long-term debt and the sale of preferred stock by our former parent, respectively, primarily to finance the purchase of 18 parks as well as to refinance certain of our long-term debt obligations totaling $96.1 million. In addition, during the years ended December 31, 2003, 2004 and 2005, cash provided by borrowing from our long-term debt including our revolver was $34.0 million, $45.6 million and $33.9 million, respectively, while making repayments under the revolving line of credit and other scheduled debt repayments totaling $33.8 million, $43.3 million and $33.5 million, respectively. The constraints under our previously existing capital structure had limited our ability to make certain investments in certain of our parks, including the appearance and facilities of certain of our FECs and in the attractions at some of our water parks and FECs.

        Post Transactions.    Our primary source of liquidity will continue to be cash flow from operations. We will also have available funds under our revolving credit facility subject to certain conditions. We expect that our primary liquidity requirements will be for funding operating losses during the water park off-season, capital expenditures, and working capital.

        We plan to increase our spending on capital expenditures as compared to prior periods as we continue to invest to improve the appearances and facilities at some of our parks, primarily the FECs, and to drive growth at water parks and FECs. During 2006, we expect to spend between $11.0-$14.0 million on capital expenditures, and any amounts not spent in 2006 may be carried over to the 2007 capital expenditure budget.

        In connection with the Transactions, we incurred substantial amounts of debt, including amounts outstanding under the notes and our senior secured revolving credit facility. As of the closing of the Acquisition, we had total debt of approximately $163.6 million comprised of $150.0 million of notes, $12.0 million of seasonal borrowings on our new revolving credit facility, and $1.6 million of capital leases. Interest payments on this indebtedness will significantly reduce our cash flow from operations. However, as a result of the refinancing of our debt in connection with the Transactions from the proceeds of the Equity Contribution and the notes, we expect our annual interest expense to decrease and we will no longer be subject to annual debt amortization payments; these debt amortization payments totaled approximately $5.2 million in 2005.

        Our new senior secured revolving credit facility consists of a $40.0 million revolving credit facility (such availability reduced by the $4.5 million of issued but undrawn letters of credit), with $12.0 million drawn at close to fund the operations of Festival between February 1, 2006 and the closing of the Transactions. Due to the seasonal nature of our business, we are dependent upon our revolving credit facility to fund off-season expenses with seasonal borrowings typically peaking during our fiscal second quarter. Our ability to borrow under the revolving credit facility is dependent upon compliance with certain conditions, including satisfying certain financial ratios and the absence of any material adverse change.

        The degree to which we are leveraged could adversely affect our liquidity. Our liquidity could also be adversely affected by unfavorable weather, accidents or the occurrence of an event or condition, including negative publicity or significant local competitive events, that significantly reduces paid attendance and, therefore, revenue at any of our parks. In addition, our anticipated cash flows could be materially adversely affected by the occurrence of certain of the risks described in "Risk factors." In that case, we would need to seek additional financing.

        We believe, based on historical and anticipated operating results, that cash flows from operations, available cash and available amounts under the new senior secured revolving credit facility will be adequate to meet our future liquidity needs, including anticipated requirements for working capital, capital expenditures and scheduled debt requirements for the forseeable future.

Off balance sheet arrangements

        We have no off-balance sheet arrangements.

Contractual obligations

        The following table summarizes the timing of our required payments due under various contractual obligations as of December 31, 2005:

	Less than One Year	One Year to Three Years	Three Years to Five Years	Thereafter	Total
	(Dollars in thousands)
As of December 31, 2005:
Long-term debt including interest	$24.7	$186.4	$—	$—	$211.1
Capital lease obligations	0.9	0.9	—	—	1.8
Park and office leases(1)	13.1	39.9	27.0	213.0	293.0

	$38.7	$227.2	$27.0	$213.0	$505.9

(1)
Does not include annual rent escalations associated with the consumer price index or any percentage rent in excess of minimum levels. In 2005, our total rent payments were $15.5 million. See "Note 11. Commitments and contingencies" in the financial statements included elsewhere in this prospectus.

        The following table summarizes the timing of our required payments due under various contractual obligations as of December 31, 2005 on a pro forma basis, giving effect to the Transactions and the offering of the Notes:

	Less than One Year	One Year to Three Years	Three Years to Five Years	Thereafter	Total
	(Dollars in thousands)
As of December 31, 2005 (pro forma)(1):
Long-term debt including interest	$8.1	$40.8	$32.6	$198.9	$280.4
Capital lease obligations	0.9	0.9	—	—	1.8
Park and office leases(2)	13.1	39.9	27.0	213.0	293.0

	$22.1	$81.6	$59.6	$411.9	$575.2

(1)
The pro forma figures are preliminary and subject to change as we have not prepared our purchase accounting allocations.

(2)
Does not include annual rent escalations associated with the consumer price index or any percentage rent in excess of minimum levels. In 2005, our total rent payments were $15.5 million. See "Note 11. Commitments and contingencies" in the financial statements included elsewhere in this prospectus.

Impact of inflation

        Substantial increases in costs and expenses could impact our operating results to the extent such increases could possibly not be passed along to our guests. In particular, increases in labor, supplies and utility expenses could have an impact on our operating results. The majority of our employees are seasonal and are paid hourly rates, which, although not tied directly to federal and state minimum wage laws, experience incremental increases as minimum wage rates increase. Our history of being able to pass along cost increases to guests through increases in admission, food, merchandise and other prices is limited. We believe that the effects of inflation, if any, on our operating results and financial condition have been and will continue to be minor over the next 12 months.

Recently issued accounting pronouncements

        On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004) ("SFAS 123 (R)"), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. Nonpublic entities are required to adopt the provisions of SFAS No. 123(R) as of the beginning of the first annual reporting period that began after December 15, 2005.

        Under SFAS No. 123(R), nonpublic entities that used the minimum-value method to measure compensation cost for stock options under SFAS No. 123 for financial statement recognition or pro forma disclosure purposes will be required to use the prospective method. Under the prospective method, nonpublic entities will continue to account for nonvested awards outstanding at the date of adoption of SFAS No. 123(R) in the same manner as they had been accounted for prior to adoption for financial statement recognition purposes. All awards granted, modified or settled after the date of adoption will be accounted for using the measurement, recognition, and attribution provisions of SFAS 123(R).

        Currently, we use the minimum value method to estimate the value of stock options granted to employees and expect to use the Black-Scholes option valuation model upon the required adoption of SFAS No. 123(R) for all share-based payments granted after the effective date. The impact of adoption of SFAS No. 123(R) was not material to the Company's financial statements, as the amounts calculated using the minimum-value method were not material for either period presented, and all stock options were terminated in April 2006 pursuant to the sale of the Company.

        In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle. APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS No. 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The adoption of SFAS No. 154 did not have an impact on our financial statements.

        In December 2005, we adopted FIN 47, "Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143" ("FIN 47"), which clarifies that the term "conditional asset retirement obligation" refers to a legal obligation to perform an asset retirement activity. This interpretation also states that the fair value of a liability for the conditional asset obligation should be recognized when incurred. The initial adoption of FIN 47 was not material to our financial statements.

Critical accounting policies

        In the ordinary course of business, we make a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States. Results could differ significantly from those estimates under different assumptions and conditions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important in the portrayal of our consolidated financial condition and results and require management's most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

        Revenue recognition.    We recognize revenue at the point of sale to a customer or over the period that the customer receives the benefit. Certain of our parks sell season tickets and annual passes. Revenue from season ticket sales is recognized on a straight-line basis over the period of time that the related park is open and revenue from annual passes is recognized on a straight-line basis over 12 months. All other revenues are generally recognized on a daily basis on actual guest spending at our facilities.

        Self-insurance reserves.    Reserves are recorded for the estimated amounts of guest and employee claims and expenses incurred, but not paid, each period that are not covered by third-party insurance. These estimates are established based upon historical claims data and third-party estimates of settlement costs for incurred claims, and are recorded only when a loss is probable and reasonably estimatable, in accordance with SFAS 5, "Accounting For Contingencies". These reserves are periodically reviewed for changes in these factors and adjustments are made as needed.

        Accounting for income taxes.    Festival is taxed as a partnership and, therefore, the federal and state taxable income or loss of Festival is reportable by its managing member. However, Festival will be required to distribute income to Parent in order to satisfy federal and state income tax expenses and liabilities.

        Property and equipment.    Property and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of the assets. Changes in circumstances such as technological advances, changes to our business model or changes in our capital strategy could result in the actual useful lives differing from our estimates. In those cases in which we determine that the useful life of property and equipment should be shortened, we depreciate the net book value in excess of the salvage value over the revised remaining useful life, thereby increasing depreciation expense.

        Valuation of long-lived and intangible assets and goodwill.    Long-lived assets are carried at the lower of historical cost less accumulated depreciation or estimated fair value. Long-lived assets are evaluated for potential impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. In the event that periodic assessments reflect that the carrying amount of a long-lived asset exceeds the sum of the undiscounted cash flows (excluding interest) that are expected to result from the use and eventual disposition of the long-lived asset, we recognize an impairment loss to the extent the carrying amount exceeds the fair value of the long-lived asset. We estimate the fair value using available market information or other industry valuation techniques such as present-value calculations. We recorded an impairment loss related to long-lived assets from continuing operations of $9.0 million for the year ended December 31, 2004 and did not record any impairment losses related to continuing operations for the years ended December 31, 2005 or 2003. The impairment loss related to long-lived assets for 2003 of $7.7 million is included in the loss from discontinued operations within the consolidated statements of operations. We did not record any impairment losses related to continuing operations for the three months ended March 31, 2006 and 2005.

        Prior to January 1, 2002, goodwill was being amortized using the straight-line method over 15 years. Pursuant to the implementation of SFAS No. 142, "Goodwill and Other Intangible Assets," there was no amortization of goodwill in 2005 or 2006. In June 2001, SFAS No. 142 was issued, which was effective January 1, 2002 for us. SFAS requires, among other things, that goodwill and other intangible assets with indefinite lives no longer be amortized but rather be subject to at least an annual assessment of impairment by applying a fair-value-based test. We implemented SFAS No. 142 effective January 1, 2002. We recorded no goodwill impairment losses for the three months ended March 31, 2006 and 2005. We recorded no goodwill impairment losses for the year ended December 31, 2005, and $2.2 million and $2.1 million for the years ended December 31, 2004 and 2003, respectively. The impairment losses for 2004 and 2003 were all related to the FEC segment and were related to continuing operations and discontinued operations, respectively. The goodwill impairment results from the calculation of the market value of our properties. The Company estimates fair value using discounted cash flow valuation models. The properties' fair value was compared to the properties' tangible and intangible assets, net of working capital. The recorded impairment is the resulting difference between the carrying value of the property (including intangible assets) and its fair value, net of working capital. Under these rules, any future acquired intangible asset will be separately recognized if the benefit of the intangible is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer's intent to do so. Intangible assets with finite lives are amortized over their useful lives.

BUSINESS

Overview

        We are one of the largest operators of water parks and FECs in the U.S., based on the number of parks operated. As of March 31, 2006, we operated a geographically diverse portfolio of 32 parks in eight states with an attendance that we estimate to be in excess of 10 million guests in 2005. Our parks provide family-oriented and affordable attractions to guests of all ages in clean and attractive environments, offering popular rides and entertainment such as water-themed thrill rides at eight of our parks and arcade games, miniature golf and racing simulators. Each of our parks is a well-established business with a long operating history, with our water parks and our FECs having been in operation for an average of over 23 years and 17 years, respectively. We operate our parks under several established brand names such as Wet 'N Wild®, Splish Splash™, Raging Waters®, Malibu Grand Prix®, Mountasia™, SpeedZone®, Big Kahuna's®, Silver Springs®, Water Country and Boomers!®. Over the last several years, we believe that we have benefited from significant recognition from national and local media. For the year ended December 31, 2005, we had total net revenues of $157.7 million.

        Our parks are located in seven of the 11 largest MSAs in the U.S., as measured by the U.S. Census Bureau in 2000. We believe that our water parks business benefits from significant barriers to entry including, in certain of our markets, limited access to available real estate and substantial lead times associated with new park development once suitable real estate is identified and acquired, and significant up-front capital costs associated with developing a new park. We estimate that the non-land related start-up costs to build a water park similar to one of our typical water parks would be between $20-30 million and would require two years or more to complete. We believe that the location of many of our FECs along or near major highways provides us a competitive advantage in our markets.

Company history

        We were formed in June 1998 and we began operations with the acquisition of 15 FECs in California and Florida, creating an operating company with combined annual revenue of approximately $58.0 million in 1998. We have grown to be one of the largest operators of parks in the U.S. through a series of strategic acquisitions of both water parks and FECs. We acquired Splish Splash™ in 1999 and Water Country and Big Kahuna's® in 2000. In May 2002, we acquired from Alfa Smartparks, Wet 'N Wild® Nevada (which is now closed), Raging Waters Group, Smartparks-Florida, Smartparks-Carolina, Smartparks-Silver Springs, Smartparks-San Jose, Smartparks-San Dimas and Smartparks-Riverside. In July 2002, we purchased from Malibu Entertainment Mountasia™, MalibuCastle, Malibu SpeedZone® and Malibu GranPrix®. In 2004, we sold four of our FECs in California and Florida. In addition, the lease for our water park in Las Vegas expired and was not renewed, and the lease for our Anaheim, California FEC was terminated by us. Our current portfolio consists of 32 parks, including eight water parks, one nature-themed park and 23 FECs, located in California, North Carolina, New Jersey, New York, New Hampshire, Florida, Texas and Georgia.

Water parks and Silver Springs®

        We operate eight traditional water parks in California, Florida, North Carolina, New Jersey, New York and New Hampshire and one nature-themed park in Florida. Our water parks have been in operation for an average of over 23 years and feature a number of attractions. Our typical water park offers 15 to 25 rides and attractions including variable depth pools, water slides, wave pools, action and "lazy" rivers, tube rides and water-themed adventure areas, as well as interactive children's play areas. Our water parks generally operate during an approximate 110-day season from Memorial Day to Labor Day and generate revenues from general admission ticket sales, the sales of food, beverages and souvenir items and stroller and locker rentals. We also operate Silver Springs®, our nature-themed park located on approximately 63 acres of a 267-acre state park in Silver Springs, Florida which showcases a variety of local wildlife and glass-bottom boat tours and hosts a variety of entertainment attractions including concerts. Silver Springs® is open year-round. Each of our water parks and Silver Springs® also offers a variety of food and beverage facilities, retail and merchandise offerings. For the year ended December 31, 2005, our water parks and Silver Springs® had attendance of approximately 2.8 million guests and generated revenues of $78.2 million.

        The following table sets forth the names of our parks in our water park division along with their location, size and the year the park first opened:

Parks	Location	Useable acreage of park(1)	Undeveloped acreage of park(2)		Year opened
Raging Waters®	San Dimas, CA	49	18.3	(3)	1983
	San Jose, CA	28	8		1985
Big Kahuna Water & Adventure Park	Destin, FL	24	—		1986
Silver Springs®/Wild Waters®	Ocala, FL	267	108		1878	(4)
Mountain Creek Water park	Vernon, NJ	25	—		1977
Splish Splash™	Riverhead, NY	96	51		1991
Water Country	Portsmouth, NH	75	24		1984
Wet 'N Wild Emerald Point®	Greensboro, NC	40	—		1984

(1)
Represents approximate acreage currently dedicated to park usage under lease. Additional acreage suitable for development exists at many of the facilities.

(2)
Represents approximate acreage under lease suitable for development at each park.

(3)
Raging Waters® San Dimas has an option for 110 acres, of which we currently have a use permit for 24 acres being used for remote parking. The current agreement for San Dimas does not allow us to develop the 18.3 undeveloped acres without environmental or community approval.

(4)
The 267-acre Silver Springs® nature park opened in 1878, while the 9-acre Silver Springs® Wild Waters® park opened in 1978. Property development at Silver Springs® is regulated by the State of Florida.

Family entertainment centers

        We operate 23 FECs under such established brands as Malibu Grand Prix®, SpeedZone®, Castle Park, Mountasia™ and Boomers!®. Our FECs have been in operation for an average of over 17 years. Many of our FECs are situated in regions with moderate climates and all are open year-round, with higher traffic during times when children are not in school. With locations in California, Florida, Georgia, New York and Texas, our FECs are typically five to 13 acres in size and offer a variety of attractions, including some or all of the following: miniature golf courses, go-karts, bumper boats, thrill rides, state-of-the-art arcade games, redemption games, batting cages, rock walls, laser tag and kiddie rides. Two of our FECs offer dragster racing on six lane racing tracks. We believe our pricing structure provides an attractive value proposition for our guests. Our FECs typically do not charge a general admission fee; guests pay for those games they wish to enjoy. Additionally, under certain promotions, we offer bundled pricing and group packages. Our FECs market locally to attract guests from within a 15-mile radius and specifically focus on parents and children. For example, our "Birthday Party Experts" marketing program is designed to reinforce our FECs as a memorable birthday party experience and destination for young children. Each of our FECs also offers a snack bar or other type of food and beverage facility and limited retail and merchandise offerings. Our FECs generate revenues from attractions and the sales of food, beverages and merchandise. For the year ended December 31, 2005, our FECs generated revenues of $79.4 million.

        The following table sets forth the names of our FECs along with their location, size and the year they were first opened:

State	Location	Useable acreage of park(1)	Year opened
Florida	Boca Raton, FL	10	1994
	Dania Beach, FL	39	1982
California	El Cajon, CA	6	1993
	Fountain Valley, CA	7	1970
	Fresno, CA	11	1997
	Irvine, CA	11	1994
	Livermore, CA	5	1995
	Modesto, CA	5	1993
	Palm Springs, CA	5	1993
	San Diego, CA	9	1976
	Santa Maria, CA	4	1991
	Redwood City, CA	14	1977
	Upland, CA	8	1972
	City of Industry, CA	10	1997
	Vista, CA	6	1992
	Riverside, CA	27	1976
Georgia	Marietta, GA	7	1989
	Norcross, GA	10	1991
Texas	San Antonio, TX	14	1978
	Houston, TX	10	1994
	Kingwood, TX(2)	6	1993
	Dallas, TX	12	1997
New York	Medford, NY	9	1999

(1)
Represents approximate acreage currently available for park usage under leases.

(2)
We recently sold the land on which this facility operates to a third party which has leased the land back to us under a short-term lease. We will continue to operate this facility until the lease is terminated.

        For more information on our segments see Note 13 to the Consolidated Financial Statements provided elsewhere in this prospectus.

Industry

        The U.S. amusement park industry consists of destination, regional and local amusement or theme parks. "Destination" theme parks are those that are the most well known and popular, and they are visited by guests from around the world and often consist of overnight and extended trips. These include Disneyland in California and Walt Disney World Resort in Florida. "Regional" theme parks are those that, while also large, typically draw from a more limited geographic radius of approximately 200 miles. These include Busch Gardens, Knott's Berry Farm and Six Flags. "Local" amusement parks are designed to attract visitors from within a 10 to 50-mile radius of the park. Depending on the size of the facility, local amusement parks tend to have a varying number of attractions and activities to occupy guests for several hours up to a full day. We believe that in the U.S. there are an estimated 160 outdoor water parks that typically attract over 100,000 attendees per year. According to the World Water Park Association, the broader North American water park attendance including smaller water parks and municipal/city owned pools with water park features, was estimated to be 74 million visitors during the 2004 summer season and has grown at a compound annual growth rate of 3.0% to 5.0% for the five year period ending in 2004.

        The FEC industry is highly fragmented and is comprised of community-based recreational facilities, typically ranging in size from five to 15 acres, with approximately two-thirds of FEC owners operating only one FEC at any one time. An FEC, according to the IALEI, is defined as a community-based recreation/entertainment destination with family appeal which typically contains two or more of the following attractions: miniature golf, batting cages, bumper boats/cars, go-karts, rides, coin-operated games and soft, modular play areas. According to a 2005 survey conducted by the IALEI, a majority of FECs have annual attendance of between 50,000 and 500,000 guests, with per capita spending estimated to range from $5 to $20 per visit.

        We believe that the local amusement park market is an attractive segment of the overall amusement park industry and that the current and projected demographic trends in the U.S. are favorable for our business. The growth in both household formation rates and the number of people in the 20 to 34-year age group are projected to surpass the levels seen over the past five to 10 years. We believe that this will provide strong support for businesses such as ours which provide out-of-home entertainment targeting families with young children. We believe that visitors often prefer local amusement parks over larger regional or destination parks due to their lower ticket prices, greater ease of access, lack of lodging expenses and lower travel expenses. Due to these factors, we believe that the local amusement park segment is less exposed to the adverse effects of unforeseen events that impact consumer travel as well as consumer discretionary spending cycles in general. In addition, the local amusement park segment is less capital intensive than either the regional or destination amusement park segments. For example, a new water park attraction typically costs approximately $500,000 to $1.5 million, compared to approximately $25.0 million for a new high-end roller coaster at a regional amusement park.

Competitive strengths

        Strong portfolio of established assets.    We believe that we have assembled a strong portfolio of attractions in desirable locations. We operate our parks under long-term leases, most of which have an average remaining lease term, including renewals, of approximately 30 years. In addition, our water parks and FECs have operated for an average of over 23 years and 17 years, respectively, through various economic cycles. We also enjoy strong brand recognition in our local markets, and operate under several well-known brand names such as Wet 'N Wild®, Splish Splash™, Raging Waters®, Malibu Grand Prix®, Mountasia™, SpeedZone®, Big Kahuna's®, Silver Springs® and Boomers!®. Over the last several years, we believe that we have benefited from significant recognition from national and local media.

        One of the largest U.S. operators of water parks and FECs.    We are one of the largest operators of water parks and FECs in the U.S., based on the number of parks operated, with an attendance that we estimate to be in excess of 10 million guests in 2005. We believe that our size provides us with the ability to leverage successful operating practices across our entire park platform and to achieve certain economies of scale as compared to smaller operators who rely on a more limited asset base. Additionally, several of our parks are located in proximity to our other parks which we believe will allow us to leverage regional management and other resources over our asset base.

        Significant barriers to entry.    We believe that our water park business benefits from significant barriers to entry, including limited access to available real estate in our metropolitan locations, substantial lead times associated with new park development once suitable real estate is identified and acquired, and significant up-front capital costs, excluding land acquisition, associated with developing a new park. We estimate that the non-land related start-up costs to build a water park similar to one of our typical water parks would be between $20-30 million and would require two years or more to complete. We believe that the prominent location of many of our FECs along or near major highways provides us a competitive advantage in our markets.

        Geographically diverse portfolio of parks.    We operate 32 parks located in eight states in the northeast, southeast, southwest and west coast of the U.S. Our parks are located in seven of the top 11 MSAs in the U.S. These locations provide us with a large, local market for our parks versus parks located in less densely populated areas. In addition, we believe that the per capita income of residents in our MSAs provides us with an attractive demographic base from which to attract visitors. We believe that our geographic diversity helps to mitigate adverse weather or economic conditions in any one region.

        Strong value proposition relative to other forms of entertainment.    We believe that our parks provide consumers a high-value entertainment option at an attractive cost relative to other alternatives for consumer discretionary entertainment spending. Customers tend to visit our parks and return home on the same day as compared to destination and certain regional amusement parks which often require longer travel and overnight accommodation expenditures. In addition, admission prices at regional and destination amusement parks are typically higher than our water park admission prices and estimated FEC per capita expenditures. We also believe that we do not require the significant annual capital expenditures for new attractions that regional and destination parks require in order to drive attendance and, accordingly, we generate an attractive return on capital investments.

        Strong executive management team with extensive industry experience.    We have hired a new president and CEO and COO who have worked together for the last five years in order to strengthen our management team. Our new president and CEO, John Cora, has over three decades of amusement park industry experience with the Walt Disney Company, including responsibility for theme park operations at the Disneyland Resort which currently has over $1.0 billion in annual revenues. Our new COO, Dan Martinez, has over a decade of experience in the theme park industry, including with Universal Studios and the Walt Disney Company. Chip Cleary, our senior vice president of new business development, who has been with us for over six years, has over 25 years of experience in the amusement park industry and has extensive experience operating, acquiring and building water park assets such as Splish Splash™ in New York.

Business strategy

        Our goal is to maintain and improve upon our position as a leading operator of water parks and FECs in the U.S. We intend to leverage our strong portfolio of established assets and an experienced management team to grow revenues and profitability through the introduction of several near and longer term efficiency measures, cost savings and revenue enhancement initiatives. Our primary focus is to provide our guests with a fun experience at an affordable cost in a clean, safe and friendly environment. We believe that this will enable us to drive growth in attendance at our parks along with improvements in revenue per capita. Certain of these initiatives have been implemented at a limited number of our parks, and we intend to introduce these strategies across our park network. In addition, our new CEO and COO have implemented certain of these initiatives at other amusement parks.

        The key elements of our business strategy are:

  •
  Focus on guest experience. We believe that attendance growth and repeat visitation are driven in large part by exceeding our guests' expectations each time they attend one of our parks. To that end, we intend to provide our guests with entertaining attractions and quality food in clean, well maintained facilities at an attractive price. We will continue to train our employees to strive to exceed our guests' expectations each time they attend one of our parks. We believe that exceeding our customers' expectations in these key areas will increase and drive future visits and revenue per capita.

  •
  Optimize existing operations. We intend to continue to drive profitability and efficiency improvements by focusing on park-level and company-wide initiatives. These initiatives will include the implementation of best practice and standard operating procedures across our company, the introduction of POS terminals throughout our parks to reduce the number of cash transactions, thereby reducing events of shrinkage, the consolidation of purchasing activities to further exploit our economies of scale and the introduction of a regional management structure to allow us to more cost-effectively manage our resources. In addition, we believe that further gains will be realized through improved training of park-level employees.

  •
  Focus on revenue growth initiatives at our parks. We intend to pursue several non-capital intensive revenue growth initiatives at our parks. We believe our annual guest attendance, which we estimate to be in excess of 10 million guests in 2005, provides us with an opportunity to increase sponsorship opportunities from national and local consumer-oriented businesses. Additionally, we intend to continue to implement new pricing policies designed to maximize revenue throughout peak and non-peak periods, such as reducing discounts in peak periods and increasing non-peak attendance through a combination of attractive pricing strategies and improved marketing and event programs.

  •
  Drive repeat visitation and increase guests' in-park spending at FECs. We believe we can increase repeat visitation and guests' in-park spending by remaining focused on guest experience and positioning our FECs as attractive restaurant alternatives. We believe certain of our FECs currently drive significant repeat visitation through an all-inclusive birthday party offering. We believe this successful offering can be further emphasized throughout our FEC network. These initiatives should also help us further diversify our FEC revenue sources.

  •
  Enhance and diversify water park revenue. We intend to continue to increase non-admission revenue, drive off-peak revenues and mitigate the impact of adverse weather conditions at our water parks. We intend to expand our product offerings with items such as midway games, night-time attractions and other "dry" alternatives at our water parks. We believe that the continued implementation of cashless POS systems will increase per capita revenue over our current cash-based system by lowering the barrier to guests' in-park spending on merchandise, retail and food and beverage offerings.

  •
  Targeted platform optimization and expansion. We will continue to explore selected lease re-negotiations and potential asset dispositions where we believe it is appropriate, with a particular focus on our FECs. We will continue to explore acquisition, management and greenfield development opportunities in the highly fragmented local amusement park industry and will selectively pursue such opportunities when they meet our strategic goals and financial return criteria.

Marketing

        Our marketing and sales strategy is focused on families and young adults. We believe our parks enjoy high levels of awareness within their respective markets, due to long-established operating histories and sustained word of mouth. Moreover, each of our parks offers a critical mass of affordable attractions in a safe, fun and family-friendly environment and an attractive value proposition. Accordingly, our promotions, advertising and group sales initiatives are focused on creating appropriately timed "calls to action" to stimulate trial and repeat visitation to our parks. These initiatives include:

  •
  Local organization and focus. While centrally coordinated, our marketing programs are locally oriented and tailored to the needs of each local community, emphasizing the individual park's rides and attractions, breadth of available entertainment and value. We work with our representatives at each park and rely on their knowledge and expertise in their respective communities.

  •
  Targeted advertising campaigns. Our advertising is focused locally, employing a variety of media including televised advertisements on local cable, extensive use of radio promotions, outdoor billboards, rack brochures, direct-mail collateral and others. The advertising campaigns for our water parks vary by park, but typically focus on attracting to our parks families with children under the age of 12. Our campaign efforts emphasize our new attractions as well reinforce our competitive positioning in each given market. The advertising campaigns for our family entertainment centers are typically centered on the critical mass of high-value entertainment we offer, and are targeted to the same demographic group as our water park campaigns.

  •
  Emphasis on group sales and pre-bookings. Our group sales team focuses on increasing the number of group events, such as corporate outings, birthday parties and school events. By maintaining regional group sales teams we are able to focus on the needs of, and develop relationships with, the local community, targeted at generating repeat business from schools, camps, religious groups, corporations and other local organizations. As group sales are largely "advanced sales," with reservations made weeks and often months in advance, this initiative helps us mitigate the impact of marginal weather days.

  •
  Special events. We use special events to drive repeat and off-peak visitation to our parks. For example, we frequently arrange for popular local radio stations to broadcast live from our parks. Additionally, our Silver Springs® park hosts a spring concert series each year with well-known musicians and groups such as Willie Nelson, LeAnn Rimes and Kenny Rogers. Silver Springs® also hosts several festivals throughout the year, such as the Ocala Sturgis Rally, Oktoberfest and the Festival of Lights. Many of our other parks also have holiday-related events.

  •
  Promotional partners. Our 32 parks provide us with the opportunity to attract well-known promotional partners such as Burger King, KFC and others. These partnerships allow us to stretch our marketing dollars by distributing coupons at our partners' locations. For example, we typically enter into arrangements with major California-based grocery store chains whereby the grocery store provides us with free advertising in its direct mail and in-store circulars, at its cash registers and in various other media, in exchange for our agreeing to give their members a discount on park admission at certain of our water parks.

Properties

        In our water parks division, we had eight water parks and one nature-themed park as of March 31, 2006. Our eight water parks are located on parcels of land ranging from approximately 25 to approximately 160 acres. All of our water parks are situated on long-term ground leases, the first of which expires on March 5, 2025 (after giving effect to our renewal options). Our Silver Springs® nature park is located on a parcel of land of approximately 267 acres and is subject to a long-term ground lease which expires on December 31, 2029. In our FEC division, we had 23 FECs as of March 31, 2006. Our 23 FECs are located on parcels of land ranging from approximately five to 39 acres. With the exception of our Mountasia™ FEC in Kingwood, Texas, which we have been operating on a short-term lease since our sale of the real property to a third party in 2004, all of our FECs are situated on long-term ground leases, the first of which expires in 2013 (after giving effect to our renewal options). We operate our parks under leases that have an average remaining lease term, including renewals, of approximately 30 years.

        The majority of our FEC and water park leases require fixed rental payments which are periodically adjusted to reflect increases in the consumer price index. Our other leases typically require that we pay our landlord a percentage of revenue generated from operations at the park. Our leases contain additional covenants that we believe are standard within the industry. For example, our leases generally require that we pay rent, utilities and applicable taxes in a timely fashion; maintain certain insurance; keep the premises in good order and repair, reasonably clean and free of debris; and comply with applicable laws including, without limitation, environmental laws, local building codes and ordinances. Some of our leases require the consent of our landlord in the event of a change of control of us. Our leases typically provide that, in the event of a default by us under any particular lease, the landlord may terminate the lease, thereby prohibiting us from conducting business at the particular location that is subject to the lease. The leases for the facilities in Kingwood, Texas (Mountasia™) and in Vernon, New Jersey (Mountain Creek) contain early termination provisions allowing the landlords to terminate the lease prior to the end of its term, although, for our landlord at Mountain Creek to terminate that lease at its option, it must pay us the unamortized cost of the improvements that we constructed on the property plus four times EBITDA, as defined therein, for the park season that ended immediately prior to the date of termination. See "Risk factors—Risks related to our business." A portion of our leases calculate rent based upon the revenues generated by the relevant park, although a majority of our leases base rent upon a stated monthly rate which is adjusted, generally, based on consumer price index measures.

        We also lease approximately 17,000 square feet of office space in Newport Beach, California for use as our corporate headquarters under a six-year lease, which currently expires in 2009. We are currently working with a real estate agent to explore the possibly of moving our corporate headquarters to a smaller and less expensive location.

        We believe that our existing facilities for our water parks and FECs are adequate to meet our current operating plans. See "—Water parks and Silver Springs®" and "—Family entertainment centers."

Maintenance, inspection and security

        We maintain a continued focus on safety at our parks and have enacted measures to ensure a safe guest experience. For example, we train, certify and audit our lifeguards and provide training for our engineers to perform additional inspections at our water parks. We also provide certain of our mechanics with advanced training. Finally, during the spring and summer months, our water park employees are required to participate weekly in our "in service" program, a program which provides our employees with additional safety and customer-care training. As a result, we believe that our employees possess substantial training and help to enhance our guests' overall water park experience.

        In addition, our rides and attractions are inspected frequently by maintenance personnel during the operating seasons. These inspections include safety checks as well as regular maintenance and are made through both visual inspections of the rides and operational tests. Our senior management and the individual park managers periodically evaluate the risk aspects of each park's operations, including potential risks to guests, employees and staff. We have developed and maintain contingency plans for potential emergency situations, including fires, earthquakes and other natural disasters indigenous to the geographic location of our parks. State inspectors conduct annual ride inspections which we must pass in order to obtain a permit to operate such rides. Other portions of each park are also subject to inspections by local fire marshals and health and building department officials. We also maintain a trained security force to administer the parks' rules, crowd control policies and guest screening procedures. The specific policies and practices of the security forces are dictated on a park-by-park basis based on location, crowd composition and operating experience.

Trademarks

        We rely on many trademarks and service marks which we consider to be central to the recognition of our brands in our markets. These include Wet 'N Wild®, Splish Splash™, Raging Waters®, Malibu Grand Prix®, SpeedZone® and Boomers!®. We are not aware of any existing infringing uses that could reasonably be expected to materially affect our business. We believe that our trademarks and service marks are valuable to the operation of our parks and are an integral part of our marketing strategy.

Competition

        We face significant competition, both directly and indirectly. Many of our direct competitors are local operators who own only one or a limited number of facilities in a particular geographical area and who can use that focus to compete very effectively with us on a location-by-location basis. We also face competitive pressure from much larger "destination" and regional parks in the amusement park industry such as Disneyland, Six Flags and others that have substantially greater financial, marketing and other resources than we do.

        In general, we compete indirectly with all phases of the entertainment and recreation industry within our primary markets in California, Florida, Georgia, New Hampshire, New Jersey, New York, North Carolina and Texas, including movie theaters, bowling alleys, skating rinks, sporting events, restaurants, zoos, museums, carnivals, aquariums, resorts, natural and historical attractions and playgrounds. Accordingly, our business is subject to industry-wide factors that affect the entertainment, recreation and amusement business as a whole, including changes in public preferences as well as local and national economic and environmental conditions that affect spending habits. Recently there has been a significant increase in the number of indoor water parks being constructed. We believe these indoor water parks do not currently compete with our parks as many are built at resorts and hotels, cater primarily to the guests of such establishment and generally have a much smaller capacity. While there are very few of these parks in the markets in which our parks are located, there is the possibility that new indoor water parks could be built in our markets and compete with us for consumer discretionary entertainment spending in the future.

        We believe that we compete effectively based on, among other things, the location, cleanliness and safety of our parks, our ability to implement successful strategies across our entire park platform and to achieve economies of scale, the geographic diversity of our portfolio, our offering of a competitively-priced entertainment experience, our offering of a broad mix of games, rides and attractions that appeal to all ages, and our ability to market our parks to a local and recurring customer base. However, we cannot be assured that these factors will insulate us from competitive pressures from other businesses in the amusement park industry.

Government regulation

        Each facility is subject to federal, state and local government regulation relating to the operation of our amusement park rides and food service facilities (including the sale of alcohol at certain of our parks). In addition, we are subject to local use, zoning, building, planning, traffic ordinances, the seizure of a portion of our facilities under eminent domain laws and regulations and regulations in the selection and acquisition of suitable sites for developing new facilities. Our operations are also subject to increasingly stringent federal, state and local environmental laws and regulations governing water discharge, air emissions, soil contamination, the maintenance of above-ground and underground storage tanks and the use, storage and disposal of waste and hazardous materials. We are subject to applicable rules and regulations relating to our relationship with our employees, including minimum wage requirements, child labor laws, health benefits, unemployment taxes and sales taxes, overtime and working conditions and citizenship requirements. A significant number of our hourly personnel at our facilities are paid at rates related to the federal minimum wage. Under federal and state child labor laws, we are regulated in the number of hours, the times and the types of jobs that youths up to the age of 18 are permitted to work. Our parks are also subject to the ADA and certain state statutes and local ordinances, among other things, require that places of public accommodation, including both existing and newly constructed parks, be accessible to customers with disabilities. See "Risk factors—Risks related to our business."

Employees

        We employ approximately 410 year-round full-time employees, of which approximately 40 are corporate employees, and approximately 5,500 additional seasonal employees during our peak period from Memorial Day to Labor Day. As of June 6, 2006, our water parks division had 149 full-time employees and, during the 2005 peak season, employed approximately 3,500 seasonal employees. As of June 6, 2006, our FEC division had 237 full-time employees and, during the 2005 peak season, employed approximately 2,000 seasonal employees. As part of the seasonal employment program, we employ a significant number of teenagers, which subjects us to child labor laws.

        None of our employees are represented by a union or other collective bargaining unit. We have not experienced any strikes or work stoppages by our employees, and we consider our employee relations to be good.

Insurance

        We maintain insurance of the type and in amounts that we believe are commercially reasonable and that are available to businesses in our industry. We maintain multi-layered general liability and excess policies that currently provide for coverage of up to $50.0 million per occurrence. Our self-insured retention for both general liability and workers compensation is currently $500,000 per occurrence. We also maintain fire and extended coverage, workers' compensation, business interruption and other forms of insurance typical for businesses in this industry. The fire and extended coverage policies insure our real and personal properties (other than land) against physical damage resulting from a variety of hazards.

Legal proceedings

        From time to time, we are involved in routine claims and lawsuits arising in the ordinary course of business. In particular, we face numerous claims relating to personal injuries purported to have been received as a result of incidents occurring at our parks, such as at our water attractions and on our miniature race cars, high speed batting cages, bumper boats and laser tag venues at our FECs. A number of personal injury claims also involve purported "slip and fall" type incidents. We also have a number of workers compensation claims pending at a given time as a result of the nature of our employees' work. We are not currently subject to any proceedings that we believe will materially adversely affect our business.

        We received written notice in December 2004 concerning the Texas Department of Transportation's intention to seize, through the eminent domain process, a portion of the real property leased by the Company at its Dallas SpeedZone® FEC in connection with the widening of Interstate 35 E. We are currently reviewing our options and will likely retain legal counsel to advise and assist us through this process. In addition, the city of Riverside, California is currently in the process of seizing a portion of roadside property at our Castle Park FEC under the doctrine of eminent domain in order to help build a freeway access ramp. While we do not believe that any of our attractions at this FEC will be affected, our landlord has claimed the full amount of damages incurred because of the condemnation and our lease does not provide for rent abatement.

MANAGEMENT

Directors and executive officers

        Set forth below is the name, age, position and description of the business experience of each of our executive officers and directors upon the consummation of the Transactions.

Name	Age	Title
John A. Cora	62	Chief Executive Officer, President and Director
Daniel S. Martinez	34	Chief Operating Officer
James A. Burk	54	Chief Financial Officer
James "Chip" Cleary	55	Senior Vice President, New Business Development
Todd R. Wulffson	40	Secretary and Vice President, General Counsel
Tyler Zachem	40	Chairman and Director
Timothy Billings	33	Director
Jeremy Goldberg	42	Director

        John A. Cora.    Prior to joining us, Mr. Cora oversaw VisionMaker's acquisition efforts in the entertainment and leisure industry. Prior to co-founding VisionMaker in 2001, Mr. Cora enjoyed a successful career with the Walt Disney Company, spanning over three decades in Disney's Parks and Resorts division. From 1997 to 2001, Mr. Cora served as the senior executive responsible for the operational design, programming, layout, development and pre-opening plan for Disney's $1.6 billion Disneyland Resort expansion project. Mr. Cora led a staff of engineers, analysts, marketing professionals, business planners, and operations personnel directly responsible for the creation of Disney's California Adventure theme park, the Downtown Disney entertainment center, the Grand Californian luxury hotel, and what was, at the time, the largest parking structure in the United States. From 1983 to 1997, Mr. Cora was the senior executive responsible for theme park operations at the Disneyland Resort.

        Daniel S. Martinez.    Prior to joining us, Mr. Martinez led VisionMaker's strategic planning and business development efforts. Prior to co-founding VisionMaker in 2001, Mr. Martinez served as Vice President of Strategic Planning for award-winning technology startup eNow (now Relegance), helping drive eNow's strategy and secure additional rounds of equity funding. From 1999 to 2000, Mr. Martinez served as Director of Business Development for Pure Play Parks, which he co-founded to consolidate the water park industry. From 1996 to 1999, with Universal Studios Recreation Group's strategic planning group, Mr. Martinez worked to expand Universal's recreation businesses through internal development and external acquisitions. In addition to being involved in all facets of Universal's acquisition and integration of the Wet 'N Wild® water park chain, Mr. Martinez was instrumental to the development and expansion plans of Universal's Port Aventura, the $2.0 billion Universal Orlando project and the Universal City Hollywood master plan. From 1993 to 1996, with the Disneyland Resort's Business Planning group, Mr. Martinez was involved in operational and strategic planning, theme park programming, scheduling, back-of-house optimization, attendance forecasting, process improvement, venue utilization measurement and operational standard development.

        James A. Burk.    Prior to joining us in connection with the Transactions, Mr. Burk served in an executive capacity at Vivendi Universal from 2004 to 2005. Prior to Vivendi Universal, Mr. Burk served as Executive Vice President and Chief Financial Officer of United Cinemas International from 2000 to 2004 where he was directly responsible for all treasury, finance, information systems and administrative functions of this film exhibition company. Mr. Burk was employed by MCA Inc. / Universal Studios from 1979 to 1999, most recently as Senior Vice President of International Operations for Universal Pictures from 1996 to 1999 where he was responsible for supervising their international film, video and exhibition operations.

        James "Chip" Cleary.    Mr. Cleary joined Festival as our Vice President of the Water Parks Division in July 1999 with our acquisition of Splish Splash™. Prior to joining our team, Mr. Cleary was President and creator of Splish Splash™ (Riverhead, New York) from 1990 until July 1999. Prior to Splish Splash™, Mr. Cleary was Vice President of Operations at Adventureland Amusement Park (Farmingdale, New York). Mr. Cleary held a variety of positions at Adventureland, including Director of Operations, during his 12-year stay (1978 to 1990). Mr. Cleary currently serves on the Executive Committee of the Board of Directors of the IAAPA. This is Mr. Cleary's second three-year term on the IAAPA Board of Directors.

        Todd R. Wulffson.    Prior to joining us in connection with the Transactions, Mr. Wulffson was a partner in the law firm of Carlton, DiSante & Freudenberger LLP from 1999 to 2006, where he was one of seven partners responsible for management of the firm and handled business and employment litigation across multiple offices and in multiple states. Prior to Carlton, DiSante & Freudenberger, Mr. Wulffson was one of four partners responsible for management of the firm of Scott, Reilly & Whitehead LLP from 1997 to 1999, and successfully represented Orange County, CA employers in a wide variety of employment law and business litigation matters. Mr. Wulffson began his career with the firm of O'Melveny & Myers LLP.

        Tyler Zachem.    Mr. Zachem has been a Managing Director at MidOcean since 2003. Prior to joining MidOcean, Mr. Zachem was a Managing Director at DB Capital Partners and was responsible for the firm's investment strategy in the media, entertainment and communications sectors. Prior to his time at DB Capital Partners, Mr. Zachem served as a Partner at McCown De Leeuw & Co. and also served in investment banking with McDonald & Company and as a Consultant with McKinsey & Company. Mr. Zachem serves on the board of directors of San Juan Cable (dba ONELINK Communications), Thompson Publishing Group and Young America.

        Timothy Billings.    Mr. Billings has been a Vice President at MidOcean since 2003. Prior to joining MidOcean, Mr. Billings was a Vice President at DB Capital Partners. Prior to his time at DB Capital Partners, Mr. Billings was an Associate Director in the corporate finance department of UBS Warburg where he worked on a variety of mergers, acquisitions and capital raising assignments for companies primarily focused in the communications sector. Mr. Billings serves on the board of directors of San Juan Cable (dba ONELINK Communications), Stratus Technologies and Thompson Publishing Group.

        Jeremy Goldberg.    Mr. Goldberg is MidOcean's management affiliate specializing in the leisure sector and is based in London. Mr. Goldberg has held this role since September, 2004 and he is also a director of L.A. Fitness, another MidOcean investment. Between 2000 and 2004, Mr. Goldberg was Sales and Marketing Director and then Chief Operating Officer of Center Parcs Europe, one of MidOcean's most successful investments. Mr. Goldberg began his career with Unilever.

        In addition to the executive officers mentioned above, we will also be adding certain members to our executive management team that have significant experience in various aspects of the entertainment and leisure industry.

Board committees

        Audit Committees.    Upon the consummation of the Transactions, the Board of Directors of Parent and the Board of Directors of Festival each established an audit committee, which consists of Tyler Zachem and Timothy Billings, who are non-employee members of the Board of Directors of Parent and the Board of Directors of Festival, respectively. The Audit Committees will make recommendations concerning the engagement of independent registered public accounting firm, public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls.

        Compensation Committees.    Upon consummation of the Transactions, the Board of Directors of Parent and the Board of Directors of Festival each established a compensation committee, which consists of Tyler Zachem and Timothy Billings, who are non-employee directors. The Compensation Committees will determine compensation for our executive officers and determine grants under our stock option agreements and any other compensation plan.

Executive compensation

        The following table sets forth information concerning the annual compensation paid to our Chief Executive Officer and each of our four other most highly compensated executive officers of our predecessor, Palace Entertainment, Inc. for their services during the year ended December 31, 2005. All option grants were made under Palace Entertainment, Inc.'s 1998 Stock Option Plan (described below).

		Annual compensation			Long-term compensation awards
Name and principal position	Year	Salary ($)	Bonus ($)	Other annual compensation ($)	Shares underlying options or restricted stock awards (#)	All other compensation ($)
Larry Cochran Chief Executive Officer & President	2005	304,154	—	—	—	42,000	(1)
James "Chip" Cleary Senior Vice President of New Business Development	2005	265,459	—	—	—	—
Dale Ciciora Chief Financial Officer	2005	208,742	30,000	—	—	—
James Michael Glennan Vice President, Human Resources	2005	176,409	—	—	—	—
Lloyd Butterfield Vice President of Operations, FEC Division	2005	141,938	—	—	—	—

(1)
Costs associated with a company car and an apartment in Newport Beach, California, where our corporate headquarters are located.

Option/SAR grants during the year ended December 31, 2005

        There were no stock options or stock appreciation rights granted to named executive officers during the year ended December 31, 2005.

Aggregated option/SAR exercises during the year ended December 31, 2005 and 2005 year-end option/SAR values

        There were no option or stock appreciation right exercises by the named executive officers during the year ended December 31, 2005 and the value, as of December 31, 2005, of outstanding stock options and stock appreciation rights held by the named executive officers was $0.

Compensation of directors

        Members of our board of directors are given the opportunity to invest up to $200,000 in class C units of Holdings and receive incentive units. They are also reimbursed for out of pocket expenses related to their service as a director.

Employment and consulting agreements

        We have entered into a consulting service arrangement with Mr. Cochran pursuant to which he will agree to provide certain transitional services for up to three months, at his current base salary or compensation rate plus medical benefits (if the same were previously provided), after the closing of the Transactions. Upon termination of such arrangements, Mr. Cochran will be paid a lump sum severance payment.

        Messrs. Cora, Martinez, Burk and Cleary are each party to employment agreements with Festival and Mr. Wulffson is party to a letter agreement regarding his employment with Festival. The following summaries of the material provisions of these employment agreements do not purport to be complete and are subject to and qualified in their entirety by reference to all provisions of the described agreements.

        John A. Cora.    Pursuant to an employment agreement with Mr. Cora, dated April 12, 2006, Mr. Cora is the President and CEO of Festival, and earns a base salary of $325,000, subject to annual adjustment. The term of the agreement will continue for three years, after which the agreement will automatically renew for successive one year periods unless either party gives notice to the other, as provided in the agreement, that the term then ending shall not be renewed. Mr. Cora also receives a customary benefit package as is approved by the board of directors of Festival. In addition, the board of directors issued incentive units to Mr. Cora. Beginning in 2007, he will be eligible to receive a cash bonus of up to 100% of his adjusted base salary based on Festival achieving EBITDA targets determined by the board of directors of Festival (such bonus may include a pro rated amount for 2006), and an additional cash bonus, equal to 25% of an additional bonus pool equal to 20% of the amount by which EBITDA exceeds the target EBITDA determined by the board of directors of Festival for such year. This additional bonus shall be capped at 100% of his adjusted base salary. In connection with the Transactions, Mr. Cora purchased membership units of Holdings for $500,000. Until such time that Mr. Cora has invested an aggregate of $1.25 million in Holdings, we will pay any bonus earned by Mr. Cora in the form of additional membership units of Holdings, based on the fair market value of such units on the date of grant. Under the employment agreement if Mr. Cora's employment is terminated without cause or he resigns for good reason, as such terms are defined in the employment agreement, prior to the eighteen-month anniversary of the date he commenced employment with Festival, he will be entitled to severance equal to his base salary for the greater of (x) twelve months and (y) the period of time remaining in such initial eighteen-month period. Thereafter, Mr. Cora will receive severance equal to one year of his base salary and benefits if terminated without cause or if he resigns for good reason. If he is terminated with cause, he will not be entitled to any severance or other benefits. Mr. Cora's employment agreement contains customary non-competition provisions. In addition, under the terms of the employment agreement, we retain and have exclusive ownership of all intellectual property, as defined in the employment agreement, that is developed by Mr. Cora as part of his activities on behalf of Festival.

        Daniel S. Martinez.    Pursuant to an employment agreement with Mr. Martinez, dated April 12, 2006, Mr. Martinez is the COO of Festival, and earns a base salary of $275,000, subject to annual adjustment. The term of the agreement will continue for three years, after which the agreement will automatically renew for successive one year periods unless either party gives notice to the other, as provided in the agreement, that the term then ending shall not be renewed. Mr. Martinez also receives a customary benefit package as is approved by the board of directors of Festival. In addition, the board of directors issued incentive units to Mr. Martinez. Beginning in 2007, he will be eligible to receive a cash bonus of up to 100% of his adjusted base salary based on Festival achieving EBITDA targets determined by the board of directors of Festival (such bonus may include a pro rated amount for 2006), and an additional cash bonus, equal to 25% of an additional bonus pool equal to 20% of the amount by which EBITDA exceeds the target EBITDA determined by the board of directors of Festival for such year. This additional bonus shall be capped at 100% of his adjusted base salary. In connection with the Transactions, Mr. Martinez purchased membership units of Holdings for $500,000.

Until such time that Mr. Martinez has invested an aggregate of $1.25 million in Holdings, we will pay any bonus earned by Mr. Martinez in the form of additional membership units of Holdings, based on the fair market value of such units on the date of grant. Under the employment agreement, if Mr. Martinez's employment is terminated without cause or he resigns for good reason, as such terms are defined in the employment agreement, prior to the eighteen-month anniversary of the date he commenced employment with Festival, he will be entitled to severance equal to his base salary for the greater of (x) twelve months and (y) the period of time remaining in such initial eighteen-month period. Thereafter, Mr. Martinez will receive severance equal to one year of his base salary and benefits if terminated without cause or if he resigns for good reason. If he is terminated with cause, he will not be entitled to any severance or other benefits. Mr. Martinez's employment agreement contains customary non-competition provisions. In addition, under the terms of the employment agreement, we retain and have exclusive ownership of all intellectual property, as defined in the employment agreement, that is developed by Mr. Martinez as part of his activities on behalf of Festival.

        James A. Burk.    Pursuant to an employment agreement with Mr. Burk, dated May 30, 2006, Mr. Burk is the Chief Financial Officer of Festival, and earns a base salary of $250,000, subject to annual adjustment. The term of the agreement will continue for three years, after which the agreement will automatically renew for successive one year periods, unless either party gives notice to the other as provided in the agreement, that the term then ending shall not be renewed. Mr. Burk also receives a customary benefit package as is approved by the board of directors of Festival. In addition, the board of directors issued incentive units to Mr. Burk. Beginning in 2007, he will be eligible to receive a cash bonus of up to 50% of his adjusted base salary based on Festival achieving EBITDA targets determined by the board of directors of Festival (such bonus may include a pro rated amount for 2006), and an additional cash bonus, equal to 10% of an additional bonus pool equal to 20% of the amount by which EBITDA exceeds the target EBITDA determined by the board of directors of Festival for such year. Under the employment agreement, if Mr. Burk's employment is terminated without cause or he resigns for good reason, as such terms are defined in the employment agreement, prior to the eighteen-month anniversary of the date he commenced employment with Festival, he will be entitled to severance equal to his base salary for the greater of (x) twelve months and (y) the period of time remaining in such initial eighteen-month period. Thereafter, Mr. Burk will receive severance equal to one year of his base salary and benefits if terminated without cause or if he resigns for good reason. If he is terminated with cause, he will not be entitled to any severance or other benefits. Mr. Burk's employment agreement contains customary non-competition provisions. In addition, under the terms of the employment agreement, we retain and have exclusive ownership of all intellectual property, as defined in the employment agreement, that is developed by Mr. Burk as part of his activities on behalf of Festival.

        James ("Chip") Cleary.    Pursuant to an employment agreement with Mr. Cleary, Mr. Cleary is the Senior Vice President of New Business Development of Festival and earns a base salary of $267,000, subject to annual adjustment. The term of the agreement will continue for three years, after which the agreement will automatically renew for successive one year periods, unless either party gives at least three months' notice to the other that the term then ending shall not be renewed. Under the agreement, Mr. Cleary will be eligible to receive an annual bonus, as determined by the board of directors or its compensation committee, and, in addition, the board of directors issued incentive units to Mr. Cleary. Mr. Cleary also receives a customary benefit package as is approved by the board of directors of Festival. Under the employment agreement, if Mr. Cleary's employment is terminated without cause or he resigns for good reason, as such terms are defined in the employment agreement, or he dies prior to the third anniversary of the date he commenced employment with Festival, he will be entitled to severance equal to his base salary for the greater of (x) one year and (y) the period of time remaining in such initial three-year period. If he is terminated with cause or he resigns without good reason, he will not be entitled to any severance or other benefits. Mr. Cleary's employment agreement also contains customary non-competition and non-solicitation provisions.

        In addition, pursuant to a transaction incentive plan of Seller, Chip Cleary received a cash bonus upon the consummation of the Transactions equal to $100,000. See "Certain relationships and related party transactions—Transaction bonus."

        Todd R. Wulffson.    Pursuant to a letter agreement dated as of May 22, 2006, Mr. Wulffson is the Vice President, General Counsel of Festival and earns a base salary of $225,000. Under the agreement, Mr. Wulffson is an "at will" employee of Festival, and is eligible to receive an annual cash bonus as determined by the board of directors. Mr. Wulffson is guaranteed a minimum bonus payment of $25,000 to be paid in February, 2007, provided that he is still on the payroll at that time. Mr. Wulffson is also eligible for other customary benefits made available to Festival employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of the issued and outstanding stock of Parent is owned by Holdings. All of the issued and outstanding limited liability company interests of Festival are owned by Parent. All of the issued and outstanding stock of Palace Finance, Inc. is owned by Festival. The ownership of Palace Entertainment, Inc. did not change as a result of the Transactions, but it will do business under a different name to avoid any confusion. The following table sets forth certain information regarding the beneficial ownership of the limited liability company interests of Holdings as of June 1, 2006 by each person who beneficially owns 5% or more of the outstanding Class A or Class C Units of limited liability company interest of Holdings, each person who is a director, proposed director or named executive officer and all current directors and executive officers as a group. Each Class A and Class C Unit is entitled to one vote on all matters to be voted upon by members of Holdings and generally will share in distributions by Holdings up to certain amounts.

        Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses, to our knowledge, sole voting and investment power with respect to all of the Class A and Class C Units of limited liability company interest held by them.

        Applicable percentage ownership in the following table is based on 54,000 Class A Units and 414.93 Class C Units of limited liability company interest of Holdings outstanding as of June 1, 2006.

	Amount and nature of beneficial ownership(1)
Name of beneficial owner(2)	Number of Class A Units owned	Percent of class	Number of Class C Units owned	Percent of class
Named executive officers and directors:
John A. Cora	500	0.9	175	42.2
Daniel S. Martinez	500	0.9	175	42.2
James A. Burk	*	*	*	*
James "Chip" Cleary	*	*	*	*
Todd R. Wulffson	*	*	*	*
Tyler Zachem(3)	*	*	*	*
Timothy Billings(4)	*	*	*	*
Jeremy Goldberg	*	*	*	*
All directors and executive officers as a group (eight persons)	1,000	1.9	350	84.4
5% Shareholders:
MidOcean(5)	52,850	97.9	*	*

*
Represents less than 1%

(1)
The amounts and percentages of shares beneficially owned are reported on the basis of the Commission's regulations governing the determination of beneficial ownership of securities. Under Commission rules, a person is deemed to be a "beneficial" owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. There are significant agreements relating to voting and transfers of limited liability company interests in the Holdings limited liability company agreement, as described under "Certain relationships and related party transactions."

(2)
Unless otherwise indicated, the address of each of the named individuals is c/o Palace Entertainment Holdings, Inc., 320 Park Avenue, 17th Floor, New York, New York 10022.

(3)
See footnote 5. Mr. Zachem is a managing director of MOP and MOP II and accordingly Mr. Zachem may be deemed to beneficially own the units owned by such entities. Mr. Zachem disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(4)
See footnote 5. Mr. Billings is a vice president of MOP and MOP II and accordingly Mr. Billings may be deemed to beneficially own the units owned by such entities. Mr. Billings disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5)
Includes limited liability company interests held by MOP and MOP II. MidOcean Associates, SPC ("Associates") is the General Partner of each of MOP and MOP II. MidOcean US Advisor, LP ("US Advisor") provides investment advisory services to MOP and MOP II, and other affiliated entities control MOP, MOP II Associates and US Advisor. Due to the relationships among MOP, MOP II, Associates, US Advisor and the other affiliated entities, each of these entities may be deemed to have beneficial ownership of these units, although each entity disclaims beneficial ownership of units owned of record by any other person or entity except to the extent of their pecuniary interest therein. The address for each of MOP, MOP II, Associates, US Advisor and the affiliated MidOcean entities is 320 Park Avenue, 17th Floor, New York, New York 10022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Limited Liability Company Agreement

        In connection with the Transactions, Holdings and its members (the "Members") entered into the Holdings LLC Agreement. Among other provisions, the Holdings LLC Agreement provides that neither Holdings nor any of its subsidiaries (including the Issuers) may take certain designated significant corporate actions without the consent of MidOcean.

        The Holdings LLC Agreement provides that each Member will agree to vote in favor of members to the Board of Directors of Holdings designated by groups of Members who are parties to the Holdings LLC Agreement. Pursuant to the Holdings LLC Agreement, Holdings initially has three directors: MidOcean designated two directors, Tyler Zachem and Timothy Billings; and the Chief Executive Officer of Holdings, John Cora, holds the remaining directorship.

        Each party to the Holdings LLC Agreement has the right, subject to customary exceptions, to purchase its pro rata portion of any limited liability company interests that Holdings issues in the future. The Holdings LLC Agreement provides MidOcean with certain rights to cause a sale of all or substantially all of the equity interests or assets of Holdings or any subsidiary (including the Issuers) and to cause the other parties to the Holdings LLC Agreement to participate in such sale. Except as provided above, no Member is permitted to sell, assign or transfer any interest in Holdings other than to a controlled affiliate of such Member or an affiliate of such Member which also controls such Member without the prior written consent of MidOcean. Transfers required by applicable laws or regulations are permitted, so long as the transferee is reasonably acceptable to MidOcean.

        The Holdings LLC Agreement provides MidOcean with certain rights to cause Holdings or any subsidiary (including the Issuers) to effect an initial public offering of its equity interests and, if required, to cause such entity to reorganize as a corporation in order to effect such an offering.

Registration Rights Agreement

        In connection with the Transactions, Holdings, Parent and its Members entered into a Registration Rights Agreement pursuant to which MidOcean has certain demand registration rights, and each Member has customary piggyback registration rights, in respect of the shares of common stock issued in connection with the reorganization described above following such initial public offering.

VisionMaker License Agreement

        In connection with the Transactions, we entered into a license agreement with VisionMaker pursuant to which it granted us a non-exclusive, perpetual, fully paid-up, royalty-free license with respect to all intellectual property for any use related to Festival's Parks, including VisionMaker's know-how and processes related to running amusement parks. Under this arrangement, we will retain and have exclusive ownership of all intellectual property that is developed by our executives, including Messrs. Cora and Martinez, who have an economic interest in VisionMaker, whether or not based on the intellectual property set forth VisionMaker's know-how and processes. In addition, VisionMaker agreed not to, directly or indirectly, acquire, invest or participate in the acquisition of any water park or FEC located in the United States that is competitive to us, other than as a consultant for which it may receive only arm's-length cash compensation or with respect to the passive ownership of five percent or less of any FEC.

        During their employment with us, Messrs. Cora and Martinez will continue to maintain an economic interest in VisionMaker, but will have no day-to-day involvement in ongoing VisionMaker activities and will recuse themselves from any decision (and abstain from voting) concerning any water park or FEC within the U.S.

MidOcean Advisory Agreement

        In connection with the Transactions, Holdings and Festival entered into an Advisory Agreement with MidOcean US Advisor, LP, an affiliate of MidOcean, pursuant to which MidOcean is entitled to be paid by Festival (i) an annual management fee of $1.0 million and (ii) financial advisory fees (in an amount or percentage to be determined) for investment banking, financial advisory and other similar services performed in connection debt and equity financings and other transactions of Festival.

        In addition, MidOcean was paid an upfront fee of $0.5 million in connection with the Transactions.

Equity Incentive Units

        In connection with the Transactions, certain executives and employees of Festival were granted a class of limited liability company interests of Holdings upon the achievement of certain financial targets ("Equity Incentive Units"). The aggregate number of Equity Incentive Units granted may represent up to 20% of the common equity of Holdings, and the distributions in respect of such units shall be based on the equity investors achieving certain financial targets. The Equity Incentive Units will vest in equal 1/20th amounts as of the last day of each of the 20 successive fiscal quarters of Holdings and any unvested units will vest 100% upon a change of control in the ownership of Holdings. The Equity Incentive Units will be subject to dilution for any future equity issuances.

Transaction bonus

        Pursuant to a transaction incentive plan of Seller, Mr. Cleary received a cash bonus upon the consummation of the Transactions equal to $100,000.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following is a summary of certain indebtedness that was outstanding following consummation of the Transactions. Such descriptions do not purport to be complete and are qualified in their entirety by reference to those and related documents, copies of which will be provided to you upon your request.

New senior secured revolving credit facility

General

        In connection with the Transactions, we entered into a new senior secured revolving credit facility with General Electric Capital Corporation, as administrative agent, and various other lenders. The following is a summary of the terms of the new senior secured revolving credit facility.

        The new senior secured revolving credit facility provides for aggregate borrowings by us of up to $40.0 million plus the Additional Facility as described below.

Collateral and guarantors

        Each of us and our subsidiaries, except for Palace Finance, Inc. and Parent, is a co-borrower under the new senior secured revolving credit facility, jointly and severally liable with the other co-borrowers for all obligations under our new senior secured revolving credit facility. All of our obligations under our new senior secured revolving credit facility are guaranteed jointly and severally by the co-borrowers and by Parent. We expect to borrow amounts under the new senior secured revolving credit facility to provide for ongoing working capital, the issuance of letters of credit and other general corporate purposes. Each revolving loan incurred under the new senior secured revolving credit facility will mature six years from the closing date of such loan. Assuming completion of the Notes financing as of December 31, 2005, there would have been approximately $19.0 million of unused borrowing capacity under the new senior secured revolving credit facility for working capital and other general corporate purposes.

        The new senior secured revolving credit facility is secured by, among other things:

  •
  a security interest in substantially all of our assets, including all of our receivables, contracts, contract rights, equipment, intellectual property, inventory and all other tangible and intangible assets and our interests in each of our direct and indirect subsidiaries, subject to certain customary exceptions;

  •
  a pledge of all of our membership interests and the equity interests in any of our direct and indirect subsidiaries; and

  •
  a pledge by Parent of all of the membership interests of Festival.

Interest and fees

        Our borrowings under the new senior secured revolving credit facility will bear interest at a floating rate which can be either a LIBOR rate plus an applicable margin or, at our option, a base rate plus an applicable margin. As of April 12, 2006, the applicable margin for LIBOR loans and base rate loans under the new senior secured revolving credit facility will be 2.75% and 1.75% per annum, respectively. The interest rate payable under the new senior secured revolving credit facility will increase by 2.0% per annum during the continuance of any event of default.

        For LIBOR loans, we may select interest periods of one, two, three or six months. Interest will be payable (i) in the case of LIBOR loans, at the end of the selected interest period, but no less frequently than every three months within the selected interest period and (ii) in the case of base rate loans, quarterly in arrears.

        Under the new senior secured revolving credit facility we are also be required to pay a commitment fee on the difference between committed amounts and amounts actually borrowed under the new senior secured revolving credit facility, which will be calculated at a rate per annum equal to 0.50%.

Revolving credit facility

        Prior to the maturity date, funds borrowed under the new senior secured revolving credit facility may be borrowed, repaid and reborrowed (subject to certain permanent commitment reductions). The principal amount of the borrowings under the new senior secured revolving credit facility plus any accrued interest thereon is payable on the maturity date.

Additional facility

        We are permitted from time to time, with the approval of the majority lenders, and, subject to compliance with the terms of the Indenture, to add additional credit facilities (the "Additional Facility") in an aggregate amount of up to $30.0 million on terms and conditions to be agreed. The Additional Facility will be secured and guaranteed with the revolving credit facility on a pari passu basis. The financial institutions providing the Additional Facility shall be reasonably satisfactory to the administrative agent (and shall become Lenders). Existing Lenders will be entitled to participate, but will not be required to participate, in the Additional Facility. The Additional Facility will have a final maturity of at least six months longer than the revolving credit facility. The interest rate margins applicable to the Additional Facility will be subject to a "most favored nation" provision to be negotiated. Proceeds of the Additional Facility will be used solely to finance acquisitions which are approved by the majority lenders in their sole discretion. The Additional Facility will be entitled to prepayments and voting rights to be negotiated. The Additional Facility may be made available only if, after giving effect thereto, no default or event of default exists under the revolving credit facility and the co-borrowers would be in pro forma compliance with the financial covenants.

Prepayments

        We are required to compensate the lenders for losses and expenses incurred as a result of any prepayment of principal with respect to a LIBOR loan on a date other than the last day of the applicable interest period.

        In addition, we are required to prepay amounts outstanding under the new senior secured revolving credit facility in an amount equal to 100% of insurance proceeds, subject to certain exceptions and reinvestment provisions.

Restrictive covenants and other matters

        The new senior secured revolving credit facility contains financial covenants with respect to capital expenditures: a minimum fixed charge coverage ratio test (as defined therein) and a maximum leverage coverage ratio test (as defined therein). We are required to demonstrate a minimum fixed charge ratio of not less than 1.30:1.00 and a maximum leverage ratio of not more than 6.25:1.00 as of the end of each fiscal quarter. The financial covenants also contain certain adjustments and exceptions.

        In addition, the new senior secured revolving credit facility documentation contains customary negative covenants that restrict our ability to do certain things, including but not limited to:

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  incur, assume or permit to exist additional indebtedness or guarantees;

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  incur liens and engage in sale-leaseback transactions;

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  make loans and investments;

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  make capital expenditures;

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  declare dividends, make payments on or redeem or repurchase capital stock;

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  engage in mergers, acquisitions and other business combinations;

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  prepay, redeem or purchase certain indebtedness;

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  amend or otherwise alter terms of our material indebtedness and other material agreements;

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  sell assets;

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  transact with affiliates; and

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  alter the business that we conduct.

        The new senior secured revolving credit facility also contains certain customary representations and warranties, affirmative covenants and events of default including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to other indebtedness of specified amounts, certain events of bankruptcy and insolvency, judgment defaults in excess of specified amounts, failure of any security document supporting the new senior secured revolving credit facility to be in full force and effect, and a change of control. If an event of default occurs, the lenders under our new senior secured revolving credit facility would be entitled to take various actions, including acceleration of amounts due under our new senior secured revolving credit facility and all actions permitted to be taken by a secured creditor.

DESCRIPTION OF NEW NOTES

        The Issuers will issue the New Notes (which we refer to herein collectively with the Old Notes as the "Notes") under the Indenture (the "Indenture") among the Issuers, Parent and the Subsidiary Guarantors and Wells Fargo Bank, N.A., as trustee (the "Trustee"). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Indenture is unlimited in aggregate principal amount, although the issuance of Old Notes in the initial offering was limited to $150.0 million. We may issue an unlimited principal amount of additional Notes having identical terms and conditions as the Notes (the "Additional Notes"). We will only be permitted to issue such Additional Notes if at the time of such issuance, we were in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with the holders of the Notes.

        This description of notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights.

        You will find the definitions of capitalized terms used in this description under the heading "Certain definitions." For purposes of this description, references (i) to the "Company" refer only to Festival Fun Parks, LLC and not to its subsidiaries, (ii) to the "Issuers" refer collectively the Company and Palace Finance, Inc., (iii) to "we," "our" and "us" refer to the Company or the Issuers, as the context requires, and not to the subsidiaries of the Company, and (iv) to "Parent" refer only to Palace Entertainment Holdings, Inc. and not to its subsidiaries.

General

        The Notes.    The Notes:

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  are senior unsecured obligations of the Issuers;

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  are limited to an aggregate principal amount of $150.0 million, subject to our ability to issue Additional Notes;

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  mature on April 15, 2014;

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  will be issued in denominations of $1,000 and integral multiples of $1,000;

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  will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See "Book-entry settlement and clearance;"

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  rank equally in right of payment to any future senior Indebtedness of the Company and the Note Guarantors;

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  are unconditionally guaranteed on a senior basis by Parent and each Subsidiary of the Company that guarantees other Indebtedness of the Company or other Subsidiary Guarantors, see "Note guarantees;"

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  are effectively subordinated to the Credit Agreement Obligation and other secured Indebtedness, including the Company's and the Note Guarantors' obligations under the Senior Secured Credit Agreement, to the extent of the collateral securing such Indebtedness; see "Risk factors—Risks related to the notes;"

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  will be senior to all of the Company's and the Note Guarantors' future subordinated Indebtedness; and

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  are expected to be eligible for trading in The PORTAL Market.

        Interest.    Interest on the Notes will be payable semi-annually and:

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  accrue at the rate of 10 7/8% per annum;

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  accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

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  be payable in cash semi-annually in arrears on April 15 and October 15, commencing on October 15, 2006;

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  be payable to the holders of record on the April 1 and October 1 immediately preceding the related interest payment dates; and

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  be computed on the basis of a 360-day year comprised of twelve 30-day months.

        We also will pay additional interest to holders of the Notes if we fail to complete the Exchange Offer by April 7, 2007 or if certain other conditions contained in the Registration Rights Agreement are not satisfied.

Payments on the notes; paying agent and registrar

        We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar's books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Issuers or any of the Restricted Subsidiaries may act as Paying Agent or Registrar.

        We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and exchange

        A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Issuers, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any Note selected for redemption. Also, we are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

        The registered holder of a Note will be treated as the owner of it for all purposes.

Note guarantees

        Parent and the Subsidiary Guarantors will, jointly and severally, fully and unconditionally guarantee on a senior unsecured basis our obligations under the Notes and all obligations under the Indenture. Such Note Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Note Guarantees. The obligations of the Note Guarantors under the Note Guarantees will rank equally in right of payment with other Indebtedness of such Note Guarantors, except to the extent such other Indebtedness is expressly subordinated to the obligations arising under the Note Guarantees. The Note Guarantees will be effectively subordinated to the Note Guarantors' obligations under the First-Lien Credit Facilities and Indebtedness that under the terms of the Indenture is permitted to be secured to the extent of the collateral securing such Indebtedness. On the Issue Date, all of the Subsidiaries of the Company will be Subsidiary Guarantors.

        Although the Indenture will limit the amount of indebtedness that Restricted Subsidiaries may Incur, such indebtedness may be substantial. The Indenture does not limit the amount of Indebtedness that Parent may Incur; Parent will not be subject to any restrictive covenants under the Indenture except for "Certain covenants—Merger and consolidation."

        The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        In the event a Subsidiary Guarantor is sold or disposed of or ceases to be a Subsidiary (whether by merger, consolidation, the sale, distribution or issuance of its Capital Stock after sale or the sale of all or substantially all of its assets (other than by lease)), and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction, to a Person which is not Parent or a Subsidiary of Parent, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee and the Registration Rights Agreement if:

        (1)   the sale or other disposition is in compliance with the Indenture, including "Certain covenants—Limitation on sales of assets and subsidiary stock," "Certain covenants—Limitation on restricted payments" and "Certain covenants—Merger and consolidation;" and

        (2)   all the obligations of such Subsidiary Guarantor under all Credit Facilities and related documentation and any other agreements relating to any other indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.

        In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture, in connection with any legal defeasance of the Notes in accordance with the terms of the Indenture.

Ranking

        The Notes and the Note Guarantees will be senior unsecured obligations of the Issuers, Parent and the Subsidiary Guarantors and:

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  will rank equally in right of payment with all of the existing and future senior Indebtedness of the Issuers, Parent and the Subsidiary Guarantors; and

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  will rank senior in right of payment to all of the existing and future subordinated Indebtedness of the Issuers, Parent and the Subsidiary Guarantors.

        The Notes and the Note Guarantees are effectively junior to the Credit Agreement Obligations of the Company, Parent and the Subsidiary Guarantors under the Senior Secured Credit Agreement and any other existing or future secured Indebtedness to the extent of the collateral that secures those obligations.

        Assuming that we had completed the Transactions and applied the net proceeds we receive from the offering in the manner described under "Use of proceeds," as of March 31, 2006:

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  outstanding Indebtedness of the Company and the Note Guarantors would have been $163.6 million; and

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  the Company would have had commitments under the Senior Secured Credit Agreement (to which the Notes are effectively junior) available to it of $40.0 million (such availability reduced by the $4.5 million of issued but undrawn letters of credit); however, the Company borrowed $12.0 million under the Senior Secured Credit Agreement at the Issue Date.

        In addition to this Indebtedness, the Company and the Subsidiary Guarantors have significant fixed and contingent rental obligations under long-term leases for their water parks and family entertainment centers. For the year ended December 31, 2005, the aggregate rental payments for these leases, including taxes and operating expenses, was approximately $19.1 million.

Optional redemption

        At any time prior to April 15, 2010, the Issuers may on one or more occasions redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder's registered address not less than 30 nor more than 60 days prior to the redemption date.

        On and after April 15, 2010, the Issuers may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Percentage
2010	105.438%
2011	102.719%
2012 and thereafter	100.000%

        On or prior to April 15, 2009, the Issuers may on any one or more occasions redeem up to 35% of the original principal amount of the Notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 110.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

        (1)   at least 65% of the original principal amount of the Notes remains outstanding after each such redemption; and

        (2)   the redemption occurs within 90 days after the closing of such Equity Offering.

        "Adjusted Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after April 15, 2010, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

        "Applicable Premium" means with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on April 15, 2010 (such redemption price being described in the second paragraph in this "Optional Redemption" section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through April 15, 2010 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to April 15, 2010, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to April 15, 2010.

        "Comparable Treasury Price" means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

        "Quotation Agent" means one of the Reference Treasury Dealers selected by the Trustee as directed by the Company.

        "Reference Treasury Dealer" means three nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

        If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Company.

        In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

        The Issuers are not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

        The Issuers may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Change of control

        If a Change of Control occurs, unless the Issuers have exercised their right to redeem all of the Notes as described under "Optional redemption," each holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control, unless the Issuers have exercised its right to redeem all of the Notes as described under "Optional redemption," the Company will mail a notice (the "Change of Control Offer") to each holder, with a copy to the Trustee, stating:

        (1)   that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the "Change of Control Payment");

        (2)   the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

        (3)   the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

        (1)   accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

        (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

        (3)   deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

        The paying agent will promptly mail or cause to be mailed to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

        If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        Prior to the Change of Control Payment Date, and as a condition to such mailing (i) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control or (ii) the Company will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a payment to the holders of Notes under a Change of Control Offer or the Company must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer, and obtain waivers of any event of default from the remaining holders of such Indebtedness. The Company covenants to effect such repayment or obtain such consent, it being a default of the Change of Control provisions of the Indenture if the Company fails to comply with such covenant.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

        The Company's ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Senior Secured Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Secured Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        Even if sufficient funds were otherwise available, the terms of the Senior Secured Credit Agreement will, and future Indebtedness may, prohibit the Company's prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Credit Agreement Obligations and any such other Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture will result in a cross-default under the Senior Secured Credit Agreement.

        The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person other than a Permitted Holder. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

Certain covenants

Limitation on indebtedness

        The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness if on the date thereof:

        (1)   the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

        (2)   no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

        The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

        (1)   Indebtedness of the Company and the Subsidiary Guarantors Incurred pursuant to a Credit Facility in an aggregate amount up to $44.0 million less all principal repayments with the proceeds from Asset Dispositions utilized in accordance with clause 3(a) of "—Limitation on sales of assets and subsidiary stock;"

        (2)   Guarantees by the Company or Subsidiary Guarantors of Indebtedness Incurred by the Company or a Subsidiary Guarantor in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be;

        (3)   Indebtedness of the Company owing to and held by any Subsidiary Guarantor or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Subsidiary Guarantor; provided, however,

          (a)   if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

          (b)   if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and

          (c) (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Subsidiary Guarantor of the Company; and

            (ii)    any sale or other transfer of any such Indebtedness to a Person other than the Company or a Subsidiary Guarantor of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary Guarantor, as the case may be;

        (4)   Indebtedness represented by (a) the Notes issued on the Issue Date, the Subsidiary Guarantees and the related exchange notes and exchange guarantees issued in a registered exchange offer pursuant to the Registration Rights Agreement, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6), (8), (9) and (10)) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to the first paragraph of this covenant;

        (5)   Indebtedness of a Subsidiary Guarantor Incurred and outstanding on the date on which such Subsidiary Guarantor was acquired by, or merged into, the Company or any Subsidiary Guarantor (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary Guarantor became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Subsidiary Guarantor is acquired by the Company, (x) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant or (y) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries would have increased and would have been at least 1.80 to 1.00, in each case of clause (x) and (y) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);

        (6)   Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (a) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness Incurred without violation of the Indenture; (b) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (c) for the purpose of fixing or hedging commodity price risk with respect to any commodities;

        (7)   the Incurrence by the Company or any of its Subsidiary Guarantors of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or such Subsidiary Guarantor, and Attributable Indebtedness, in an aggregate principal amount, including all Refinancing Indebtedness Incurred to refund, defease, renew, extend, refinance or replace any Indebtedness Incurred pursuant to this clause (7), not to exceed at any time outstanding the greater of (A) $7.5 million and (B) 4.5% of Consolidated Total Assets;

        (8)   Indebtedness Incurred in respect of workers' compensation claims, self-insurance obligations, performance, surety, appeal and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

        (9)   Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary or to pay related fees and expenses, provided that with respect to a disposition, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

        (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of Incurrence;

        (11) the Incurrence by any Foreign Subsidiary of the Company of Indebtedness not to exceed $5.0 million at any time outstanding; and

        (12) in addition to the items referred to in clauses (1) through (11) above, Indebtedness of the Company and its Subsidiary Guarantors in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, will not exceed $10.0 million at any time outstanding.

        The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary (other than a Subsidiary

Guarantor) may Incur any Indebtedness under the preceding paragraph if the proceeds are used to refinance Indebtedness of the Company.

        For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

        (1)   in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify all or any portions of such item of Indebtedness on the date of Incurrence and, with the exception of clause (1) of the second paragraph, may later classify all or any portion of such item of Indebtedness in any manner that complies with this covenant at the time of such reclassification and only be required to include the amount and type of such Indebtedness in one of such clauses;

        (2)   all Indebtedness outstanding on the date of the Indenture under the Senior Secured Credit Agreement shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (4) of the second paragraph of this covenant;

        (3)   Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

        (4)   if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

        (5)   the principal amount of any Disqualified Stock or Preferred Stock of a Person will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

        (6)   Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

        (7)   the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

        Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Disqualified Stock or Preferred Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Indebtedness. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this "Limitation on indebtedness" covenant, the Company shall be in Default of this covenant).

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on restricted payments

        The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

        (1)   declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

          (a)   dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

          (b)   dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock, other than Disqualified Stock, on a pro rata basis);

        (2)   purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

        (3)   purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Indebtedness of the Company owing to and held by any Subsidiary Guarantor or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any other Subsidiary Guarantor permitted under clause (3) of the second paragraph of the covenant "—Limitation on indebtedness" or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

        (4)   make any Restricted Investment in any Person;

        (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (a)   a Default shall have occurred and be continuing (or would result therefrom); or

          (b)   the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the "—Limitation on indebtedness" covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

          (c)   the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding clauses (1), (2), (3), (4), (7), (8), (9) and (11) of the next paragraph) would exceed the sum of:

            (i)    50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the fiscal quarter immediately following the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are internally available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

            (ii)   100% of the aggregate Net Cash Proceeds and the fair market value of property other than cash received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds or property received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

            (iii)  the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); and

            (iv)  the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

              (A)  repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or

              (B)  the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the then fair market value of the Investments of the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which Restricted Investment in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that the amounts realized under subclauses (A) and (B) of this clause (iv) shall not be limited to the amount of the Restricted Investment and amounts included under this clause (iv) will be excluded from Consolidated Net Income for purposes of clause (i) of this paragraph (c).

        The provisions of the preceding paragraph will not prohibit:

        (1)   any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor or other Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary

unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

        (2)   any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under "—Limitation on indebtedness" and that in each case constitutes Refinancing Indebtedness;

        (3)   any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under "—Limitation on indebtedness" and that in each case constitutes Refinancing Indebtedness;

        (4)   so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under "—Limitation on sales of assets and subsidiary stock" below;

        (5)   dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that the payment of such dividends shall not be counted as Restricted Payments if the declaration of the dividends was already so counted as Restricted Payments;

        (6)   so long as no Default or Event of Default has occurred and is continuing,

          (a)   the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company held by any existing, future or former employees, consultants, directors or management of the Company or Parent or any Subsidiary or direct or indirect Parent of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such transactions pursuant to this clause shall not be permitted with respect to the compensation or issuance of securities for any services that were not related to, or for the benefit of, the Company and its Restricted Subsidiaries; provided, further, that such transactions pursuant to this clause will not exceed $1.0 million in the aggregate during any calendar year (with any unused amount being available to be utilized in succeeding calendar years), plus the amount of any capital contributions to the Company as a result of sales of such shares of Capital Stock of the Company or any direct or indirect parent of the Company to such persons (provided that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c) (ii) of the preceding paragraph) plus the amount of any "key man" insurance proceeds received by the Company or any Subsidiary Guarantor; and

          (b)   loans or advances to employees, directors or consultants of the Company or Parent or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company or Parent, in an aggregate amount not in excess of $1.0 million at any one time outstanding; provided, however, that if used to purchase the Capital Stock of Parent, the proceeds of such purchase shall be contributed to the Company;

        (7)   repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

        (8)   cash dividends or loans to Parent or an Intermediate Parent in amounts equal to:

          (a)   the amounts required for Parent or such Intermediate Parent to pay any Federal, state or local income taxes to the extent that such income taxes are directly attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of amounts actually received from Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries;

          (b)   the amounts required for Parent or Intermediate Parent to pay franchise taxes and other fees required to maintain its legal existence;

          (c)   an amount not to exceed the greater of (i) $1.0 million and (ii) if a registered public Equity Offering has occurred and the Intermediate Parent or Parent which undertook the registered public Equity Offering continues to be a reporting company under the Exchange Act, $2.0 million, in any fiscal year to permit Parent (or such Intermediate Parent) to pay its corporate overhead expenses Incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for both Parent (or such Intermediate Parent) and the Company;

        (9)   any payments made in connection with the Transactions pursuant to the Acquisition Agreement and any other agreements or documents related to the Transactions and as described in this prospectus;

        (10) so long as no Default or Event of Default has occurred and is continuing, any payments made pursuant to the Management Agreement (without giving effect to subsequent amendments, waivers or other modifications to the Management Agreement);

        (11) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the "Change of control" covenant or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the "—Limitation on sales of assets and subsidiary stock" covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

        (12) so long as no Default or Event of Default has occurred and is continuing, the payment of dividends on Disqualified Stock of the Company or Preferred Stock of a Restricted Subsidiary, the Incurrence of which was permitted by the Indenture to the extent such dividends are included in the definition of "Consolidated Interest Expense;"

        (13) Investments in Joint Ventures and Unrestricted Subsidiaries in an amount not to exceed the greater of $5.0 million or 3.0% of Consolidated Total Assets outstanding at any one time; and

        (14) Restricted Payments in an amount not to exceed $5.0 million.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant "—Limitation on restricted payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Limitation on liens

        The Company will not, and the Company will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), whether owned on the date of the Indenture or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Note Guarantee of such Restricted Subsidiary, as the case may be, equally and ratably with (or senior in priority to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Limitation on sale/leaseback transactions

        The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

        (1)   the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as evidenced by a resolution of the Board of Directors of the Company) of the property subject to such transaction;

        (2)   the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction without securing the Notes by the covenant described under "—Limitation on liens;" and

        (3)   the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under "—Limitation on sales of assets and subsidiary stock" (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

        The entry into any Sale/Leaseback Transaction by the Company and any of its Restricted Subsidiaries which involves a Real Estate Operating Lease shall not be subject to this covenant.

Limitation on restrictions on distributions from restricted subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

        (1)   pay dividends or make any other distributions on its Capital Stock to the Company or any Restricted Subsidiary or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

        (2)   make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

        (3)   transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

        The preceding provisions will not prohibit:

        (i)    any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture, including the Indenture, the Notes, the Exchange Notes, the Subsidiary Guarantees and the Senior Secured Credit Agreement (and related documentation) in effect on such date, any agreement satisfying any other clause of this paragraph and any other agreement identified in an annex to the Indenture;

        (ii)   any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date; provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

        (iii)  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect, taken as a whole, to the holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

        (iv)  in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

          (a)   that restricts the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

          (b)   contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

          (c)   pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary; or

          (d)   consisting of customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, which limitation is applicable only to the assets that are the subject of such agreements.

        (v)   (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

        (vi)  any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

        (vii) net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

        (viii)   encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

        (ix)  encumbrances or restrictions contained in indentures or debt instruments or other debt arrangements Incurred by Subsidiary Guarantors in accordance with "—Limitation on indebtedness," that are not more restrictive, taken as a whole, than those applicable to the Company in either the Indenture or the Senior Secured Credit Agreement on the Issue Date (which results in encumbrances or restrictions comparable to those applicable to the Company at a Restricted Subsidiary level);

        (x)   encumbrances or restrictions contained in indentures or other debt instruments or debt arrangements Incurred by Subsidiary Guarantors pursuant to clause (5) of the second paragraph of the covenant "—Limitation on indebtedness," provided that after giving effect to such Incurrence of Indebtedness, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant "—Limitation on indebtedness;" and

        (xi)  restrictions on cash or deposits imposed under contracts entered into in the ordinary course of business in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on such cash or deposit.

Limitation on sales of assets and subsidiary stock

        The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

        (1)   the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

        (2)   at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of (A) cash or Cash Equivalents; and

        (3)   an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

          (a)   first, to the extent the Company or any Subsidiary Guarantor, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Indebtedness of the Company or a Subsidiary Guarantor outstanding under a First Lien Credit Facility within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Subsidiary Guarantor will pay down such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

          (b)   second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash provided that to the extent Additional Assets are received as a portion of the consideration in an Asset Disposition transaction, the Company may treat such portion of the transaction as an Asset Swap subject to compliance with the provisions of the seventh paragraph of this covenant provided further that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

        Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." Not later than the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer ("Asset Disposition Offer") to all holders of Notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition ("Pari Passu Notes"), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in integral multiples of $1,000. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

        The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset Disposition Offer Period"). No later than five Business Days after the termination of the Asset Disposition Offer Period (the "Asset Disposition Purchase Date"), the Company will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the "Asset Disposition Offer Amount") or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

        If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Asset Disposition Offer.

        On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. The Company will deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers' Certificate from the Company, will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

        For the purposes of this covenant, the following will be deemed to be cash:

        (1)   the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Restricted Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) above); and

        (2)   securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are within 180 days converted by the Company or such Restricted Subsidiary into cash.

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

        (1)   at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

        (2)   the Company or such Restricted Subsidiary, as the case may be, receives Additional Assets at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Swap), as determined in good faith by the Board of Directors of the shares and assets subject to such Asset Swap and the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company.

        The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

        All Net Available Cash received by the Company or any Restricted Subsidiary, as the case may be, from any Recovery Event may be invested in Additional Assets or, at the election of the Company, applied in accordance with the provisions above relating to application of Net Available Cash from an Asset Disposition.

Limitation on affiliate transactions

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless:

        (1)   the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;

        (2)   in the event such Affiliate Transaction involves an aggregate consideration in excess of $1.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

        (3)   in the event such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate.

        The preceding paragraph will not apply to:

        (1)   any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under "—Limitation on restricted payments;"

        (2)   any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers, employees, consultants or directors approved by the Board of Directors of the Company;

        (3)   loans or advances to employees, officers, consultants or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries but in any event not to exceed $1.0 million in the aggregate outstanding at any one time (without giving effect to the forgiveness of any such loan);

        (4)   any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with "—Limitation on indebtedness;"

        (5)   the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;

        (6)   the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date and as described in this prospectus, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not more disadvantageous in any material respect to the holders of the Notes than the terms of the agreements in effect on the Issue Date;

        (7)   the entering into the Management Agreement and, so long as no Default or Event of Default has occurred and is continuing, payment thereunder in an aggregate amount in any fiscal year not to exceed $1.0 million;

        (8)   transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the members of the Board of Directors or senior management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

        (9)   any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith.

SEC reports

        Following the effectiveness of the exchange offer or shelf registration statement required by the Registration Rights Agreement, the Company will file with the SEC, and make available to the Trustee and the registered holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to Parent, the Company and the Subsidiary Guarantors within the time periods specified therein. Prior to the effectiveness of the exchange offer or shelf registration statement required by the Registration Rights Agreement or in the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Trustee and the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms.

        If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management's Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of Parent, the Company and its Restricted Subsidiaries.

        In addition, Parent, the Company and the Subsidiary Guarantors have agreed that they will make available to the holders and to prospective investors, upon the request of such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this covenant, Parent, the Company and the Subsidiary Guarantors will be deemed to have furnished the reports to the Trustee and the holders of Notes as required by this covenant if it has filed such reports with the Commission via the EDGAR filing system and such reports are publicly available.

        The filing requirements set forth above for the applicable period may be satisfied by the Company prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement (each as described under "Exchange offer; registration rights") by the filing with the Commission of the exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that this paragraph shall not supersede or in any manner suspend or delay the Company's reporting obligations set forth in the first three paragraphs of this covenant.

Merger and consolidation

        The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

        (1)   (a) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia, (b) the Successor Company (if not the Company) will expressly assume, by supplemental indenture (and other applicable documents), executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement; and (c) if the Successor Company is a limited liability company, a corporation will continue to be a co-issuer of the Notes;

        (2)   immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

        (3)   immediately after giving effect to such transaction, (A) the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of "—Limitation on indebtedness" or (B) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries (i) would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction and (ii) would be at least 1.80 to 1.00;

        (4)   each Note Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person's obligations in respect of the Indenture and the Notes, and its obligations Registration Rights Agreement shall continue to be in effect; and

        (5)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

        Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction and (z) the Company may merge with and into Palace Finance, Inc. so long as the surviving entity is a corporation; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clause (5).

        Parent will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

        (1)   (a) the resulting, surviving or transferee Person (the "Successor Parent") will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia, and (b) the Successor Parent (if not Parent) will expressly assume, by supplemental indenture (and other applicable documents), executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Parent under the Note Guarantee, the Indenture, and the Registration Rights Agreement;

        (2)   immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Parent or any Subsidiary of the Successor Parent as a result of such transaction as having been Incurred by the Successor Parent or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

        (3)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by Parent or the Company, as the case may be, instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Parent or the Company on a consolidated basis, respectively, shall be deemed to be the transfer of all or substantially all of the properties and assets of Parent or the Company, as the case may be.

        The predecessor entity will be released from its obligations under the Indenture and the Parent Guarantee, as applicable, and the Successor Parent or Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the predecessor entity under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor entity will not be released from the obligation to pay the principal of and interest on the Notes or the payment obligations under the Parent Guarantee, as applicable.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

        In addition, the Company will not permit any Subsidiary Guarantor to consolidate with, merge with or into any Person (other than another Subsidiary Guarantor) and will not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor (other than to another Subsidiary Guarantor) unless:

        (1)   if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia;

        (2)   immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing;

        (3)   if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and the Registration Rights Agreement;

        (4)   the transaction is made in compliance with the covenant described under "—Limitation on sales of assets and subsidiary stock" and this "—Merger and consolidation" covenant; and

        (5)   the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

        Notwithstanding the preceding paragraph, if any Subsidiary Guarantor consolidates with, merges with or into another Subsidiary Guarantor, or conveys, transfers or leases of all or substantially all of its assets to another Subsidiary Guarantor, the resulting, surviving or transferee Subsidiary Guarantor shall comply with the applicable requirements under clause (3) of the preceding paragraph.

Future note guarantors

        After the Issue Date, the Company will cause each Restricted Subsidiary that is a Domestic Subsidiary created or acquired by the Company or one or more of its Restricted Subsidiaries to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior unsecured basis.

        The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Senior Secured Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

        Each Subsidiary Guarantee shall be released in accordance with the provisions of the Indenture described under "Note guarantees."

Limitation on lines of business

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Limitation on activities of Palace Finance, Inc.

        Other than in connection with or incident to its obligations of the Notes and any Additional Notes under the Indenture, any future issuance of Indebtedness by the Company in accordance with the Indenture that is co-issued by Palace Finance Inc. and its existence, Palace Finance Inc. will not hold any assets, become liable for any obligations or engage in any business activities. At any time after the Company or a Successor Company is a corporation, Palace Finance Inc. may consolidate or merge with or into the Company or any Restricted Subsidiary.

Payments for consent

        None of Parent, the Issuers or any of the Company's Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of default

        Each of the following is an Event of Default:

        (1)   default in any payment of interest or additional interest (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days;

        (2)   default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

        (3)   failure by an Issuer or any Subsidiary Guarantor to comply with its obligations under "Certain covenants—Merger and consolidation;"

        (4)   failure by an applicable Issuer to comply for 30 days after notice as provided below with any of its obligations under the covenants described under "Change of control" above or under the covenants described under "Certain covenants" above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with "Certain covenants—Merger and consolidation" which is covered by clause (3));

        (5)   failure by an applicable Issuer to comply for 60 days after notice as provided below with its other agreements contained in the Indenture;

        (6)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

    (a)
    is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to 15 days after the expiration of the grace period, if any, provided in such Indebtedness ("payment default"); or

    (b)
    results in the acceleration of such Indebtedness prior to its maturity (the "cross acceleration provision");

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

        (7)   certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the "bankruptcy provisions");

        (8)   failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $5.0 million (net of any amounts covered by a reputable and creditworthy insurance company), which judgments are not paid, discharged or stayed for a period of 60 days (the "judgment default provision"); or

        (9)   any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Note Guarantor denies or disaffirms its obligations under the Indenture or its Note Guarantee.

        However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Issuers in writing of the default and the Issuers do not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

        If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by written notice to the Issuers, or the holders of at least 25% in principal amount of the outstanding Notes by written notice to the Issuers and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under "Events of default" has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

        (1)   such holder has previously given the Trustee notice that an Event of Default is continuing;

        (2)   holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

        (3)   such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

        (4)   the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

        (5)   the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Issuers are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Issuers are taking or proposing to take in respect thereof.

Amendments and waivers

        Subject to certain exceptions, the Indenture and the Notes, may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:

        (1)   reduce the amount of Notes whose holders must consent to an amendment;

        (2)   reduce the stated rate of or extend the stated time for payment of interest on any Note;

        (3)   reduce the principal of or extend the Stated Maturity of any Note;

        (4)   reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under "Optional redemption," "Change of control," or "Certain covenants—Limitation on sales of assets and subsidiary stock," whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

        (5)   make any Note payable in money other than that stated in the Note;

        (6)   impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

        (7)   make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or

        (8)   modify the Note Guarantees in any manner materially adverse to the holders of the Notes.

        Notwithstanding the foregoing, without the consent of any holder, the Issuers, the Note Guarantors and the Trustee may amend the Indenture and the Notes to:

        (1)   cure any ambiguity, omission, defect or inconsistency;

        (2)   provide for the assumption by a successor corporation of the obligations of the Company or any Note Guarantor under the Indenture;

        (3)   provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f) (2) (B) of the Code);

        (4)   add Guarantees with respect to the Notes;

        (5)   add collateral to secure the Notes;

        (6)   add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

        (7)   make any change that does not adversely affect the rights of any holder;

        (8)   comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

        (9)   release a Subsidiary Guarantor from its obligations under its Note Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

        (10) provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

        (11) provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities; or

        (12) conform the text of the Indenture, the Notes or the Note Guarantees to any provision of this Description of notes to the extent that such provision in this Description of notes was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees.

        The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder's Notes will not be rendered invalid by such tender. After an amendment or supplement under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Defeasance

        The Issuers at any time may terminate all their obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If the Issuers exercise their legal defeasance option, the Note Guarantees in effect at such time will terminate.

        The Issuers at any time may terminate their obligations described under "Change of control" and under the covenants described under "Certain covenants" (other than "Certain covenants—Merger and consolidation" and "Certain covenants—Limitation on activities of Palace Finance, Inc."), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Events of default" above and the limitations contained in clause (3) of the first paragraph under "Certain covenants—Merger and consolidation" above ("covenant defeasance").

        The Issuers may exercise their legal defeasance option notwithstanding the prior exercise of their covenant defeasance option. If the Issuers exercises their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (8) or (9) under "Events of default" above or because of the failure of the Company to comply with clause (3) under "Certain covenants—Merger and consolidation" above.

        In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

No personal liability of directors, officers, employees and stockholders

        No director, officer, employee, incorporator or stockholder of Parent or the Issuers, as such, shall have any liability for any obligations of the Issuers under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the trustee

        Wells Fargo Bank, N.A. is the Trustee under the Indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the Notes.

Governing law

        The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

        "Acquired Indebtedness" means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

        "Acquisition Agreement" means the Stock Purchase Agreement among Palace Entertainment, Inc., the Company and Parent, dated as of February 9, 2006, and accepted by Parent as of February 21, 2006.

        "Additional Assets" means:

        (1)   any property, plant, equipment or other long-term, tangible assets (excluding working capital for the avoidance of doubt) to be used by the Company or a Restricted Subsidiary in a Related Business;

        (2)   the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

        (3)   Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

        provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided that exclusively for purposes of "Certain covenants—Limitation on affiliate transactions," beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

        "Asset Disposition" means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets, including any lease terminations, (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

        (1)   a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

        (2)   the sale of Cash Equivalents in the ordinary course of business;

        (3)   a disposition of inventory in the ordinary course of business;

        (4)   a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in the ordinary course of business;

        (5)   transactions permitted under "Certain covenants—Merger and consolidation;"

        (6)   an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Subsidiary Guarantor that is a Restricted Subsidiary;

        (7)   for purposes of "Certain covenants—Limitation on sales of assets and subsidiary stock" only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition subject to "Certain covenants—Limitation on restricted payments;"

        (8)   the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

        (9)   dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

        (10) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business;

        (11) foreclosure on assets;

        (12) the sale of assets and concurrent leaseback of such assets if such lease constitutes a Capital Lease Obligation and is otherwise permitted under the terms of the Indenture;

        (13) an Asset Swap effected in compliance with "Certain covenants—Limitation on the sale of assets and subsidiary stock;" and

        (14) the condemnation, or the taking by eminent domain, of any property or assets that results in a Recovery Event the proceeds of which are applied in accordance with the Indenture.

        "Asset Swap" means the concurrent purchase and sale or exchange of Additional Assets used or useful in a Related Business between the Company and any of its Restricted Subsidiaries, on the one hand, and another Person who is not an Affiliate of the Company; provided that any cash received must be applied in accordance with "Certain covenants—Limitation on the sale of assets and subsidiary stock."

        "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capitalized Lease Obligations;" provided, further, that the rental payments under Real Estate Operating Leases shall not give rise to Attributable Indebtedness.

        "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

        "Board of Directors" means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

        "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

        "Cash Equivalents" means:

        (1)   securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

        (2)   marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of "A" or better from either Standard & Poor's Ratings Services or Moody's Investors Service, Inc.;

        (3)   certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Ratings Services, or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having combined capital and surplus in excess of $500.0 million;

        (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

        (5)   commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Ratings Services or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

        (6)   interests in any investment company or money market fund which invests substantially all of its assets in instruments of the type specified in clauses (1) through (5) above.

        "Change of Control" means:

        (1)   any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company or Parent held by a parent entity (other than the Parent), if such person or group "beneficially owns" (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); or

        (2)   the first day on which a majority of the members of the Board of Directors of the Company or Parent are not Continuing Directors; or

        (3)   the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or Parent and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

        (4)   the adoption by the stockholders of the Company or Parent of a plan or proposal for the liquidation or dissolution of the Company or Parent.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Common Stock" means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated Coverage Ratio" means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are internally available to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

        (1)   if the Company or any Restricted Subsidiary:

        (a)   has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

        (b)   has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

        (2)   if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business, or any Park Management Agreement has been terminated, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

        (a)   the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

        (b)   Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

        (3)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, or executed any Park Management Agreement, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment, acquisition or execution occurred on the first day of such period;

        (4)   if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period; and

        (5)   with respect to any period prior to the Issue Date, any adjustments to "EBITDA" contained in this prospectus under "Summary—Summary historical and pro forma financial data" will be added to or deducted from Consolidated Net Income in computing Consolidated EBITDA to the extent included in calculating Consolidated Net Income.

        For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) except that such pro forma calculations may include, without duplication, the impact of any Park Management Agreements and operating expense reductions for such period resulting from the transaction which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken and will commence upon the consummation of such transaction (which operating expense reductions are reasonably expected to be sustainable over the long term, will not adversely effect revenues and will commence no later than 180 days after the consummation of the transaction), including, but not limited to, the execution or termination of any contracts, reduction of costs related to administrative functions, the termination of any personnel or the closing (or approval of the Board of Directors of the Company of any closing) of any facility, as applicable; providedthat, in any case, such adjustments are set forth in an Officers' Certificate signed by the Company's chief financial or chief accounting officer and another Officer which sets forth (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments conform to the provisions of this paragraph and are based on the reasonable good faith beliefs of the Officers executing such Officers' Certificate at the time of such execution and (iii) that any related Incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

        "Consolidated EBITDA" for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

        (1)   Consolidated Interest Expense; plus

        (2)   Consolidated Income Taxes; plus

        (3)   consolidated depreciation expense; plus

        (4)   consolidated amortization expense (including amortization of any write-up of leases arising from purchase accounting in accordance with GAAP) or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 "Goodwill and Other Intangibles" and Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets;" plus

        (5)   other non-cash charges reducing Consolidated Net Income, including, without limitation, any unrealized non-cash losses or charges in respect of Hedging Obligations, including those resulting from the application of FAS 133 (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

        (6)   any gains (or less any losses) (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness; plus

        (7)   payments made pursuant to the Management Agreement in accordance with the Indenture; plus

        (8)   fees and expenses of the Company and its Restricted Subsidiaries payable in connection with any Equity Offering, the Incurrence of Indebtedness permitted by the covenant described under the caption "Certain covenants—Limitation on indebtedness," any acquisition permitted hereunder or any restructuring charges provided that the amount of restructuring charges paid or payable in cash shall not exceed $5.0 million since the Issue Date; less

        (9)   noncash items increasing Consolidated Net Income of such Person for such period, including, without limitation, any unrealized non-cash gains in respect of Hedging Obligations, including those resulting from the application of FAS 133 (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges made in any prior period).

        Notwithstanding the preceding sentence, clauses (2) through (9) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (9) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

        "Consolidated Income Taxes" means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

        (1)   interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

        (2)   amortization of debt discount; provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

        (3)   non-cash interest expense;

        (4)   commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

        (5)   the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

        (6)   costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

        (7)   the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

        (8)   the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

        (9)   the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

        For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of "Indebtedness," the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (9) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of "Indebtedness."

        For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company.

        "Consolidated Leverage Ratio," as of any date of determination, means the ratio of:

        (1)   the sum of the aggregate outstanding Indebtedness of the Company and its Restricted Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to

        (2)   Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination; provided, however, that:

        (3)   if the Company or any Restricted Subsidiary:

        (a)   has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the end of such period, Consolidated EBITDA for such period will be calculated after giving effect on a pro forma basis to (x) such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be: (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and (y) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

        (b)   has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness and Consolidated EBITDA for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

        (4)   if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business, or any Park Management Agreement has been terminated, or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is such an Asset Disposition:

        (a)   Indebtedness at the end of such period will be reduced by an amount equal to the Indebtedness discharged, defeased or retired with the Net Available Cash of such Asset Disposition and the assumption of Indebtedness by the transferee; and

        (b)   the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

        (5)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business or group of related assets or line of business, or executed any Park Management Agreement,

Indebtedness and Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment, acquisition or execution occurred on the first day of such period; and

        (6)   if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness or made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3), (4) or (5) above if made by the Company or a Restricted Subsidiary during such period, Indebtedness and Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Incurrence of Indebtedness or Asset Disposition or Investment occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) except that such pro forma calculations may include, without duplication, the impact of any Park Management Agreements and operating expense reductions for such period resulting from the transaction which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken and will commence upon the consummation of such transaction (which operating expense reductions are reasonably expected to be sustainable over the long term, will not adversely effect revenues and will commence no later than 180 days after the consummation of the transaction), including, but not limited to, the execution or termination of any contracts, reduction of costs related to administrative functions, the termination of any personnel or the closing (or approval of the Board of Directors of the Company of any closing) of any facility, as applicable; provided that, in any case, such adjustments are set forth in an Officers' Certificate signed by the Company's chief financial or chief accounting officer and another Officer which sets forth (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments conform to the provisions of this paragraph and are based on the reasonable good faith beliefs of the Officers executing such Officers' Certificate at the time of such execution and (iii) that any related Incurrence of Indebtedness is permitted pursuant to the Indenture.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

        (1)   any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

        (a)   subject to the limitations contained in clauses (3), (4) and (5) below, the Company's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

        (b)   the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

        (2)   any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

        (a)   subject to the limitations contained in clauses (3), (4) and (5) below, the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

        (b)   the Company's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

        (3)   any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction or any termination of leases) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

        (4)   dividends paid or accrued on any Preferred Stock (other than Disqualified Stock) of the Company to the extent that such dividends actually reduced Consolidated Net Income;

        (5)   any extraordinary gain or loss;

        (6)   non-cash compensation expense incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary; and

        (7)   the cumulative effect of a change in accounting principles.

        Any amounts payable by Parent or an Intermediate Parent described in clause (8) of the second paragraph of the covenant described under "—Limitation on restricted payments," without duplication of any amounts otherwise deducted in calculating Consolidated Net Income, the funds for which are provided by the Company and/or its Restricted Subsidiaries, shall be deducted in calculating the Consolidated Net Income of the Company and its Restricted Subsidiaries.

        "Consolidated Total Assets" means, as of any date of determination, after giving effect on a pro forma basis to the transaction giving rise to the need to compute Consolidated Total Assets, the total amount of assets which would appear on a consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, after deducting (i) the amount of all current liabilities and (ii) any item representing Investments in Unrestricted Subsidiaries and Joint Ventures.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company or Parent, as the case may be, who: (1) was a member of such Board of Directors on the date of the Indenture; (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the relevant Board at the time of such nomination or election; or (3) was designated by the Permitted Holders.

        "Credit Agreement Obligations" means (i) Indebtedness outstanding under one or more of the First-Lien Credit Facilities that is secured by a Permitted Lien described in clause (1) of the definition thereof, and (ii) all other obligations (not constituting Indebtedness) of the Company or any Note Guarantor under such First-Lien Credit Facilities.

        "Credit Facility" means, with respect to the Company or any Subsidiary Guarantor, one or more debt facilities (including, without limitation, the Senior Secured Credit Agreement or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, debt securities or letters of credit, but excluding receivables facilities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture)).

        "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

        (1)   matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

        (2)   is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

        (3)   is redeemable at the option of the holder of the Capital Stock in whole or in part,

        in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions "Change of control" and "Certain covenants—Limitation on sales of assets and subsidiary stock."

        "Domestic Subsidiary" means any Subsidiary of a Person that is organized under the laws of the United States of America or any state or political subdivision thereof.

        "Equity Offering" means a public or private offering for cash by the Company or Parent, as the case may be, of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (x) public offerings with respect to the Company's or Parent's, as the case may be, Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "First-Lien Credit Facilities" means the Senior Secured Credit Agreement and any other Credit Facility that is secured by a Permitted Lien described in clause (1) of the definition thereof.

        "Foreign Subsidiary" means any Subsidiary of a Person that is not organized under the laws of the United States of America or any state thereof.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

        (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

        (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor Pari Passu Indebtedness" means Indebtedness of a Note Guarantor that ranks equally in right of payment to its Note Guarantee.

        "Guarantor Subordinated Obligation" means, with respect to a Note Guarantor, any Indebtedness of such Note Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the obligations of such Note Guarantor under its Note Guarantee pursuant to a written agreement.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

        "holder" means a Person in whose name a Note is registered on the Registrar's books.

        "Incur" means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

        (1)   the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

        (2)   the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

        (3)   the principal component of all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

        (4)   the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

        (5)   Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

        (6)   the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock;

        (7)   the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

        (8)   the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

        (9)   to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

        The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

        In addition, "Indebtedness" of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

        (1)   such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture");

        (2)   such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a "General Partner"); and

        (3)   there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

          (a)   the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

          (b)   if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

        "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

        "Intermediate Parent" means any Subsidiary of the Parent all of the Capital Stock of which (other than directors' qualifying shares) is owned directly or indirectly by the Parent and which owns, directly or indirectly, all of the Capital Stock (other than directors' qualifying shares) of the Company.

        "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

        (1)   Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

        (2)   prepaid expenses and endorsements of negotiable instruments and documents and negotiable instruments held for collection, in each case in the ordinary course of business; and

        (3)   an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

        For purposes of "Certain covenants—Limitation on restricted payments,"

        (1)   "Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

        (2)   any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

        "Issue Date" means April 12, 2006.

        "Joint Venture" means any Person, other than an individual or a Subsidiary of the Company, (i) in which the Company or a Subsidiary Guarantor holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) and (ii) which is engaged in a Related Business.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Management Agreement" means the Management Agreement between the Company and MidOcean US Advisor, LP (and its permitted successors and assigns thereunder) as in effect on the Issue Date or as amended; provided that any amendment is not materially adverse to the holders of the Notes and does not provide for any additional fees payable under the Management Agreement.

        "Net Available Cash" from an Asset Disposition or Recovery Event means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by any acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Recovery Event or received in any other non-cash form) therefrom of net of:

        (1)   all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such transaction;

        (2)   all payments made on any Indebtedness which is secured by any assets subject to such transaction, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such transaction, or by applicable law be repaid out of the proceeds from such transaction;

        (3)   all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such transaction; and

        (4)   the deduction of appropriate amounts to be provided as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such transaction and retained by the Company or any Restricted Subsidiary after such transaction.

        "Net Award" means any awards or proceeds in respect of any condemnation or other eminent domain proceeding relating to any property.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements); provided that the cash proceeds of an Equity Offering by Parent shall not be deemed Net Cash Proceeds, except to the extent such cash proceeds are contributed to the Company.

        "Net Insurance Proceeds" means any awards or proceeds in respect of any casualty insurance or title insurance claim relating to any property.

        "Non-Recourse Indebtedness" means Indebtedness of a Person:

        (1)   as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness but excluding a non-recourse pledge of the Capital Stock of such Unrestricted Subsidiary) or (b) is directly or indirectly liable (as a guarantor or otherwise);

        (2)   no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

        (3)   the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

        "Note Guarantee" means, individually, any Guarantee of payment of the Notes by a Note Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Note Guarantee will be in the form prescribed by the Indenture.

        "Note Guarantors" means Parent and the Subsidiary Guarantors.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

        "Officers' Certificate" means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Parent" means Palace Entertainment Holdings, Inc., a Delaware corporation.

        "Parent Guarantee" means the Note Guarantee of Parent.

        "Pari Passu Indebtedness" means Indebtedness that ranks equally in right of payment to the Notes.

        "Park Management Agreement" means any contract for the management and operation of water parks and/or family entertainment centers by the Company and/or any of its Restricted Subsidiaries; provided, that (i) the initial term of the contract is no earlier than eight years, (ii) the contract provides for a fee to, or the sharing of revenue by, the Company and/or the Restricted Subsidiary based on a measure of the performance of the park under management and (iii) the contract is not subject to cancellation except for customary events of defaults for contracts of such nature (other than events of default that are based on the performance of the Company and/or the Restricted Subsidiary under the contract). When pro forma effect is to be given to any Park Management Agreement under the Indenture, such pro forma effect will be calculated based on the historical performance of any park that is being managed pursuant to the Park Management Agreement calculated for the most recently complete four quarterly period in accordance with GAAP and after reduction for any additional costs by the Company and/or its Restricted Subsidiary in connection with performing its services under the contract.

        "Permitted Holders" means MidOcean Partners, LP, MidOcean Partners II, LP and their respective Affiliates, any existing senior management on the Issue Date who hold Capital Stock of Parent or the Company and any Person acting in the capacity of an underwriter with respect to a distribution of Capital Stock of Parent or the Company so long as it is acting in its capacity as an underwriter.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

        (1)   a Subsidiary Guarantor or a Person which will, upon the making of such Investment, become a Subsidiary Guarantor; provided, however, that the primary business of such Subsidiary Guarantor is a Related Business;

        (2)   another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Subsidiary Guarantor; provided, however, that such Person's primary business is a Related Business;

        (3)   cash and Cash Equivalents;

        (4)   receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

        (5)   payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

        (6)   loans or advances to employees of the Company and its Restricted Subsidiaries made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary in an aggregate amount at any one time outstanding not to exceed $1.0 million (loans or advances that are forgiven shall continue to be deemed outstanding);

        (7)   Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

        (8)   Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with "Certain covenants—Limitation on sales of assets and subsidiary stock;"

        (9)   Investments in existence on the Issue Date;

        (10) Currency Agreements, Interest Rate Agreements, and related Hedging Obligations, which transactions or obligations are Incurred in compliance with "Certain covenants—Limitation on indebtedness;"

        (11) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed $5.0 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

        (12) Guarantees issued in accordance with "Certain covenants—Limitation on indebtedness;" and

        (13) Investments in negotiable instruments held for collection and lease, utility and workers compensation, performance and other similar deposits made in the ordinary course of business.

        "Permitted Liens" means, with respect to any Person:

        (1)   Liens securing Pari Passu Indebtedness and other obligations under a Credit Facility and related Hedging Obligations and liens on assets of Restricted Subsidiaries securing Guarantees of Pari Passu Indebtedness and other obligations of the Company under a Credit Facility permitted to be Incurred under the Indenture in an aggregate principal amount not to exceed the greater of (A) (x) the amount set forth under the provisions described in clause (1) of the second paragraph under "Certain covenants—Limitation on indebtedness" plus (y) $33.0 million less all principal repayments with the proceeds from Asset Dispositions utilized in accordance with clause 3(a) of "Certain Covenants—Limitations on sales of assets and subsidiary stock" in excess of $44.0 million and (B) provided that the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries is not greater than 4.00 to 1.00, 250% of Consolidated EBITDA after giving effect on a pro forma basis (in the same manner as the Consolidated Leverage Ratio is calculated) to the transaction giving rise to the need to compute Consolidated EBITDA; provided that there shall be only one collateral agent with respect to all such Indebtedness;

        (2)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

        (3)   Liens imposed by law, including carriers', warehousemen's, mechanics', materialmen's and repairmen's Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

        (4)   Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

        (5)   Liens in favor of issuers of appeal, surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

        (6)   encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

        (7)   Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

        (8)   leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

        (9)   judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

        (10) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

          (a)   such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

          (b)   such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

        (11) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

        (12) Liens existing on the Issue Date;

        (13) Liens

          (a)   on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

          (b)   on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any

  Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary; and

          (c)   for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (1) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed, and (2) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

        provided that the aggregate amount of the Indebtedness subject to the Liens under this clause (13) (together with any Refinancing Indebtedness secured by a Lien permitted by clause (15) that refinanced Indebtedness secured pursuant to this clause (13)) at any time outstanding shall not exceed the greater of (A) $7.5 million and (B) 4.5% of Consolidated Total Assets; provided, further, that this clause (13) may not be used to secure Indebtedness and other obligations under the Senior Secured Credit Agreement;

        (14) Liens securing the Notes and Note Guarantees;

        (15) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (12), (13), (14), (15) and (17), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

        (16) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease; and

        (17) Liens securing Pari Passu Indebtedness; provided that the aggregate amount of the Indebtedness subject to the Liens under this clause (17) (together with any Refinancing Indebtedness secured by a Lien permitted by clause (15) that refinanced Indebtedness secured pursuant to this clause (17)) plus the aggregate amount of the Indebtedness subject to the Liens under clause (13) above (together with any Refinancing Indebtedness secured by a Lien permitted by clause (15) that refinanced Indebtedness secured pursuant to clause (13) above) at any time outstanding shall not exceed the greater of (A) $10.0 million and (B) provided that the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries is not greater than 4.00 to 1.00, 3.0% of Consolidated Total Assets.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

        "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Real Estate Operating Leases" means long-term operating leases of the Company or its Subsidiaries for real estate on which water parks or family entertainment centers are operated that are entered into in the ordinary course of business and consistent with past practices of the Company and its Subsidiaries.

        "Recovery Event" means any event, occurrence, claim or proceeding that results in any Net Award or Net Insurance Proceeds.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance," "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

        (1)   (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

        (2)   the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

        (3)   such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith); and

        (4)   if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Registration Rights Agreement" means that certain registration rights agreement dated as of the date of the Indenture by and among the Company, Parent, the Subsidiary Guarantors and the initial purchasers set forth therein, and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company, Parent, the Subsidiary Guarantors and the other parties thereto, as such agreement may be amended from time to time.

        "Related Business" means any business which is the same as or related, ancillary or complementary to, or a reasonable extension of, any of the businesses of the Company and its Restricted Subsidiaries on the date of the Indenture.

        "Restricted Investment" means any Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

        "SEC" means the United States Securities and Exchange Commission.

        "Senior Secured Credit Agreement" means the Credit Agreement, dated as of April 12, 2006, among Parent, the Company, or any Subsidiary thereof, General Electric Capital Corporation, as Administrative Agent, and the lenders parties thereto from time to time, as the same may be amended, supplemented, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder provided that such additional Indebtedness is Incurred in accordance with the covenant described under "Certain covenants—Limitation on indebtedness"); provided that a Senior Secured Credit Agreement shall not (i) relate to Indebtedness that does not consist exclusively of Pari Passu Indebtedness or Guarantor Pari Passu Indebtedness or (ii) with respect to any Indebtedness that is not initially represented by a term loan or similar fixed outstanding amount, include Indebtedness issued, created or Incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A or Regulation S) pursuant to an exemption from the registration requirements of the Securities Act.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

        "Subsidiary" of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

        "Subsidiary Guarantee" means any Note Guarantee of a Subsidiary Guarantor.

        "Subsidiary Guarantor" means each Restricted Subsidiary in existence on the Issue Date that provides a Subsidiary Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with the Indenture); provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

        "Unrestricted Subsidiary" means:

        (1)   any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

        (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

        (1)   such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

        (2)   all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Indebtedness;

        (3)   such designation and the Investment of the Company in such Subsidiary complies with "Certain covenants—Limitation on restricted payments;"

        (4)   such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

        (5)   such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

          (a)   to subscribe for additional Capital Stock of such Person; or

          (b)   to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

        (6)   on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

        Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

        The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; providedthat immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could (i) Incur at least $1.00 of additional Indebtedness under the first paragraph of "Certain covenants—Limitation on indebtedness" or (ii) Incur any applicable Indebtedness of the newly designated Restricted Subsidiary under the second paragraph of the "Certain covenants—Limitation on indebtedness" in each case on a pro forma basis taking into account such designation.

        "U.S. Government Obligations" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

        "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

        "Wholly-Owned Subsidiary" means a Restricted Subsidiary all of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice as of the date hereof. The Internal Revenue Service may take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the following statements and conditions. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders, whose tax consequences could be different from the following statements and conditions. Some holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder's Old Notes for New Notes, including the applicability and effect of any state, local or non-U.S. tax law.

        The exchange of the Old Notes for New Notes pursuant to the exchange offer should not be treated as an "exchange" for federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder should be treated as a continuation of the Old Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the exchange offer.

IRS Circular 230 disclosure

        To ensure compliance with requirements imposed by the IRS, we inform you that any tax advice contained in this prospectus (including any attachments) was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax-related penalties under the Code. The tax advice contained in this prospectus (including any attachments) was written to support the promotion or marketing of the transaction(s) or matter(s) addressed herein. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

MATERIAL ERISA CONSIDERATIONS

        The following is a summary of material considerations associated with the purchase of Notes by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA, collectively "Similar Laws," and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements, each a "Plan."

General fiduciary matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, an "ERISA Plan," and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which any of the issuers, the initial purchasers, or the guarantors is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the Notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding (and the exchange of Old Notes for New Notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of a Note each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes (and the exchange of Old Notes for New Notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes (and holding the Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for securities where those securities were acquired as a result of market-making activities or other trading activities. We and the subsidiary guarantors have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until            , 2006, all dealers effecting transactions in the new securities may be required to deliver a prospectus.

        Any broker-dealer who holds Registrable Securities (as defined in the registration rights agreement governing the Notes) that were acquired for the account of such broker-dealer as a result of market-making activities or other trading activities (other than initial Notes acquired directly from the Company or any affiliate of the Company), may exchange such Registrable Securities pursuant to the exchange offer.

        We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date, we and the subsidiary guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities against certain liabilities.

LEGAL MATTERS

        Certain legal matters in connection with the exchange of the Notes will be passed upon for us by Kirkland & Ellis LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The financial statements of Festival Fun Parks, LLC as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

        Under the terms of the Indenture, we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the Notes remain outstanding, we will nevertheless make available such Exchange Act information to the trustee and the holders of the Notes as if we were subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms. Following the effectiveness of the exchange offer, we will make available to the trustee and holders of the Notes, the annual reports, information, documents and other reports that are required by Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. Information filed with the SEC may be read and copied by the public at the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http:/ /www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, for so long as any of the Notes remain outstanding, we have agreed to make available to any holder or prospective purchaser of the Notes the information required to be delivered by 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

        This prospectus contains summaries of certain agreements that we have entered into or will enter into in connection with the Transactions, such as the indenture, the registration rights agreement for the Notes, our senior secured revolving credit agreement and the agreements described under "Certain relationships and related party transactions." The descriptions contained in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us. Any such request should be directed to Festival Fun Parks, LLC, 4590 MacArthur Boulevard, Suite 400, Newport Beach, California 92660, Attention: Investor Relations. Our telephone number is (949) 797-9700.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Audited consolidated financial statements for the years ended December 31, 2005, 2004 and 2003
Report of Independent Registered Public Accounting Firm	F-2
Consolidated balance sheets as of December 31, 2005 and 2004	F-3
Consolidated statements of operations for the years ended December 31, 2005, 2004 and 2003	F-4
Consolidated statement of changes in member's interest for the years ended December 31, 2005, 2004 and 2003	F-5
Consolidated statements of cash flows for the years ended December 31, 2005, 2004 and 2003	F-6
Notes to consolidated financial statements as of December 31, 2005 and 2004, and for each of the three years ended December 31, 2005, 2004 and 2003	F-8
Unaudited consolidated financial statements for the three month periods ended March 31, 2006 and 2005
Consolidated balance sheets as of March 31, 2006 and December 31, 2005	F-34
Consolidated statements of operations for the three month periods ended March 31, 2006 and 2005	F-35
Consolidated statements of cash flows for the three month periods ended March 31, 2006 and 2005	F-36
Notes to consolidated financial statements as of March 31, 2006 and December 31, 2005, and for each of the three month periods ended March 31, 2006 and 2005	F-37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
Festival Fun Parks, LLC
Newport Beach, California

        We have audited the accompanying consolidated balance sheets of Festival Fun Parks, LLC and subsidiaries (the 'Company') as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in member's interest, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Festival Fun Parks, LLC and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

March 16, 2006, except for Notes 12 and 14, as to which the date is June 16, 2006.

Festival Fun Parks, LLC

Consolidated balance sheets

as of December 31, 2005 and 2004

	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,239,841	$2,346,512
Inventories	3,294,815	3,205,376
Prepaid expenses and other current assets	3,900,873	4,313,973

Total current assets	12,435,529	9,865,861
PROPERTY AND EQUIPMENT—Net	112,387,990	120,629,539
GOODWILL	37,470,802	37,470,802
OTHER ASSETS—Net	3,368,486	4,416,388

TOTAL	$165,662,807	$172,382,590

LIABILITIES AND MEMBER'S INTEREST
CURRENT LIABILITIES:
Accounts payable	$2,705,118	$3,188,685
Accrued interest	610,334	524,949
Accrued wages and payroll taxes	2,485,337	1,208,526
Other accrued liabilities	7,155,180	7,474,727
Unearned revenue	1,342,226	1,234,925
Current portion of long-term debt	7,869,746	6,118,569

Total current liabilities	22,167,941	19,750,381
LONG-TERM DEBT—Less current portion	157,373,878	155,640,606
OTHER LONG-TERM LIABILITIES	3,259,780	2,946,184

Total liabilities	182,801,599	178,337,171

MEMBER'S INTEREST	(17,138,792)	(5,954,581)

TOTAL	$165,662,807	$172,382,590

See notes to consolidated financial statements.

Festival Fun Parks, LLC

Consolidated statements of operations

for the years ended December 31, 2005, 2004, and 2003

	2005	2004	2003
REVENUES—Net	$157,658,480	$146,214,932	$142,607,435
OPERATING COSTS AND EXPENSES:
Cost of products sold	12,110,382	11,069,265	10,231,445
Salaries and benefits	47,972,346	44,664,007	44,259,970
Operating and maintenance	29,844,636	29,425,331	28,220,064
Rent and property taxes	19,116,854	18,445,483	19,075,760
Other operating costs	9,615,097	9,775,074	8,975,564
General and administrative	9,566,162	8,414,136	7,590,050
Impairment losses		11,207,013
Depreciation and amortization	17,694,945	20,305,358	18,263,377
Loss on disposal of assets	(33,295)	(20,891)	(78,453)

Total operating costs and expenses	145,887,127	153,284,776	136,537,777

OPERATING INCOME (LOSS)	11,771,353	(7,069,844)	6,069,658

OTHER (EXPENSE) INCOME:
Interest expense	(22,963,488)	(21,437,958)	(20,035,619)
Interest income	101,391	13,734	9,997
Other expense		(245,271)	(1,554,045)

Total other expense—net	(22,862,097)	(21,669,495)	(21,579,667)

LOSS FROM CONTINUING OPERATIONS	(11,090,744)	(28,739,339)	(15,510,009)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS:
Loss on sale and impairment of assets		(8,096,819)	(9,821,682)
Income (loss) from discontinued operations	848	2,339,827	(67,479)

Total income (loss) from discontinued operations	848	(5,756,992)	(9,889,161)

NET LOSS	$(11,089,896)	$(34,496,331)	$(25,399,170)

See notes to consolidated financial statements.

Festival Fun Parks, LLC

Consolidated statement of changes in member's interest

for the years ended December 31, 2005, 2004, and 2003

MEMBER'S INTEREST—January 1, 2003	$51,977,773

Distributions to Member	(110,102)
Net loss	(25,399,170)

MEMBER'S INTEREST—December 31, 2003	26,468,501
Contributions by Member	2,230,653
Distributions to Member	(157,404)
Net loss	(34,496,331)

MEMBER'S INTEREST—December 31, 2004	(5,954,581)
Distributions to Member	(94,315)
Net loss	(11,089,896)

MEMBER'S INTEREST—December 31, 2005	$(17,138,792)

See notes to the consolidated financial statements.

Festival Fun Parks, LLC

Consolidated statements of cash flows

for the years ended December 31, 2005, 2004, and 2003

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,089,896)	$(34,496,331)	$(25,399,170)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,694,945	21,127,103	20,642,880
Impairment and (gain) loss on disposition	(33,295)	19,282,942	9,743,228
Amortization of deferred financing costs and discount accretion	2,745,470	2,559,175	2,057,918
Financed interest payments	2,514,173	2,387,240	1,245,998
Deferred rent expense	313,596	482,075	1,018,080
Changes in net operating assets and liabilities:
Inventories	(89,439)	161,559	44,172
Prepaid expenses and other current assets	442,236	(321,267)	141,052
Other assets	(50,767)	(2,251)
Accounts payable	(779,728)	(197,272)	(1,431,429)
Accrued interest	85,385	(2,220,339)	2,525,244
Accrued wages and payroll taxes	1,276,811	(397,567)	(212,840)
Other accrued liabilities	(612,579)	(4,163,783)	4,278,027
Unearned revenue	107,301	(56,077)	152,413
Other long-term liabilities			(48,857)

Net cash provided by operating activities	12,524,213	4,145,207	14,756,716

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for acquisition of parks—net of cash received			(245,609)
Purchases of property and equipment	(9,215,692)	(9,903,508)	(11,061,945)
Proceeds from disposal of assets	347,752	3,517,831	209,258

Net cash used in investing activities	(8,867,940)	(6,385,677)	(11,098,296)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	33,850,000	45,604,736	33,967,676
Payments for costs of financing	(176,359)	(1,066,754)
Payments on long-term debt	(33,470,612)	(43,299,232)	(33,750,000)
Distributions to Member	(94,315)	(157,404)	(110,102)
Payments on capital lease obligations	(871,658)	(875,076)	(805,196)

Net cash (used in) provided by financing activities	(762,944)	206,270	(697,622)

	2005	2004	2003
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$2,893,329	$(2,034,200)	$2,960,798
CASH AND CASH EQUIVALENTS—Beginning of year	2,346,512	4,380,712	1,419,914

CASH AND CASH EQUIVALENTS—End of year	$5,239,841	$2,346,512	$4,380,712

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION—Cash paid for interest	$17,642,097	$18,229,920	$14,036,828
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Equipment purchased through capital leases	$0	$0	$93,195
Financing costs included in other accrued liabilities	$0	$0	$1,554,045
Noncash investments by Member	$0	$2,230,653	$0
Property and equipment purchases included in accounts payable and accrued expenses	$552,161	$183,858	$334,838

See notes to consolidated financial statements

Festival Fun Parks, LLC

Notes to consolidated financial statements

as of December 31, 2005 and 2004, and for each of the three

years ended December 31, 2005, 2004, and 2003

1.    Organization

        Organization—Festival Fun Parks, LLC (the "Company"), is a Delaware limited liability company formed on June 23, 1998 with Palace Entertainment, Inc. ("PAL") being the sole member. The Company was established to purchase and operate family entertainment centers and water parks (the "Parks"). At December 31, 2005 and 2004, the company owned and operated 32 Parks. Of the 32 Parks currently owned at December 31, 2005, 16 are located in California, five are located in Florida, four are located in Texas, two each are located in Georgia and New York, and one each in North Carolina, New Jersey and New Hampshire. Revenue earned from the Parks located in California represents approximately 43%, 46%, and 46%, in the aggregate, of the Company's revenues for the years ended December 31, 2005, 2004 and 2003, respectively. Eight of the Parks are water parks featuring such attractions as water slides, plumes, and pools and one is a nature-themed park. Revenues earned from the water parks and the nature-themed park represent approximately 50%, 47% and 48%, in the aggregate, of the Company's revenues for the years ended December 31, 2005, 2004, and 2003, respectively. The other 23 Parks generally feature such attractions as miniature golf, batting cages, kiddy parks, go-carts, and video arcades.

        For financial reporting purposes, the Company uses a 52- or 53-week fiscal year. The fiscal years presented, which ended January 1, 2006, January 2, 2005, January 4, 2004, comprised 52 weeks. The fiscal year ends on the Sunday nearest to December 31. For simplicity of presentation, the Company refers to the 52- week periods as ended on December 31.

2.    Summary of significant accounting policies

        Basis of presentation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Certain amounts have been reclassified to conform to current year presentation.

        Principles of consolidation—The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

        Cash and cash equivalents—The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

        Inventories—Inventories, comprised solely of finished goods, are valued at the lower of cost (first-in, first-out method) or market.

        Property and equipment—Property and equipment are stated at cost and are depreciated using the straight-line method over the following estimated lives:

Life
Buildings and leasehold improvements	20–38 years
Land improvements	7–10 years
Equipment and fixtures	1–10 years
Rides and attractions	5–7 years
Games	1–3 years

        Property and equipment include assets recorded under capital leases presented with the comparable categories for owned assets. The charge to income resulting from amortization of assets recorded under capital leases is included in depreciation expense in the consolidated statement of operations. Leasehold improvements are amortized over the shorter of the lease term or their useful lives.

        Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments are capitalized.

        Long-Lived assets—Long-lived assets are carried at cost less accumulated depreciation. Long-lived assets are evaluated for potential impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. In the event that periodic assessments reflect that the carrying amount of a long-lived asset exceeds the sum of the undiscounted cash flows (excluding interest) that are expected to result from the use and eventual disposition of the long-lived asset, the Company recognizes an impairment loss to the extent the carrying amount exceeds the fair value of the long-lived asset. The Company estimates the fair value using available market information or other industry valuation techniques, such as present-value calculations. The Company has recorded no impairment loss for the year ended December 31, 2005, and impairment losses of $8,961,289 and $7,737,816 for the years ended December 31, 2004 and 2003, respectively. The impairment loss for the year ended December 31, 2003 is presented in loss from discontinued operations. The impairment losses for 2004 and 2003 are related to the family entertainment centers segment.

        Advertising—The Company expenses the costs of advertising, promotion, and marketing programs as incurred. These costs were $9,617,403, $10,737,660, and $10,113,767, during the years ended December 31, 2005, 2004, and 2003, respectively. Advertising costs included in discontinued operations were $2,053, $931,763 and $1,138,203 for the years ended December 31, 2005, 2004 and 2003, respectively.

        Goodwill—In June 2001, Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, was issued, which was effective January 1, 2002, for the Company. SFAS No. 142 requires, among other things, that goodwill and other intangible assets with indefinite lives no longer be amortized but rather be subject to at least an annual assessment for impairment by applying a fair value-based test. The Company implemented SFAS No. 142 effective January 1, 2002.

        Goodwill is tested for impairment annually, or when a possible impairment is indicated, using the fair value-based test prescribed by SFAS No. 142. The goodwill impairment test prescribed by SFAS No. 142 requires the Company to identify reporting units and to determine estimates of the fair value of the Company's reporting units as of the date of the test for impairment. As of December 31, 2005 and 2004, the Company's reporting units consisted of 32 parks. To conduct a goodwill impairment test, the fair value of the reporting unit is compared with its carrying value. If the reporting unit's carrying value exceeds its fair value, an impairment loss is recorded to the extent that the carrying value of the goodwill exceeds its implied fair value. The fair value of a reporting unit is the amount for which the unit as a whole could be bought or sold in a current transaction between willing parties. The Company estimates the fair values of its reporting units using discounted cash flow valuation models. The Company estimates these amounts by evaluating historical trends, current budgets, operating plans, and industry data. Determining the fair value of reporting units and goodwill includes significant judgment by management and different judgments could yield different results.

        The Company recorded no impairment losses for the year ended December 31, 2005 and $2,245,724 and $2,083,866 for the years ended December 31, 2004 and 2003, respectively. The impairment loss for 2003 is included in loss from discontinued operations within the consolidated statement of operations. The impairment losses for 2004 and 2003 are all related to the family entertainment centers segment. In addition, in 2004, the Company recorded a write-off of goodwill in the amount of $2,209,810 associated with Parks sold and closed. The amount is included in loss from discontinued operations within the consolidated statements of operations. Of the recorded write-off amount in 2004, $353,480 and $1,856,330 related to the family entertainment centers and water parks segments, respectively.

        The following, for the years ended December 31, 2005, 2004 and 2003, summarizes the goodwill activities:

Goodwill balance—January 1, 2003	$43,764,593
Less impairment losses—Anaheim, Bakersfield, Escondido, and Redondo Parks	(2,083,866)
Plus post acquisition adjustments	245,609

Goodwill balance—December 31, 2003	41,926,336
Reduction due to sale of Park—Tampa	(353,480)
Reduction due to closure of Park—Las Vegas	(1,856,330)
Less impairment losses—Medford, Palm Springs, Riverside, and Upland	(2,245,724)

Goodwill balance—December 31, 2005 and 2004	$37,470,802

        Financing costs—Financing costs, which are included in other assets, are deferred and amortized using the straight-line method, which approximates the effective interest method, over the term of the respective loan agreements. At December 31, 2005 and 2004, deferred financing costs were $2,934,436 and $4,041,000, respectively, net of accumulated amortization of $4,076,135 and $3,038,482, respectively. Additionally, discount on loans is being amortized using the effective interest method over the term of the respective loan agreement.

        Unearned revenue—Certain Parks sell season tickets and annual passes. These sales are recognized as unearned revenue upon the sale of tickets. Revenue on season tickets is recognized over the period of time the parks are open each season. Revenue on annual passes is recognized on a straight-line basis over a period of 12 months.

        Deferred rent—Certain of the Company's ground leases require minimum annual rent increases. Rent expense is recognized on a straight-line basis over the term of each lease. Under this method, the Company recognized $313,596, $482,075, and $1,018,080, for fiscal years 2005, 2004, and 2003, respectively, of rent expense not currently due. Such amounts are included in other long-term liabilities.

        Stock-based compensation—The Company has no stock. The Company accounts for the options issued by PAL to the Company's employees to purchase PAL's common stock. The Company accounts for its stock-based compensation under Accounting Principles Board ("APB") Opinion No. 25,

Accounting for Stock Issued to Employees, and follows the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment to FASB Statement No. 123. Under APB Opinion No. 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. Stock-based compensation for a nonemployee is accounted for using the fair value-based method. In December 2002, SFAS No. 148 was issued to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. SFAS No. 148 also requires disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reporting results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for years ending after December 15, 2002, and the annual disclosure provisions are discussed below.

        The Company reports pro forma compensation expense based on options issued by PAL to the Company's employees. The Company estimated the fair market value of stock options using an option-pricing model taking into account, as of the date of grant, the exercise price and expected life of the option, the then-current price of the underlying stock and its expected volatility, expected dividend on the stock, and the risk-free interest rate for the expected term of the options.

        The Company did not issue any new options in 2005, 2004 or 2003. Stock-based compensation amounts are based on issuances prior to 2003.

        The expected life for issuance in prior years was equal to the midpoint of the vesting period, plus one year. During the years ended December 31, 2004 and 2003, the Company had a significant number of options being cancelled due to employee terminations, which resulted in a benefit in these years.

        The following sets forth the pro forma financial results related to the Company's employee stock-based compensation plans, with respect to the options' estimated fair value, based on the Company's stock price at the grant date, for the period years ended December 31, 2005, 2004, and 2003:

	2005	2004	2003
Net loss	$(11,089,896)	$(34,496,331)	$(25,399,170)
Stock-based compensation benefit	5,019	1,049,079	19,131

Pro forma net loss	$(11,084,877)	$(33,447,252)	$(25,380,039)

        Revenue recognition—The Company recognizes revenue at the point of sale to a customer or over the period that receives the benefit.

        Income taxes—The Company is taxed as a partnership and, therefore, the federal and state taxable income or loss of the Company is reportable by its Member.

        Use of estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Concentration of credit risk—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. At various times during the years ended December 31, 2005, 2004, and 2003 the Company maintained cash balances in its general cash accounts in excess of Federal Deposit Insurance Corporation insurable limits; however, the Company places its cash with high credit quality financial institutions.

        Seasonality—The business of the Company is highly seasonal. Generally, the water parks are open for a period from May through September. In addition, the Parks, other than water parks, are open year-round and generate higher revenues during the summer months.

        Fair value of financial instruments—The carrying values of cash and cash equivalents, accounts receivable, and accounts payable approximate fair values due to the relatively short maturities of such instruments. Long-term debt is carried at amounts approximating fair value based on current rates offered to the Company for debt with similar collateral, if any, and maturities. Fair values for related party amounts cannot be determined.

        Recent accounting pronouncements—In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. ("FIN") 46, Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, and provides guidance on the identification of entities for which control is achieved through means other than voting rights (variable interest entities or "VIEs") and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity in which either (1) the equity investors (if any) lack one or more characteristics deemed essential to a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In December 2003, the FASB published a revision to FIN 46 ("FIN 46R") to clarify some of the provisions of the interpretation and defer the effective date of implementation for certain entities. The provisions of FIN 46R were effective for the first reporting period ending after December 15, 2003, for entities considered to be special-purpose entities. The provisions for all other entities subject to FIN 46R were effective for financial statements of the first reporting period ending after March 15, 2004. The Company adopted the provisions of this interpretation, which did not have a material effect on the Company's financial condition or results of operations.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, including the deferral of certain provisions of certain effective dates as a result of the provisions of FASB Staff Position 150-3, Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests Under FASB Statement No. 150, which establishes standards for how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. For nonpublic entities, mandatorily redeemable financial instruments are subject to the provisions of this statement for the first fiscal period beginning after December 15, 2004. The adoption of SFAS No. 150 did not have an impact on the Company's financial statements.

        On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004) ("SFAS 123 (R)"), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No.123(R) supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. The Company is required to adopt the provisions of SFAS No. 123(R) as of the beginning of the first annual reporting period that began after December 15, 2005.

        Under SFAS No. 123(R), nonpublic entities that used the minimum-value method to measure compensation cost for stock options under SFAS No. 123 for financial statement recognition or pro forma disclosure purposes will be required to use the prospective method. Under the prospective method, nonpublic entities will continue to account for nonvested awards outstanding at the date of adoption of SFAS No. 123(R) in the same manner as they had been accounted for prior to adoption for financial statement recognition purposes. All awards granted, modified or settled after the date of adoption will be accounted for using the measurement, recognition, and attribution provisions of SFAS 123(R).

        Currently, the Company uses the minimum-value method to estimate the value of stock options granted to employees and expects to use the Black-Scholes option valuation model upon the required adoption of SFAS No. 123(R) for all share-based payments granted after the effective date. The impact of adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future.

        In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle. APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS No. 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The adoption of SFAS No. 154 is not expected to have an impact on the Company's financial statements.

        In December 2005, the Company adopted FIN 47, "Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143" ("FIN 47"), which clarifies that the term "conditional asset retirement obligation" refers to a legal obligation to perform an asset retirement activity. This interpretation also states that the fair value of a liability for the conditional asset obligation should be recognized when incurred. The initial adoption of FIN 47 was not material to the Company's financial statements.

3.    Prepaid expenses and other current assets

        Prepaid expenses and other current assets at December 31, 2005 and 2004, consist of the following:

	2005	2004
Prepaid insurance	$1,380,617	$1,318,243
Other prepaid expenses	2,189,749	2,631,054
Accounts receivable	330,507	364,676

Total	$3,900,873	$4,313,973

4.    Property and equipment

        Property and equipment at December 31, 2005 and 2004, consist of the following:

	2005	2004
Land	$158,382	$232,905
Buildings and leasehold improvements	107,732,854	106,860,266
Equipment and fixtures	26,294,608	23,803,641
Games	15,685,552	14,174,952
Rides and attractions	64,997,281	58,826,620

Total	214,868,677	203,898,384

Less accumulated depreciation and amortization	103,522,726	85,193,108

Add construction in progress	1,042,039	1,924,263

Total	$112,387,990	$120,629,539

        During the year ended December 31, 2004, the Company sold four Parks and closed two Parks. The operations relating to those Parks are treated as discontinued operations for all periods presented.

5.    Other accrued liabilities

        Other accrued liabilities at December 31, 2005 and 2004, consist of the following:

	2005	2004
Worker's compensation insurance	$1,663,075	$1,748,411
General liability	685,667	1,291,000
Accrued real estate, and property taxes	1,490,938	1,467,081
Accrued rent	945,959	1,235,446
Other	2,369,541	1,732,789

Total	$7,155,180	$7,474,727

6.    Long-term debt

        Long-term debt at December 31, 2005 and 2004 consists of the following:

	2005	2004
Term loan A	$8,772,866	$13,757,240
Term loan B	33,743,508	33,979,738
Term loan C	2,500,000
Revolving line of credit	22,850,000	19,750,000
Mezzanine debt	81,929,024	79,435,089
Windward mezzanine debt	4,716,125	4,343,328
Windward senior secured	9,112,792	8,002,808
Capital lease obligations	1,619,309	2,490,972

Total	165,243,624	161,759,175
Less current portion	7,869,746	6,118,569

Total long-term debt	$157,373,878	$155,640,606

        On July 5, 2002, the Company entered into a credit arrangement with several lenders for an $110,000,000 credit facility. This agreement included term loan A and B and a revolving line of credit, as described further below:

        Term loan A—Term loans payable, in the original amount of $35,000,000, payable in installments of principal of $772,866 on March 31, 2006, $1,000,000 quarterly on June 30, December 31, and March 31 of each period thereafter, and $4,000,000 on September 30 of each year through June 30, 2007. Prior to April 2, 2003, for the period January 5, 2004 through March 7, 2005, and subsequent to March 31, 2005, interest is payable periodically at the base rate (greater of the prime rate or the federal funds rate plus 0.5% per annum) plus a margin of 2.25%–3% per annum or at London InterBank Offered Rate ("LIBOR") plus a margin of 3.5%–4.25% per annum, based on the Company's election for specified periods. Effective April 2, 2003 through January 5, 2004, and March 8, 2005 through March 31, 2005, interest payable was at the base rate plus the applicable margin. The margin varies based on the Company's debt to earnings ratio, as defined. At December 31, 2005 and 2004, the interest rate was 10.25% and 7.75% per annum, based on the base rate, respectively.

        Term loan B—Term loans payable, in the original amount of $35,000,000, payable in installments of principal of $68,651 and $74,856 on March 31, 2006 and June 30, 2006, respectively, $87,500 on each quarterly period from September 30, 2006 through June 30, 2007, and $16,625,000 on September 30, 2007, and on December 31, 2007. Prior to April 2, 2003, for the period January 5, 2004 through March 7, 2005, and subsequent to March 31, 2005, interest is payable periodically at the base rate (greater of the prime rate or the federal funds rate plus 0.5% per annum) plus a margin of 2.75%–3.5% per annum or at LIBOR plus a margin of 4%–4.75% per annum, based on the Company's election for specific periods. Effective April 2, 2003 through January 5, 2004, and March 8, 2005 through March 31, 2005, interest was payable at the base rate plus the applicable margin. The margin varies based on the Company's debt to earnings ratio, as defined. At December 31, 2005 and 2004, the interest rate was 10.75% and 7.6% per annum, based on the base rate, respectively.

        Term loan C—On April 1, 2005, the Company entered into Term Note C in the amount of $2,500,000, pursuant to an amendment of the credit agreement on the $110,000,000 credit facility described above. The note is due December 31, 2007. Interest is payable periodically at the base rate (greater of the prime rate or the federal funds rate plus 0.5% per annum) plus a margin of 5.75% per annum or at LIBOR plus a margin of 7.0% per annum, based on the Company's election for specified periods. At December 31, 2005, the interest rate was 11.31% based on LIBOR.

        Revolving line of credit—Revolving line of credit, up to a maximum of $40,000,000, maturing no later than June 30, 2007. Prior to April 2, 2003, for the period January 5, 2004 through March 7, 2005, and subsequent to March 31, 2005, interest is payable periodically at the base rate (greater of the prime rate or the federal funds rate plus 0.5% per annum) plus a margin of 2.25%–3% per annum or at LIBOR plus a margin of 3.5%–4.25% per annum, based on the Company's election for specified periods. Effective April 2, 2003 through January 5, 2004, and March 8, 2005 through March 31, 2005, interest was payable at the base rate plus the applicable margin. The margin varies based on the Company's debt to earnings ratio, as defined. Borrowings under the line of credit are limited based on the Company's debt to earnings ratio, as defined. At December 31, 2005, the interest rate was 10.25% based on the base rate. At December 31, 2004, the interest rate was 7.46% for $18,750,000 of the revolving line of credit and 8.75% for the remaining $1,000,000 based on LIBOR. During the period from June 15 through August 31 of each year, the Company is required to repay the revolving line of credit in an amount equal to the Company's aggregate cash balance in its bank accounts less $5,000,000. In addition, the lenders are generally not obligated to make loans under the revolving line of credit during such periods. Under this revolving line of credit, the Company had certain letters of credit outstanding to secure its worker's compensation and general liability insurance policies. Letters of credit outstanding at December 31, 2005 and 2004, were $9,044,500 and $7,734,500, respectively.

        The credit facility is secured by substantially all of the Company's assets. The Company is required on an annual basis to prepay the credit facility by an amount equal to 50%–75% of the Company's excess cash flow, depending on the Company's debt to earnings ratio as defined. For the years ended December 31, 2005 and 2004, no amounts are due under this requirement. Some of the lenders under the credit agreement are stockholders of the Company's sole member PAL.

        Mezzanine debt—The Company issued 12% subordinated notes with a face value of $40,000,000 and 15% subordinated notes with a face value of $40,500,000. Interest payments are due quarterly, principal of $500,000 due on July 29, 2007, $5,500,000 due on September 30, 2007, and the balance is due on July 29, 2008. For the 15% subordinated notes, the Company has the option to pay 20% of the interest due in the form of additional notes. The Company issued additional notes of $1,336,866 and $1,300,451 for paid-in-kind interest during the years ended December 31, 2005 and 2004, respectively. The principal payment amount of $5,500,000 due on September 30, 2007, is reduced by the aggregate amount of interest that the Company could have paid in the form of additional notes but has paid-in cash. The two notes were issued at a discount of $2,768,500, which is being amortized over the life of the notes at the weighted-average effective interest rate of 13.34%. In addition, $4,980,833 in loan proceeds received in 2002 were allocated to Member's Interest for the 436,150 shares of common stock of PAL issued to the lenders, based on an estimated value of $11.42 per common share of PAL, resulting in a discount to the Company, which is being amortized over the life of the notes. The amount of discount accreted was $4,487,895 and $3,330,152 at December 31, 2005 and 2004, respectively. On January 5, 2004, additional subordinated notes payable of $807,152 were issued to the lenders in connection with a previous default discussed below. The note holders, including Windward, are also stockholders of the Company's sole member PAL.

        Windward mezzanine debt—On January 5, 2004, the Company entered into 12% senior secured subordinated notes with a face value of $4,000,000 with Windward. The Company has the option to pay 8.32% of the interest due quarterly in the form of additional notes. In this regard, the Company issued additional notes of $372,797 and $343,328 during the years ended December 31, 2005 and 2004, respectively. The senior secured subordinated notes are due on April 30, 2008. The notes are secured by a lien on substantially all of the Company's assets.

        Windward senior secured—The Company issued 15% subordinated notes with a face value of $9,054,045. The Company has the option to pay 7.97% of the interest due quarterly in the form of additional notes. In this regard, the Company issued additional notes of $804,510 and $743,461 during the years ended December 31, 2005 and 2004, respectively. The subordinated notes are due on July 29, 2008.

        Capital lease obligations—Capital lease obligations, secured by applicable equipment with a net book value of $2,835,137 and $2,274,739 at December 31, 2005 and 2004, respectively, payable in monthly installments.

        The above borrowings are subject to various loan covenants. These covenants were amended on December 29, 2005, pursuant to the Company's default at the period ended September 30, 2005. The $110,000,000 credit facility and senior secured subordinated notes require the Company to, among other things, maintain during the year ended December 31, 2005, with subsequent adjustments, trailing twelve months earnings before interest, taxes, and depreciation and amortization, as defined, of more than $28,000,000; an interest coverage ratio, as defined, to be not less than 1.55 to 1; capital expenditures, not to be more than $10,100,000, and a debt coverage ratio, as defined, of not more than 6.35 to 1.

        On January 5, 2004, the Company entered into a new note agreement with Windward whereby the Company borrowed $13,054,045, which was used to pay down the loans outstanding under the then existing credit facility. In exchange for such repayment, the lenders agreed to waive defaults existing at that time under the credit facility and amended certain terms and covenants related to the credit facility. In addition, the subordinated noteholders were paid a consent fee totaling $807,152 through the issuance of additional subordinated notes payable.

        Aggregate future minimum payments for long-term debt as of December 31, 2005 are as follows:

	Long-term payables	Capital leases	Total
2006	$7,091,374	$921,327	$8,012,701
2007	37,925,000	915,643	38,840,643
2008	123,358,608	670	123,359,278

Total	168,374,982	1,837,640	170,212,622
Less amount representing interest on capital leases		218,331	218,331
Less discount	4,750,667		4,750,667

Total long-term debt	163,624,315	1,619,309	165,243,624
Less current portion, net of interest of $147,586 on capital leases	7,091,374	778,372	7,869,746

Total long-term debt—noncurrent	$156,532,941	$840,937	$157,373,878

7.    Stock options

        PAL's 1998 Stock Option Plan for Management Employees and Directors (the "Plan") was approved by the Board of Directors and stockholders of PAL in July 1998 and authorized the grant of up to 1,200,000 shares, later increased to 1,240,000 shares, of PAL's common stock in the form of nonqualified stock options. Options granted pursuant to the Plan will typically expire 10 years from the date of grant. The Plan provides for the issuance of options subject to a variety of vesting and performance criteria.

        As of December 31, 2005, PAL had granted, to certain of the Company's key employees, options to purchase 117,002 shares of PAL's common stock with an option exercise price of $10.00 per share. These options were granted with an exercise price of not less than 100% of the fair value of PAL's common shares, as determined by PAL's Board of Directors. Options to purchase 85,693 of these shares vested immediately at the date of grant. Options to purchase 31,309 shares vest over the earlier of a three-year period or eight years depending on whether the Company reaches certain established performance targets.

        The following table summarizes the activity for the options outstanding during the years ended December 31 2003, 2004, and 2005:

	Number of options	Weighted-average exercise price
Outstanding—January 1, 2003	911,095	$7.91
Canceled	(217,523)	11.42

Outstanding—December 31, 2003	693,572	9.69
Canceled	(576,570)	10.08

Outstanding—December 31, 2004 and 2005	117,002	10.00

        The following table at December 31, 2005 and 2004 summarizes information concerning options outstanding:

Exercise price	Number of options outstanding	Average remaining contractual life (years)	Number of options exercisable
At December 31, 2005 and 2004:
$10.00	117,002	1.823	117,002

8.    401(k) plan

        The Company has a 401(k) plan that covers substantially all management employees who meet certain eligibility requirements as to age and length of service. Matching contributions to the plan are at the discretion of the Company. For the years ended December 31, 2005, 2004, and 2003, no matching contributions were made to the plan.

9.    Related-party transactions

        A financial advisory services agreement exists between the Company and Windward. The agreement provides for semiannual payments of $98,750. The term of the agreement is through July 2004, and it renews automatically for successive one-year periods unless written notice is given by the Board of Directors. Additionally, Windward is entitled to other fees under certain conditions and reimbursement of expenses. Total amounts incurred during 2005, 2004, and 2003 were approximately $288,540, $564,258, and $107,752, respectively. The Company had amounts due to Windward outstanding of $492,500 and $218,576, included in accounts payable and accrued expenses as of December 31, 2005 and 2004, respectively.

10.    Discontinued operations

        Discontinued operations relate to four parks sold and two parks closed during the year ended December 31, 2004. There was no provision for income taxes associated with discontinued operations.

        The following table for the years ended December 31, 2005, 2004, and 2003, summarizes the income and expense components that comprise discontinued operations:

	2005	2004	2003
Revenues	$3,444	$12,891,792	$15,912,877
Operating cost and expenses	2,596	10,551,965	15,980,356

Income (loss) from discontinued operations	848	2,339,827	(67,479)
Loss on sale and impairment of assets		(8,096,819)	(9,821,682)

Total income (loss) from discontinued operations	$848	$(5,756,992)	$(9,889,161)

11.    Commitments and contingencies

        Lease expense—As of December 31, 2005, the Company leases the land for all 32 Parks. Of the 32 Parks, 31 lease the land from third parties under noncancelable operating leases that expire on various dates through 2041 and one leases the land from a third party under an operating lease with a termination option by either party. The ground leases for certain of the Parks require the Company to pay minimum monthly or annual rentals, which are adjusted periodically based on changes in the Consumer Price Index or a percentage of sales method. The ground leases for certain of the Parks require monthly rentals based on a percentage of gross revenues derived from the operations of the premises, as defined. In addition, the ground leases require the payment of property taxes and certain leases require the payment of common area expenses. Certain of the leases provide the Company with options to renew for various periods of time. In addition, certain of the leases provide the Company with options to purchase the leased premises in accordance with the terms in the lease agreements, and certain other leases provide the Company with the right of first refusal in the event that the lessors decide to sell the land during the term of the leases.

        In addition, the Company leases its corporate office facilities from unaffiliated third parties under noncancelable operating leases, which expire in 2009.

        For the years ended December 31, 2005, 2004, and 2003, rent expense amounted to $16 034 433, $16,464,910, and $17,589,461, respectively, including approximately $4,743,919, $5,286,688, and $4,865,355, respectively, based on percentage rents. Included in other accrued liabilities at December 31, 2005, 2004, and 2003, are $949,835, $1,235,446, and $1,252,658, respectively, in accrued rent expense, based on percentage rents that were paid subsequent to the years ended December 31, 2005 and 2004.

        The future minimum lease payments required under noncancelable Park leases and office leases as of December 31, 2005, are as follows:

	Park leases	Office lease
2006	$13,113,056	$406,152
2007	13,242,098	416,306
2008	13,359,699	387,368
2009	13,281,363	39,092
2010	12,868,768
Thereafter	227,151,991

	$293,016,975	$1,248,918

        Lease income—The Company subleases building space and/or land to various tenants. Included in net rent and property taxes for the years ended December 31, 2005, 2004, and 2003 is aggregate rental income of $677,860, $858,548, and $924,625, respectively, including approximately $98,246, $102,694, and $85,763, respectively, based on percentage rents.

        Future minimum lease income under noncancelable operating leases as of December 31, 2005, is as follows:

Years ending December 31
2006	$445,382
2007	290,621
2008	50,000
2009	50,000

$836,003

        Litigation—From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. As of December 31, 2005, the Company is not a party to any legal proceedings, the adverse outcome of which, in management's opinion, individually or in the aggregate, would have a materially adverse effect on the Company's consolidated financial position or results of operations.

12.    Subsequent events

        A definitive agreement to sell Festival Fun Parks, LLC to Palace Entertainment Holdings, Inc. ("Holdings") was signed on February 21, 2006. Palace Entertainment Holdings, Inc. is primarily owned by funds affiliated with MidOcean Partners, LP, a New York and London-based private investment firm. On April 12, 2006, the sale was completed for approximately $216,300,000. The sale transaction was funded by equity contributions of $53,500,000, the issuance of $150,000,000 in aggregate principal amount of 10 7/8% Senior Notes due in 2014 (the "Notes"), and a draw of $12,000,000 against the Company's new revolving line of credit facility. Proceeds from this debt issuance were used to payoff of all of the outstanding long term debt of approximately $173,177,000 as of March 31, 2006 (less the capital lease obligations of approximately $1,635,000 which still remains,) to pay transaction related fees and costs, and to fund initial working capital for the Company. The parties also agreed to establish a $3,000,000 escrow account as the sole recourse to satisfy any indemnification claims made by Holdings pursuant to the Stock Purchase Agreement, other than a breach of certain core representations, and a $500,000 escrow established to satisfy any working capital shortfall. Holdings supplemented the indemnification escrow by purchasing a representation and warranty and insurance policy that will allow the Company to, subject to the terms and conditions of the policy, recover losses that are in excess of the escrow up to $15,000,000 in the aggregate.

        The Notes were issued by Festival Fund Parks, LLC and in addition to Palace Entertainment Holdings, Inc., are also guaranteed by all of the Company's subsidiaries. The guarantees are full and unconditional and joint and several, and there are no other subsidiaries other than the guarantors. There are no significant restrictions on the Company's ability to obtain funds from its subsidiaries. See Note 14 for separate financial information of subsidiary guarantors of the related debt.

        Holdings was formed on December 30, 2005 and funded on April 12, 2006. Financial statements of Holdings have not been presented as it has no independent assets, liabilities or operations and the guarantees are full and unconditional, joint and several.

13.    Segment information disclosure

        The Company has operations in two business segments and, as a result, has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available and is evaluated on a regular basis by the chief operating decision maker or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. The Company has identified these segments based on the nature of business conducted by each.

        The Company has two reportable segments, family entertainment centers ("FEC") and waterparks ("WP"). FECs primarily offer miniature golf, batting cages, kiddie parks, go-carts, and video arcades. WPs feature water slides, plumes, and pools as their primary attractions. The accounting policies of the segments are the same as those described in Note 2—Significant Accounting Policies. Operating income (loss) of segments does not include interest income or expense and provision for income taxes and also excludes corporate items, such as general and administrative expenses and corporate depreciation expense. Identifiable assets are those used in the Company's operations in each segment. Corporate assets consist primarily of deferred financing costs, deposits, property and equipment, and cash and cash equivalents.

        Goodwill for FEC and WP was $20,729,485 and $16,741,317 respectively, as of December 31, 2005 and 2004, and $23,328,689 and $18,597,647, respectively, as of December 31, 2003.

	Revenues—Net	Segment Earnings Before Interest Tax Depreciation and Depreciation and Amortization	Amortization	Capital Expenditures	Total Assets
Year Ended December 31, 2005
FEC	$79,422,046	$15,911,176	$7,976,221	$5,263,501	$83,695,875
WP	78,236,434	22,760,491	9,336,390	4,092,896	71,637,015

Total operations	157,658,480	38,671,667	17,312,611	9,356,397	155,332,890
Corporate			382,334	77,775	10,329,917

Total continuing operations	157,658,480		17,694,945	9,434,172	165,662,807
Discontinued operations	3,444

Total	$157,661,924		$17,694,945	$9,434,172	$165,662,807

Reconciliation to net loss:
Corporate		(9,205,369)
Interest expense, net		(22,862,097)
Depreciation and amortization		(17,694,945)
Discontinued Operations		848

Net loss		$(11,089,896)

Year Ended December 31, 2004
FEC	$77,577,996	$4,282,299	$10,908,725	$4,845,716	$76,658,682
WP	68,636,936	17,665,913	8,577,884	3,989,777	92,128,762

Total operations	146,214,932	21,948,212	19,486,609	8,835,493	168,787,444
Corporate			818,749	214,137	3,595,146

Total continuing operations	146,214,932		20,305,358	9,049,630	172,382,590
Discontinued operations	12,891,792		821,745	1,037,736

Total	$159,106,724		$21,127,103	$10,087,366	$172,382,590

Reconciliation to net loss:
Corporate		(8,957,969)
Interest expense, net		(21,424,224)
Depreciation and amortization		(20,305,358)
Discontinued Operations		(5,756,992)

Net loss		$(34,496,331)

Year Ended December 31, 2003
FEC	$75,057,025	$14,802,114	$10,182,139	$4,247,662	$114,494,468
WP	67,550,410	17,015,194	7,425,000	5,312,881	90,401,376

Total operations	142,607,435	31,817,308	17,607,139	9,560,543	204,895,844
Corporate			656,238	924,002	1,858,586

Total continuing operations	142,607,435		18,263,377	10,484,545	206,754,430
Discontinued operations	15,912,877		2,379,509	1,004,933	1,283,172

Total	$158,520,312		$20,642,886	$11,489,478	$208,037,602

Reconciliation to Net Loss:
Corporate		(9,038,318)
Interest expense, net		(20,025,622)
Depreciation and Amortization		(18,263,377)
Discontinued operations		(9,889,161)

Net Loss		$(25,399,170)

14. Separate Financial Information of Subsidiary Guarantors of Indebtedness

        Pursuant to the transaction as further described in Note 12, the Company issued $150,000,000 in aggregate principal amount of 10 7/8% Senior Notes due in 2014. The Notes are guaranteed on a senior unsecured basis by all of the Company's subsidiaries. The following disclosures reflect the Company's condensed consolidating financial information for the periods presented. The condensed consolidating financial information for the Company and the Company's guarantor subsidiaries for the periods presented as outlined below have been prepared from the books and records maintained by the Company and the guarantor subsidiaries. The condensed financial information may not necessarily be indicative of the results of operations or financial position had the Company and the guarantor subsidiaries operated as independent entities. Certain intercompany amounts included in the subsidiary records are eliminated in consolidation. As a result of this activity, an amount due to/due from related companies will exist at any time.

Festival Fun Parks LLC
Condensed Consolidating Balance Sheet
As Of December 31, 2005
($ in thousands)

	Festival Fun Parks	Combined Guarantor Subsidiaries	Eliminations	FFP Consolidated
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,125	$115		$5,240
Inventories	2,858	437		3,295
Prepaid Expenses and Other Current Assets	2,878	1,023		3,901

Total Current Assets	10,861	1,575		12,436

PROPERTY AND EQUIPMENT—NET	61,778	50,610		112,388
GOODWILL	22,432	15,039		37,471
OTHER ASSETS—NET	3,225	143		3,368
INVESTMENT IN AND DUE FROM SUBSIDIARIES	64,477		$(64,477)

TOTAL	$162,773	$67,367	$(64,477)	$165,663

LIABILITIES AND MEMBERS INTEREST
CURRENT LIABILITIES
Accounts Payable	$2,706			$2,706
Accrued Interest	610			610
Accrued Wages and Payroll Taxes	2,485			2,485
Other accrued liabilities	7,155			7,155
Unearned Revenue	92	$1,250		1,342
Current portion of long term debt	7,106	764		7,870

Total Current Liabilities	20,154	2,014		22,168

LONG TERM DEBT—Less Current Portion	156,535	839		157,374
OTHER LONG TERM LIABILITIES	3,223	37		3,260

Total Liabilities	179,912	2,890		182,802

DUE TO PARENT		20,394	$(20,394)
MEMBER'S INTEREST	(17,139)	44,083	(44,083)	(17,139)

TOTAL	$162,773	$67,367	$(64,477)	$165,663

Festival Fun Parks LLC
Condensed Consolidating Balance Sheet
As Of December 31, 2004
($ in thousands)

	Festival Fun Parks	Combined Guarantor Subsidiaries	Eliminations	FFP Consolidated
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,215	$132		$2,347
Inventories	2,870	335		3,205
Prepaid Expenses and Other Current Assets	3,098	1,216		4,314

Total Current Assets	8,183	1,683		9,866

PROPERTY AND EQUIPMENT—NET	72,237	48,393		120,630
GOODWILL	22,432	15,039		37,471
OTHER ASSETS—NET	4,336	80		4,416
INVESTMENT IN AND DUE FROM SUBSIDIARIES	61,683		$(61,683)

TOTAL	$168,871	$65,195	$(61,683)	$172,383

LIABILITIES AND MEMBERS INTEREST
CURRENT LIABILITIES
Accounts Payable	$3,189			$3,189
Accrued Interest	525			525
Accrued Wages and Payroll Taxes	1,208			1,208
Other accrued liabilities	7,474			7,474
Unearned Revenue	172	$1,063		1,235
Current portion of long term debt	5,273	846		6,119

Total Current Liabilities	17,841	1,909		19,750

LONG TERM DEBT—Less Current Portion	154,038	1,603		155,641
OTHER LONG TERM LIABILITIES	2,946			2,946

Total Liabilities	174,825	3,512		178,337

DUE TO PARENT		25,680	$(25,680)
MEMBER'S INTEREST	(5,954)	36,003	(36,003)	(5,954)

TOTAL	$168,871	$65,195	$(61,683)	$172,383

Festival Fun Parks LLC
Condensed Consolidating Statement of Operations
For The Year Ended December 31, 2005

	Festival Fun Parks	Combined Guarantor Subsidiaries	Eliminations	FFP Consolidated
	($ in thousands)
Revenues, net	$94,121	$63,537		$157,658
Operating Costs and Expenses
Cost of Revenue	71,383	47,276		118,659
Selling, General and Administrative	9,205	328		9,533
Depreciation and Amortization	9,842	7,853		17,695

Total Operating Expenses	90,430	55,457		145,887

Operating Income	3,691	8,080		11,771
Other Expense
Interest and Other Expense, net	22,862			22,862
Equity in Earnings of Subsidiaries	8,080		$(8,080)

(Loss) Income from Continuing Operations	(11,091)	8,080	(8,080)	(11,091)
Income from Discontinued Operations	1			1

Net (Loss) Income	$(11,090)	$8,080	$(8,080)	$(11,090)

Festival Fun Parks LLC
Condensed Consolidating Statement of Operations
For The Year Ended December 31, 2004
($ in thousands)

	Festival Fun Parks	Combined Guarantor Subsidiaries	Eliminations	FFP Consolidated
Revenues, net	$88,459	$57,756		$146,215
Operating Costs and Expenses
Cost of Revenue	68,312	45,066		113,378
Selling, General and Administrative	8,414			8,414
Impairment Losses	4,469	6,738		11,207
Depreciation and Amortization	12,137	8,148		20,285
Total Operating Expenses	93,333	59,951		153,284

Operating Loss	(4,873)	(2,196)		(7,069)
Other Expense (Income)
Interest and Other Expense, net	21,669			21,669
Equity in Earnings of Subsidiaries	(536)		$536

Loss from Continuing Operations	(26,007)	(2,196)	(536)	(28,738)
(Loss) on Sale and Impairment of Assets	(7,854)	(243)		(8,097)
(Loss) Income from Discontinued Operations	(635)	2,974		2,339

Net (Loss) Income	$(34,496)	$536	$(536)	$(34,496)

Festival Fun Parks LLC
Condensed Consolidating Statement of Operations
For The Year Ended December 31, 2003
($ in thousands)

	Festival Fun Parks	Combined Guarantor Subsidiaries	Eliminations	FFP Consolidated
Revenues, net	$87,269	$55,338		$142,607
Operating Costs and Expenses
Cost of Revenue	67,560	43,202		110,762
Selling, General and Administrative	7,512			7,512
Depreciation and Amortization	11,620	6,643		18,263
Total Operating Expenses	86,691	49,846		136,537

Operating Income	578	5,492		6,070
Other Expense
Interest and Other Expense, net	21,580			21,580
Equity in Earnings of Subsidiaries	6,939		$(6,939)

(Loss) Income from Continuing Operations	(14,063)	5,492	6,939	(15,510)
(Loss) Gain on Sale and Impairment of Assets	(10,074)	252		(9,822)
(Loss) Income from Discontinued Operations	(1,262)	1,195		(67)

Net (Loss) Income	$(25,399)	$6,939	$6,939	$(25,399)

Festival Fun Parks LLC
Condensed Consolidating Statement of Cash Flows
for the Year Ended December 31, 2005
($ In thousands)

	Festival Fun Parks	Combined Guarantor Subsidiaries	Elimination		FFP Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss) Income	$(11,090)	$8,080		$(8,080)	$(11,090)
Depreciation and Amortization	9,842	7,853			17,695
Impairment and Gain/Loss on disposition	(33)				(33)
Equity in Earnings of Subsidiaries	(8,080)			8,080
Amortization of Deferred financing costs	2,746				2,746
Financed Interest payments	2,514				2,514
Deferred Rent expense	277	37			314
Changes in Net Operating Assets and Liabilities:
Inventories	12	(102)			(90)
Prepaid Expenses end Other Current Assets	249	193			442
Other Assets	12	(63)			(51)
Accounts Payable	(779)				(779)
Accrued Interest	85				85
Accrued Wages and Payroll Taxes	1,277				1,277
Unearned Revenue	(80)	187			107
Other Accrued Liabilities	(612)				(612)

Net Cash (used in) Provided by Operating Activities	(3,660)	16,185			12,525

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	(4,802)	(4,414)			(9,216)
Proceeds from the disposal of assets	348				348

Net Cash used in Investing Activities	(4,454)	(4,414)			(8,868)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of debt	33,850				33,850
Payments on Long-term Debt	(33,471)				(33,471)
Payments for Cost of Financing	(176)				(176)
Advances from related company	10,942			(10,942)
Advances to related company		(10,942)		10,942
Distribution to Member	(95)				(95)
Payments on Capital Leases	(26)	(846)			(872)

Net Cash (Used in) or Provided by Financing Activities	11,024	(11,788)			(764)

NET INCREASE (DECREASE) IN CASH	2,910	(17)			2,892
CASH AND EQUIVALENTS—BEGINNING OF PERIOD	2,215	132			2,347

CASH AND EQUIVALENTS—END OF PERIOD	$5,125	$115	$		$5,239

Festival Fun Parks LLC
Condensed Consolidating Statement of Cash Flows
for the Year Ended December 31, 2004
($ In thousands)

	Festival Fun Parks	Combined Guarantor Subsidiaries	Elimination		FFP Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss) Income	$(34,496)	$536		$(536)	$(34,496)
Depreciation and Amortization	12,400	8,727			21,127
Impairment and Gain/Loss on disposition	10,689	8,594			19,283
Equity in Earnings of Subsidiaries	(536)			536
Amortization of Deferred financing costs	2,559				2,559
Financed Interest payments	2,387				2,387
Deferred Rent expense	482				482
Changes In Net Operating Assets and Liabilities:
Inventories	(359)	521			162
Prepaid Expenses and Other Assets	540	(861)			(321)
Other Assets	(2)				(2)
Accounts Payable	(197)				(197)
Accrued Interest	(2,220)				(2,220)
Accrued Wages and Payroll Taxes	(398)				(398)
Unearned Revenue	71	(127)			(56)
Other Accrued Liabilities	(4,165)				(4,165)

Net Cash Provided by (used in) Operating Activitiesv	(13,245)	17,390			4,145

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	(4,618)	(5,286)			(9,904)
Proceeds from the disposal of assets	3,496	22			3,518

Net Cash used in Investing Activities	(1,122)	(5,264)			(6,386)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of debt	45,605				45,605
Payments on Long-term Debt	(43,299)				(43,299)
Payments for Cost of Financing	(1,067)				(1,067)
Advances from related companies	11,427			(11,427)
Advances to related companies		(11,427)		11,427
Distributions to member	(158)				(158)
Payments on Capital Leases	(101)	(773)			(874)

Net Cash Provided by or (Used In) Financing Activities	12,407	(12,200)			207

NET (DECREASE) IN CASH	(1,961)	(73)			(2,034)
CASH AND EQUIVALENTS—BEGINNING OF PERIOD	4,176	205			4,381

CASH AND EQUIVALENTS—END OF PERIOD	$2,215	$132	$		$2,347

Festival Fun Parke LLC
Condensed Consolidating Statement of Cash Flows
for the Year ended December 31, 2003
($ in thousands)

	Festival Fun Parks	Combined Guarantor Subsidiary	Elimination		FFP Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) Income	$(25,399)	$6,939		$(6,939)	$(25,399)
Depreciation and Amortization	13,133	7,510			20,643
Impairment and Gain/loss on disposition	9,743				9,743
Equity in Subsidiaries	(6,939)			6,939
Amortization of Deferred financing costsv	2,058				2,058
Financed Interest payments	1,246				1,246
Deferred Rent expense	1,018				1,018
Changes in Net Operating Assets and Liabilities: Inventories	(33)	77			44
Prepaid Expenses and Other Assets	347	(206)			132
Accounts Payable	(1,431)				(1,431)
Accrued Interest	2,525				2,525
Accrued Wages and Payroll Taxes	(213)				(213)
Unearned Revenue	37	115			152
Other Accrued Liabilities	4,278				4,278
Other Long-Term Liabilities	(48)				(48)

Net Cash Provided by Operating Activities	322	14,435			14,757

CASH FLOWS FROM INVESTING ACTIVITIES
Payment for Acquisition of Parks net of cash received	(246)				(246)
Purchase of Property and Equipment	(6,369)	(4,693)			(11,062)
Proceeds from the disposal of assets	209				209

Net Cash used in Investing Activities	(6,406)	(4,693)			(11,099)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of debt	33,968				33,968
Payments on Long-term Debt	(33,750)				(33,750)
Advances from related company	8,980			(8,980)
Advances to related company		(8,980)		8,980
Distribution to Members	(110)				(110)
Payments on Capital Leases	(109)	(696)			(805)

Net Cash Provided by or (Used In) Financing Activities	8,979	(9,676)			(697)

NET INCREASE IN CASHv	2,895	66		—	2,961
CASH AND EQUIVALENTS—BEGINNING OF PERIODv	1,281	139			1,420

CASH AND EQUIVALENTS—END OF PERIODv	$4,176	$205	$		$4,381

Festival Fun Parks, LLC
Condensed Consolidated Balance Sheets (unaudited)
as of March 31, 2006 and December 31, 2005

	March 31 2006	December 31 2005
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,625	$5,240
Inventories	3,399	3,295
Prepaid expenses and other current assets	3,459	3,901

Total current assets	12,483	12,436
PROPERTY AND EQUIPMENT—Net	111,987	1125,388
GOODWILL—Net	37,471	37,471
OTHER ASSETS—Net	3,036	3,368

TOTAL	$164,977	$165,663

LIABILITIES AND MEMBER'S INTEREST
CURRENT LIABILITIES:
Accounts payable	$2,932	$2,706
Accrued interest	599	610
Accrued wages and payroll taxes	2,424	2,485
Other accrued liabilities	6,373	7,155
Unearned revenue	1,706	1,342
Current portion of long-term debt	8,121	7,870
Total current liabilities	22,155	22,168

LONG-TERM DEBT—Less current portion	173,177	157,374
OTHER LONG-TERM LIABILITIES	3,312	3,260

Total liabilities	198,644	182,802

MEMBER'S INTEREST	(33,667)	(17,139)

TOTAL	$164,977	$165,663

See notes to consolidated financial statements.

Festival Fun Parks, LLC
Condensed Consolidated Statements Of Operations (Unaudited)
For The Three Months Ended March 31, 2006 And 2005

	2006	2005
	($ in thousands)
REVENUES—Net	$20,796	$19,980

OPERATING COSTS AND EXPENSES:
Cost of revenue	23,274	21,484
Selling, general and administrative	3,811	3,577
Depreciation and amortization	4,179	4,302

Total operating costs and expenses	31,264	29,363

OPERATING LOSS	(10,468)	(9,383)

OTHER (EXPENSE) INCOME:
Interest expense, net	(6,004)	(5,739)

Total other expense—net	(6,004)	(5,739)

LOSS FROM OPERATIONS	(16,472)	(15,122)

NET LOSS	$(16,472)	$(15,122)

See notes to consolidated financial statements.

Festival Fun Parks, LLC
Condensed Consolidated Statements Of Cash Flows (Unaudited)
For The Three Months Ended March 31, 2006 And 2005

	2006	2005
	($ in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,472)	$(15,122)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	4,179	4,075
(Gain) on disposal of assets		(22)
Amortization of deferred financing costs and discount accretion	720	663
Financed interest payments	3,386	611
Deferred rent expense	51	106
Changes in net operating assets and liabilities:
Inventories	(104)	(64)
Prepaid expenses and other current assets	442	718
Other assets	8	(114)
Accounts payable	(133)	(1,122)
Accrued interest	(11)	(16)
Accrued wages and payroll taxes	(61)	1,400
Other accrued liabilities	(782)	(850)
Unearned revenue	364	264

Net cash used by operating activities	(8,412)	(9,473)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,403)	(1,737)

Net cash used in investing activities	(3,403)	(1,737)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Issuance of Long Term debt	13,100	13,500
Payments on long-term debt	(842)	(373)
Distributions to member	(56)	(27)
Payments on capital lease obligations	(2)	(5)

Net cash provided by financing activities	12,200	13,095

NET INCREASE IN CASH AND CASH EQUIVALENTS	385	1,885
CASH AND CASH EQUIVALENTS—Beginning of period	5,240	2,347

CASH AND CASH EQUIVALENTS—End of period	$5,625	$4,232

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION—Cash paid for interest	$1,941	$4,481

See notes to consolidated financial statements
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment purchases included in accounts payable and accrued expenses	$360	$412

See notes to consolidated financial statements

Festival Fun Parks, LLC

Notes To Condensed Consolidated Financial Statements

(Unaudited, $ In Thousands)

1.    Organization

        Organization—Festival Fun Parks, LLC (the "Company") is a Delaware limited liability company formed on June 23, 1998, with Palace Entertainment, Inc. ("PAL") being the sole member. The Company was established to purchase and operate family entertainment centers and water parks (the"Parks"). At March 31, 2006 and 2005, the company owned and operated 32 Parks. Of the 32 Parks currently owned at March 31, 2006, 16 are located in California, five are located in Florida, four are located in Texas, and two each are located in Georgia and New York, and one each in North Carolina, New Jersey, and New Hampshire. Revenue earned from the Parks located in California represents approximately 51.8% and 52.2%, in the aggregate, of the Company's revenues for the three months ended March 31, 2006 and 2005, respectively. Eight of the Parks are water parks featuring such attractions as water slides, flumes, and pools and one is a nature theme park. The other 23 Parks generally feature such attractions as miniature golf, batting cages, kiddy parks, go-carts, and video arcades.

        For financial reporting purposes, the Company uses a 52- or 53-week fiscal year. The fiscal periods presented, which ended April 2, 2006 and April 3, 2005, comprised 13 weeks, or one quarter of the fiscal year. The fiscal period ends on the Sunday nearest to March 31. For simplicity of presentation, the Company refers to the 13-week periods as ended on March 31.

2.    Summary Of Significant Accounting Policies

        Basis of Presentation—The accompanying condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). The information reflects all normal and recurring adjustments which in the opinion of the Company's management are necessary for a fair presentation of the financial position of the Company and its results of operations for the interim periods set forth herein. The results for the three months ended March 31, 2006 are not necessarily indicative of the results to be expected for the full year or any other period.

        Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

        Cash and Cash Equivalents—The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

        Inventories—Inventories, comprised solely of finished goods, are valued at the lower of cost (first-in, first-out method) or market.

        Property and Equipment—Property and equipment are stated at cost and are depreciated using the straight-line method over the following estimated lives:

Life
Buildings and leasehold improvements	20–38 years
Land improvements	7–10 years
Equipment and fixtures	1–10 years
Rides and attractions	5–7 years
Games	1–3 years

        Property and equipment include assets recorded under capital leases presented with the comparable categories for owned assets. The charge to income resulting from amortization of assets recorded under capital leases is included in depreciation expense in the consolidated statement of operations. Leasehold improvements are amortized over the shorter of the lease term or their useful lives.

        Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments are capitalized.

        Long-Lived Assets—Long-lived assets are carried at cost less accumulated depreciation. Long-lived assets are evaluated for potential impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. In the event that periodic assessments reflect that the carrying amount of a long-lived asset exceeds the sum of the undiscounted cash flows (excluding interest) that are expected to result from the use and eventual disposition of the long-lived asset, the Company recognizes an impairment loss to the extent the carrying amount exceeds the fair value of the long-lived asset. The Company estimates the fair value using available market information or other industry valuation techniques, such as present-value calculations. The Company has recorded no impairment losses for the three months ended March 31, 2006 and 2005.

        Advertising—The Company expenses the costs of advertising, promotion, and marketing programs as incurred. These costs were $1,032 and $1,178, during the three months ended March 31, 2006 and 2005, respectively.

        Goodwill—Goodwill is tested for impairment annually, or when a possible impairment is indicated, using the fair value-based test prescribed by Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets. The goodwill impairment test prescribed by SFAS No. 142 requires the Company to identify reporting units and to determine estimates of the fair value of the Company's reporting units as of the date of the test for impairment. As of March 31, 2006 and 2005, the Company's reporting units consisted of 32 parks. To conduct a goodwill impairment test, the fair value of the reporting unit is compared with its carrying value. If the reporting unit's carrying value exceeds its fair value, an impairment loss is recorded to the extent that the carrying value of the goodwill exceeds its implied fair value. The fair value of a reporting unit is the amount for which the unit as a whole could be bought or sold in a current transaction between willing parties. The Company estimates the fair values of its reporting units using discounted cash flow valuation models. The Company estimates these amounts by evaluating historical trends, current budgets, operating plans, and industry data. Determining the fair value of reporting units and goodwill includes significant judgment by management and different judgments could yield different results.

        The Company recorded no impairment losses for the three months ended March 31, 2006 and 2005.

        Financing Costs—Financing costs, which are included in other assets, are deferred and amortized using the straight-line method which approximates the effective interest method, over the term of the respective loan agreements. At March 31, 2006 and December 31, 2005, deferred financing costs were $2,610 and $2,934, respectively, net of accumulated amortization of $4,400 and $4,076, respectively. Additionally, discount on loans is being amortized using the effective interest method over the term of the respective loan agreement.

        Self Insurance Claims Liability—The Company is partially self-insured for its workers' compensation and general liability. In connection with these programs, the Company pays a base premium plus actual losses incurred, not to exceed certain stop-loss limits. The Company is insured for losses above these limits, both per occurrence and in the aggregate. The self-insurance claim liability is determined based on claims filed and claims incurred but not reported. As of March 31, 2006, the Company has four separate unused letters of credit totaling $4,549 to secure its obligations for workers' compensation and general liability claims with three insurance carriers.

        Unearned Revenue—Certain Parks sell season tickets and annual passes. These sales are recognized as unearned revenue upon the sale of tickets. Revenue on season tickets is recognized over the period of time the parks are open each season. Revenue on annual passes is recognized on a straight-line basis over a period of 12 months.

        Deferred Rent—Certain of the Company's ground leases require minimum annual rent increases. Rent expense is recognized on a straight-line basis over the term of each lease. Under this method, the Company recognized $85 and $95 for the three months ended March 31, 2006 and 2005, respectively, of rent expense not currently due. Such amounts are included in other long-term liabilities.

        Stock-Based Compensation—The Company has no stock. However, PAL issued stock options to the Company's employees in 2002. No new options have been issued subsequent to 2002. Outstanding options and the related potential compensation amounts are immaterial, and were terminated in April 2006 pursuant to the sale of the Company as further described in footnote 10.

        Revenue Recognition—The Company recognizes revenue at the point of sale to a customer or over the period that receives the benefit.

        Income Taxes—The Company is taxed as a partnership and, therefore, the federal and state taxable income or loss of the Company is reportable by its Member.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Concentration of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. At various times during the three months ended March 31, 2006 and 2005, the Company maintained cash balances in its general cash accounts in excess of Federal Deposit Insurance Corporation insurable limits; however, the Company places its cash with high credit quality financial institutions.

        Seasonality—The business of the Company is highly seasonal. Generally, the water parks are open for a period from May through September. In addition, the Parks, other than water parks, are open year-round and generate higher revenues during the summer months.

        Fair Value of Financial Instruments—The carrying values of cash and cash equivalents, accounts receivable, and accounts payable approximate fair values due to the relatively short maturities of such instruments. Long-term debt is carried at amounts approximating fair value based on current rates offered to the Company for debt with similar collateral, if any, and maturities. Fair values for related party amounts cannot be determined.

        Recent Accounting Pronouncements—In May 2003, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,including the deferral of certain provisions of certain effective dates as a result of the provisions of FASB Staff Position 150-3, Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests Under FASB Statement No. 150, which establishes standards for how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. For nonpublic entities, mandatorily redeemable financial instruments are subject to the provisions of this statement for the first fiscal period beginning after December 15, 2004. The adoption of SFAS No. 150 did not have an impact on the Company's financial statements.

        On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004) ("SFAS 123 (R)"), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. Nonpublic entities are required to adopt the provisions of SFAS No. 123(R) as of the beginning of the first annual reporting period that began after December 15, 2005.

        Under SFAS No. 123(R), nonpublic entities that used the minimum-value method to measure compensation cost for stock options under SFAS No. 123 for financial statement recognition or pro forma disclosure purposes will be required to use the prospective method. Under the prospective method, nonpublic entities will continue to account for nonvested awards outstanding at the date of adoption of SFAS No. 123(R) in the same manner as they had been accounted for prior to adoption for financial statement recognition purposes. All awards granted, modified, or settled after the date of adoption will be accounted for using the measurement, recognition, and attribution provisions of SFAS 123(R).

        Currently, the Company uses the minimum-value method to estimate the value of stock options granted to employees and expects to use the Black-Scholes option valuation model upon the required adoption of SFAS No. 123(R) for all share-based payments granted after the effective date. The impact of adoption of SFAS No. 123(R) was not material to the Company's financial statements, as the amounts calculated using the minimum-value method were not material for either period presented, and all stock options were terminated in April pursuant to the sale of the Company as further described in footnote 10.

        In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle. APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS No. 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The adoption of SFAS No. 154 is not expected to have an impact on the Company's financial statements.

        In December 2005, the Company adopted FIN 47, "Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143" ("FIN 47"), which clarifies that the term "conditional asset retirement obligation" refers to a legal obligation to perform an asset retirement activity. This interpretation also states that the fair value of a liability for the conditional asset obligation should be recognized when incurred. The initial adoption of FIN 47 was not material to the Company's financial statements.

3.    Prepaid Expenses And Other Current Assets

        Prepaid expenses and other current assets at March 31, 2006 and December 31, 2005, consist of the following:

	March 31 2006	December 31 2005
Prepaid insurance	$1,025	$1,381
Prepaid rent	1,078	1,070
Other current assets	1,356	1,450

Total	$3,459	$3,901

4.    Property And Equipment

        Property and equipment at March 31, 2006 and December 31, 2005, consist of the following:

	March 31 2006	December 31 2005
Land	$158	$158
Buildings and leasehold improvements	107,670	107,734
Equipment and fixtures	28,333	26,295
Games	15,289	15,685
Rides and attractions	64,338	64,997

Total	215,789	214,869

Less accumulated depreciation and amortization	107,702	103,523
Add construction in progress	3,900	1,042

Total	$111,987	$112,388

5.    Other Accrued Liabilities

        Other accrued liabilities at March 31, 2006 and December 31, 2005, consist of the following:

	March 31 2006	December 31 2005
Worker's compensation and general liability insurance	$2,038	$2,349
Accrued property tax	835	1,491
Other accrued liabilities	3,500	3,315

Total	$6,373	$7,155

6.    Long-Term Debt

        Long-term debt at March 31, 2006 and December 31, 2005 consists of the following:

	March31 2006	December31 2005
Term loan A[1]	$8,000	$8,773
Term loan B[1]	33,675	33,744
Term loan C[1]	5,000	2,500
Revolving line of credit[1]	33,450	22,850
Mezzanine debt[1]	82,228	81,929
Windward mezzanine debt[1]	4,814	4,716
Windward senior secured[1]	9,208	9,113
Senior Secured Sub[1]	3,288	0
Capital lease obligations	1,635	1,619

Total	181,298	165,244

Less current portion	8,121	7,870

Total long-term debt	$173,177	$157,374

[1]    —    In connection with the closing of the Acquisition (as defined herein), we redeemed these securities with the proceeds from the offering of the Notes

        On July 5, 2002, the Company entered into a credit arrangement with several lenders for an $110,000 credit facility. This agreement included term loan A and B and a revolving line of credit, as described further below:

        Term Loan A—Term loans payable, in the original amount of $35,000, payable in installments of principal of $773 on March 31, 2006, $1,000 quarterly on June 30, December 31, and March 31 of each period thereafter, and $4,000 on September 30 of each year through June 30, 2007. Prior to April 2, 2003, for the period January 5, 2004 through March 7, 2005, and subsequent to March 31, 2005, interest is payable periodically at the base rate (greater of the prime rate or the federal funds rate plus 0.5% per annum) plus a margin of 2.25%–3% per annum or at London InterBank Offered Rate ("LIBOR") plus a margin of 3.5%–4.25% per annum, based on the Company's election for specified periods. Effective April 2, 2003 through January 5, 2004, and March 8, 2005 through March 31, 2005, interest payable was at the base rate plus the applicable margin. The margin varies based on the Company's debt to earnings ratio, as defined. At March 31, 2006 and December 31, 2005, the interest rate was 9.17% per annum based on the LIBOR rates in effect and 10.25% per annum, based on the base rate, respectively.

        Term Loan B—Term loans payable, in the original amount of $35,000, payable in installments of principal of $69 and $75 on March 31, 2006 and June 30, 2006, respectively, $88 on each quarterly period from September 30, 2006 through June 30, 2007, and $16,625 on September 30, 2007, and on December 31, 2007. Prior to April 2, 2003, for the period January 5, 2004 through March 7, 2005, and subsequent to March 31, 2005, interest is payable periodically at the base rate (greater of the prime rate or the federal funds rate plus 0.5% per annum) plus a margin of 2.75%–3.5% per annum or at LIBOR plus a margin of 4%–4.75% per annum, based on the Company's election for specific periods.

Effective April 2, 2003 through January 5, 2004, and March 8, 2005 through March 31, 2005, interest was payable at the base rate plus the applicable margin. The margin varies based on the Company's debt to earnings ratio, as defined. At March 31, 2006 and December 31, 2005, the interest rate was 9.67% per annum based on the LIBOR rate in effect and 10.75% per annum, based on the base rate, respectively.

        Term Loan C—On April 1, 2005, the Company entered into Term Note C in the amount of $2,500, pursuant to an amendment of the credit agreement on the $110,000 credit facility described above. The note is due December 31, 2007. During 2006, an additional balance was added to this note in the amount of $2,500 for a grand total of $5,000. Interest is payable periodically at the base rate (greater of the prime rate or the federal funds rate plus 0.5% per annum) plus a margin of 5.75% per annum or at LIBOR plus a margin of 7.0% per annum, based on the Company's election for specified periods. At March 31, 2006 and December 31, 2005, the interest rates were 11.31% and 11.82%, respectively, based on LIBOR.

        Revolving Line of Credit—Revolving line of credit, up to a maximum of $40,000, maturing no later than June 30, 2007. Prior to April 2, 2003, for the period January 5, 2004 through March 7, 2005, and subsequent to March 31, 2005, interest is payable periodically at the base rate (greater of the prime rate or the federal funds rate plus 0.5% per annum) plus a margin of 2.25%–3% per annum or at LIBOR plus a margin of 3.5%–4.25% per annum, based on the Company's election for specified periods. Effective April 2, 2003 through January 5, 2004, and March 8, 2005 through March 31, 2005, interest was payable at the base rate plus the applicable margin. The margin varies based on the Company's debt to earnings ratio, as defined. Borrowings under the line of credit are limited based on the Company's debt to earnings ratio, as defined. At March 31, 2006 and December 31, 2005, the interest rates were 9.04% based on the LIBOR rate and 10.25% based on the base rate respectively. During the period from June 15 through August 31 of each year, the Company is required to repay the revolving line of credit in an amount equal to the Company's aggregate cash balance in its bank accounts less $5,000. In addition, the lenders are generally not obligated to make loans under the revolving line of credit during such periods. Under this revolving line of credit, the Company had certain letters of credit outstanding to secure its worker's compensation and general liability insurance policies. Letters of credit outstanding at March 31, 2006 and December 31, 2005, were $4,549 and $9,045, respectively.

        The credit facility is secured by substantially all of the Company's assets. The Company is required on an annual basis to prepay the credit facility by an amount equal to 50%–75% of the Company's excess cash flow, depending on the Company's debt to earnings ratio as defined. For the three months ended March 31, 2006 and year ended December 31, 2005, no amounts are due under this requirement. Some of the lenders under the credit agreement are stockholders of the Company's sole member PAL.

        Mezzanine Debt—The Company issued 12% subordinated notes with a face value of $40,000 and 15% subordinated notes with a face value of $40,500. Interest payments are due quarterly; principal of $500 due on July 29, 2007, $5,500 due on September 30, 2007, and the balance is due on July 29, 2008. For the 15% subordinated notes, the Company has the option to pay 20% of the interest due in the form of additional notes. The Company issued additional notes of $611 and $1,337 for paid-in-kind interest during the three months ended March 31, 2006 and year ended December 31, 2005, respectively. The principal payment amount of $5,500 due on September 30, 2007, is reduced by the aggregate amount of interest that the Company could have paid in the form of additional notes but has paid-in cash. The two notes were issued at a discount of $2,769,which is being amortized over the life of the notes at the weighted-average effective interest rate of 13.34%. In addition, $4,981 in loan proceeds received in 2002 were allocated to Member's Interest for the 436,150 shares of common stock of PAL issued to the lenders, based on an estimated value of $11.42 per common share of PAL, resulting in a discount to the Company, which is being amortized over the life of the notes. The amount of discount accreted was $4,357 and $4,488 at March 31, 2006 and December 31, 2005, respectively. On January 5, 2004, additional subordinated notes payable of $807 were issued to the lenders in connection with a previous default discussed below. The note holders, including Windward Capital Partners, are also stockholders of the Company's sole member PAL.

        Windward Mezzanine Debt—On January 5, 2004, the Company issued 12% senior secured subordinated notes with a face value of $4,000 with Windward Capital Partners. The Company has the option to pay 8.32% of the interest due quarterly in the form of additional notes. In this regard, the Company issued additional notes of $98 and $373 during the three months ended March 31, 2006 and year ended December 31, 2005, respectively. The senior secured subordinated notes are due on April 30, 2008. The notes are secured by a lien on substantially all of the Company's assets.

        Windward Senior Secured Notes—The Company issued 15% subordinated notes with a face value of $9,054. The Company has the option to pay 7.97% of the interest due quarterly in the form of additional notes. In this regard, the Company issued additional notes of $211 and $805 during the three months ended March 31, 2006 and year ended December 31, 2005, respectively. The subordinated notes are due on July 29, 2008.

        Senior Subordinated Additional Notes—The company issued 12% additional notes on March 31, 2006 in the amount of $3,288 under terms identical to that of Term Loan C discussed above.

        Capital Lease Obligations—Capital lease obligations, secured by applicable equipment with a net book value of $2,768 and $2,835 at March 31, 2006 and December 31, 2005, respectively, payable in monthly installments.

        The above borrowings are subject to various loan covenants. These covenants were amended on December 29, 2005, pursuant to the Company's default at the period ended September 30, 2005. The $110,000 credit facility and senior secured subordinated notes require the Company to, among other things, maintain during the three months ended March 31, 2006 and year ended December 31, 2005, with subsequent adjustments, trailing twelve months earnings before interest, taxes, and depreciation and amortization, as defined, of more than $28,000; an interest coverage ratio, as defined, to be not less than 1.55 to 1; capital expenditures, not to be more than $10,100 and a debt coverage ratio, as defined, of not more than 6.35 to 1.

        On January 5, 2004, the Company entered into a new note agreement with Windward whereby the Company borrowed $13,054 which was used to pay down the loans outstanding under the then existing credit facility. In exchange for such repayment, the lenders agreed to waive defaults existing at that time under the credit facility and amended certain terms and covenants related to the credit facility. In addition, the subordinated noteholders were paid a consent fee totaling $807 through the issuance of additional subordinated notes payable.

        Aggregate future minimum payments for long-term debt as of March 31, 2006 are as follows:

	Long-Term Debt	Capital Leases	Total
2006 (9 months)	$6,250	$925	$7,175
2007	43,713	919	44,632
2008	134,057	8	134,065

Total	184,020	1,852	185,872

Less amount representing interest on capital leases		216	216
Less discount	4,357		4,357

Total long-term debt	179,663	1,636	181,299

Less current portion, net of interest on capital leases	7,337	783	8,120

Total long-term debt—noncurrent	$172,326	$853	$173,179

7.    401(k) Plan

        The Company has a 401(k) plan that covers substantially all management employees who meet certain eligibility requirements as to age and length of service. Matching contributions to the plan are at the discretion of the Company. For the three months ended March 31, 2006 and 2005, no matching contributions were made to the plan.

8.    Related-Party Transactions

        A financial advisory services agreement exists between the Company and Windward as of March 31, 2006. The agreement provides for semiannual payments of $99. The term of the agreement is through July 2004, and it renews automatically for successive one-year periods unless written notice is given by the Board of Directors. Additionally, Windward is entitled to other fees under certain conditions and reimbursement of expenses. Total amounts incurred during the three months ended 2006 and 2005 were approximately $93 and $49, respectively. The Company had amounts due to Windward outstanding of $585 and $493 included in accounts payable and accrued expenses as of March 31, 2006 and December 31, 2005, respectively. This agreement was terminated in April 2006 pursuant to the sale of the Company as further described in footnote 10.

9.    Commitments And Contingencies

        Lease Expense—As of March 31, 2006, the Company leases the land for all 32 Parks. Of the 32 Parks, 30 lease the land from third parties under noncancelable operating leases that expire on various dates through 2041 and two lease the land from third parties under operating leases with a termination option by the landlords. The ground leases for certain of the Parks require the Company to pay minimum monthly or annual rentals, which are adjusted periodically based on changes in the Consumer Price Index or a percentage of sales method. The ground leases for certain of the Parks require monthly rentals based on a percentage of gross revenues derived from the operations of the premises, as defined. In addition, the ground leases require the payment of property taxes and certain leases require the payment of common area expenses. Certain of the leases provide the Company with options to renew for various periods of time. In addition, certain of the leases provide the Company with options to purchase the leased premises in accordance with the terms in the lease agreements, and certain other leases provide the Company with the right of first refusal in the event that the lessors decide to sell the land during the term of the leases.

        In addition, the Company leases its corporate office facilities from an unaffiliated third party under a non-cancelable operating lease, which expire in 2009.

        For the three months ended March 31, 2006 and 2005, rent expense amounted to $3,667 and $3,484, respectively, including approximately $717 and $811, respectively, based on percentage rents. Included in other accrued liabilities at March 31, 2006 and December 31, 2005, are $648 and $950, respectively, in accrued rent expense, based on percentage rents.

        The future minimum lease payments required under noncancelable Park leases and office leases as of March 31, 2006, are as follows:

Years Ending December 31	Park Leases	Office Lease
2006 (9 months)	$9,845	$305
2007	13,242	416
2008	13,360	426
2009	13,281
2010	12,869
Thereafter	227,152

	$289,749	$1,147

        Lease Income—The Company subleases building space and/or land to various tenants. Included in net rent and property taxes for the three months ended March 31, 2006 and 2005 is aggregate rental income of $189 and $151, respectively, including approximately $28 and $21 based on percentage rents.

        Future minimum lease income under noncancelable operating leases as of March 31, 2006, is as follows:

Years Ending December 31
2006 (9 months)	$318
2007	265
2008	50
2009	50

Total	$683

        Litigation—From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. As of March 31, 2006, the Company is not a party to any legal proceedings, the adverse outcome of which, in management's opinion, individually or in the aggregate, would have a materially adverse effect on the Company's consolidated financial position or results of operations.

        The Company received written notice in December 2004 concerning the Texas Department of Transportation's intention to seize, through the eminent domain process, a portion of the real property leased by the Company at its Dallas SpeedZone® FEC in connection with the widening of Interstate 35 E. The Company is currently reviewing its options and will likely retain legal counsel to advise and assist it through this process. In addition, the city of Riverside, California is currently in the process of seizing a portion of roadside property at its Castle Park FEC under the doctrine of eminent domain in order to help build a freeway access ramp. While the Company does not believe that any of the attractions at this FEC will be affected, the landlord has claimed the full amount of damages incurred because of the condemnation.

10.    Subsequent events

        A definitive agreement to sell Festival Fun Parks, LLC to Palace Entertainment Holdings, Inc. ("Holdings") was signed on February 21, 2006. Palace Entertainment Holdings, Inc. is primarily owned by funds affiliated with MidOcean Partners, LP, a New York and London-based private investment firm. On April 12, 2006, the sale was completed for approximately $202,800. The sale transaction was funded by the issuance of $150,000 in aggregate principal amount of 10 7/8% Senior Notes due in 2014, and a draw of $12,000 against the Company's new revolving line of credit facility. Proceeds from this debt issuance were used to payoff of all of the outstanding long term debt of $173,177 as of March 31, 2006, less the capital lease obligations of $1,635 which still remain, to pay transaction related fees and costs, and to fund initial working capital for the Company. The parties also agreed to establish a $3,000 escrow account as the sole recourse to satisfy any indemnification claims made by Holdings pursuant to the Stock Purchase Agreement, other than a breach of certain core representations, and a $500 escrow established to satisfy any working capital shortfall. Holdings supplemented the indemnification escrow by purchasing a representation and warranty and insurance policy that will allow the Company to, subject to the terms and conditions of the policy, recover losses that are in excess of the escrow up to $15,000 in the aggregate.

        Holdings was formed on December 30, 2005 and funded on April 12, 2006. Holdings is a guarantor of the Notes. Financial Statements of Holdings have not been presented as it has no independent assets, liabilities or operations and the guarantees are full and unconditional, joint and several.

11.    Segment Information Disclosure

        The Company has operations in two business segments and, as a result, has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available and is evaluated on a regular basis by the chief operating decision maker or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. The Company has identified these segments based on the nature of business conducted by each.

        The Company has two reportable segments, family entertainment centers ("FEC") and waterparks ("WP"). FECs primarily offer miniature golf, batting cages, kiddie parks, go-carts, and video arcades.

WPs feature water slides, flumes, and pools as their primary attractions. The accounting policies of the segments are the same as those described in Note 2. Operating income (loss) of segments does not include interest income or expense and provision for income taxes and also excludes corporate items, such as general and administrative expenses and corporate depreciation expense. Identifiable assets are those used in the Company's operations in each segment. Corporate assets consist primarily of deferred financing costs, deposits, property and equipment, and cash and cash equivalents.

        Goodwill for FEC and WP was $16,741 and $20,729 respectively, as of March 31, 2006 and December 31, 2005.

Three months ended March 31, 2006	Revenues Net	Net Loss	Depreciation and Amortization	Capital Expenditures	Total Assets
FEC	$17,104	$(278)	$1,901	$1,072	$80,103
WP	3,692	(7,268)	2,136	2,659	75,500

Total operations	20,796	(7,546)	4,037	3,731	155,603
Corporate	0	(8,926)	142	47	9,374

Total	$20,796	$(16,472)	$4,179	$3,778	$164,977

Three months ended March 31, 2005	Revenues Net	Net Loss	Depreciation and Amortization	Capital Expenditures	Total Assets
FEC	$16,593	$(198)	$1,978	$1,471	$84,235
WP	3,387	(6,691)	2,169	918	76,087

Total operations	19,980	(6,889)	4,147	2,389	160,322

Corporate	0	(8,233)	155	9	11,192

Total	$19,980	$(15,122)	$4,302	$2,398	$171,514

12.    Separate Financial Information of Subsidiary Guarantors of Indebtedness

        As described in Note 10 above, the Company issued $150,000 in aggregate principal amount of 10 7/8% Senior Notes due in 2014. The Notes are guaranteed on a senior unsecured basis by certain of the Company's subsidiaries. The following disclosures reflect the Company's condensed consolidating financial information for the periods presented. The condensed consolidating financial information for the Company and the Company's guarantor subsidiaries for the periods presented as outlined below have been prepared from the books and records maintained by the Company and the guarantor subsidiaries. The condensed financial information may not necessarily be indicative of the results of operations or financial position had the Company and the guarantor subsidiaries operated as independent entities. Certain intercompany amounts included in the subsidiary records are eliminated in consolidation. As a result of this activity, an amount due to/due from related companies will exist at any time.

Festival Fun Parks LLC
Condensed Consolidating Balance Sheet
As Of March 31, 2006
($ in thousands)

	Festival Fun Parks	Combined Guarantor Subsidiaries	Eliminations	FFP Consolidated
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,511	$114		$5,625
Inventories	2,912	487		3,399
Prepaid Expenses and Other Current Assets	2,362	1,097		3,459

Total Current Assets	10,785	1,698		12,483

PROPERTY AND EQUIPMENT—NET	53,600	58,387		111,987
GOODWILL	22,432	15,039		37,471
OTHER ASSETS—NET	2,893	143		3,036
INVESTMENT IN AND DUE FROM SUBSIDIARIES	72,381		$(72,381)

TOTAL	$162,091	$75,267	$(72,381)	$164,977

LIABILITIES AND MEMBERS INTEREST
CURRENT LIABILITIES
Accounts Payable	$2,932			$2,932
Accrued Interest	599			599
Accrued Wages and Payroll Taxes	$2,424			2,424
Other accrued liabilities	6,373			6,373
Unearned Revenue	458	$1,248		1,706
Current portion of long term debt	7,357	764		8,121

Total Current Liabilities	20,143	2,012		22,155

LONG TERM DEBT—Less Current Portion	172,340	837		173,177
OTHER LONG TERM LIABILITIES	3,275	37		3,312
Total Liabilities	195,758	2,886		198,644
DUE TO PARENT	—	33,202	(33,202)
MEMBER'S INTEREST	(33,667)	39,179	$(39,179)	(33,667)

TOTAL	$162,091	$75,267	$(72,381)	$164,977

Festival Fun Parks LLC
Condensed Consolidating Balance Sheet
As Of December 31, 2005
($ in thousands)

	Festival Fun Parks	Combined Guarantor Subsidiaries	Eliminations	FFP Consolidated
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,125	$115		$5,240
Inventories	2,858	437		3,295
Prepaid Expenses and Other Current Assets	2,878	1,023		3,901

Total Current Assets	10,861	1,575		12,436

PROPERTY AND EQUIPMENT—NET	61,778	50,610		112,388
GOODWILL	22,432	15,039		37,471
OTHER ASSETS—NET	3,225	143		3,368
INVESTMENT IN AND DUE FROM SUBSIDIARIES	64,477		$(64,477)

TOTAL	$162,773	$67,367	$(64,477)	$165,663

LIABILITIES AND MEMBERS INTEREST
CURRENT LIABILITIES
Accounts Payable	$2,705			$2,705
Accrued Interest	610			610
Accrued Wages and Payroll Taxes	2,485			2,485
Other accrued liabilities	7,156			7,156
Unearned Revenue	92	$1,250		1,342
Current portion of long term debt	7,106	764		7,870

Total Current Liabilities	20,154	2,014		22,168

LONG TERM DEBT—Less Current Portion	156,535	839		157,374
OTHER LONG TERM LIABILITIES	3,223	37		3,260
Total Liabilities	179,912	2,890		182,802
DUE TO/FROM SUBSIDIARIES	(63,256)	63,256	(20,394)
MEMBER'S INTEREST	46,117	8,080	$(44,083)	(17,139)

TOTAL	$162,773	$74,226	$(64,477)	$165,663

Festival Fun Parks LLC
Condensed Consolidating Statement of Operations
For The Three Months Ended March 31, 2006
($ in thousands)

	Festival Fun Parks	Combined Guarantor Subsidiaries	Eliminations	FFP Consolidated
Revenues, net	$15,722	$5,074		$20,796
Operating Costs and Expenses
Cost of Revenue	16,013	7,261		23,274
Selling, General and Administrative	2,780	1,031		3,811
Depreciation and Amortization	2,493	1,686		4,179
Total Operating Expenses	21,286	9,978		31,264

Operating Loss	(5,564)	$(4,904)		(10,468)
Other Expense
Interest and Other Expense, net	6,004			6,004
Equity in Earnings of Subsidiaries	(4,904)		$4,904

Loss from Continuing Operations	(16,472)	(4,904)	(4,904)	(16,472)

Net Loss	$(16,472)	$(4,904)	$(4,904)	$(16,472)

Festival Fun Parks LLC
Condensed Consolidating Statement of Operations
For The Three Months Ended March 31, 2005
($ in thousands)

	Festival Fun Parks	Combined Guarantor Subsidiaries	Eliminations	FFP Consolidated
Revenues, net	$15,433	$4,547		$19,980
Operating Costs and Expenses
Cost of Revenue	15,232	6,252		21,484
Selling, General and Administrative	2,358	1,219		3,577
Depreciation and Amortization	2,497	1,805		4,302

Total Operating Expenses	20,087	9,276		29,363

Operating Income	(4,654)	(4,729)		(9,383)
Other Expense
Interest and Other Expense, net	5,739			5,739
Equity in Earnings of Subsidiaries	(4,729)		$4,729

Loss from Continuing Operations	(15,122)	(4,729)	4,729	(15,122)

Net Loss	$(15,122)	$(4,729)	$4,729	$(15,122)

Festival Fun Parks LLC
Condensed Consolidating Statement of Cash Flows
for the three months ended March 31, 2006
($ in thousands)

	Festival Fun Parks	Combined Guarantor Subsidiaries	Elimination		FFP Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(16,472)	$(4,904)		$4,904	$(16,472)
Depreciation and Amortization	2,493	1,686			4,179
Equity in Earnings of Subsidiaries	4,904			(4,904)
Amortization of Deferred financing costs	720				720
Financed Interest payments	3,386				3,386
Deferred Rent expense	52				52
Changes In Net Operating Assets and Liabilities;
Inventories	(54)	(50)			(104)
Prepaid Expenses and Other Current Assets	516	(74)			442
Other Assets	8				8
Accounts Payable	(134)				(134)
Accrued Interest	(11)				(11)
Accrued Wages and Payroll Taxes	(61)				(61)
Unearned Revenue	367	(2)			365
Other Accrued Liabilities	(782)				(782)

Net Cash used in Operating Activities	(5,068)	(3,343)			(8,412)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	(721)	(2,682)			(3,403)

Net Cash used in Investing Activities	(721)	(2,682)			(3,403)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of debt	13,100				13,100
Distribution to Members	(56)				(56)
Advances to related company	(6,027)			6,027
Advances from related company		6,027		(6,027)
Payments on Long-term Debt	(842)	0			(842)
Payments on Capital Leases		(2)			(2)

Net Cash Provided by Financing Activities	6,175	6,025			12,200

NET INCREASE IN CASH	386	(1)			385
CASH AND EQUIVALENTS—BEGINNING OF PERIOD	5,125	115			5,240

CASH AND EQUIVALENTS—END OF PERIOD	$5,511	$114	$		$5,625

Festival Fun Parks LLC
Condensed Consolidating Statement of Cash Flows
for the three periods ended March 31, 2005
($ In thousands)

	Festival Fun Parks	Combined Guarantor	Elimination	FFP Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(15,122)	$(4,729)	$4,729	$(15,122)
Depreciation and Amortization	2,498	1,577		4,075
Equity in Earnings of Subsidiaries	4,729		(4,729)
Impairment and Gain/loss on disposition	(22)			(22)
Amortization of Deferred financing costs	663			663
Financed Interest payments	611			611
Deferred Rent expense	69	37		106
Changes In Net Operating Assets and Liabilities:
Inventories	(18)	(46)		(64)
Prepaid Expenses and Other Current Assets	374	344		718
Other Assets	(50)	(64)		(114)
Accounts Payable	(1,122)			(1,122)
Accrued Interest	(16)			(16)
Accrued Wages and Payroll Taxes	1,400			1,400
Unearned Revenue	218	46		264
All Other Accrued Liabilities	(850)			(850)

Net Cash Provided by Operating Activities	(6,638)	(2,835)		(9,473)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	(1,461)	(276)		(1,737)

Net Cash used in Investing Activities	(1,461)	(276)		(1,737)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of debt	13,500			13,500
Payments on Long-term Debt	(373)			(373)
Distribution to Members	(27)			(27)
Advances to related company	(3,106)		3,106
Advances from related company		3,106	(3,106)
Payments on Capital Leases	(3)	(2)		(5)

Net Cash Provided by Financing Activities	9,991	3,104		13,095

NET INCREASE IN CASH	1,892	(7)		1,885
CASH AND EQUIVALENTS—BEGINNING OF PERIOD	2,215	132		2,347

CASH AND EQUIVALENTS—END OF PERIOD	$4,107	$125		$4,232

Festival Fun Parks LLC
Unaudited Consolidated Pro Forma Financial Information

        A definitive agreement to sell Festival Fun Parks, LLC to Palace Entertainment Holdings, Inc. was signed on February 21, 2006. The purchase of Festival Fun Parks, LLC by Palace Entertainment Holdings Inc. was managed and directed by MidOcean Partners, LP, a New York and London-based private investment firm. On April 12, 2006, the Company issued $150.0 million 10 7/8% Senior Notes due 2014 (the "Notes"). The Company also established a $40.0 million senior secured revolving credit facility (the "Revolver") and secured a $54.0 million equity contribution.

        The following consolidated pro forma Income Statements cover the twelve month period ended December 31, 2005, the three month period ended March 31, 2006, as if the transaction had occurred on January 1, 2005, and a pro forma Balance Sheet as of March 31, 2006.

        The proforma adjustments reflect the purchase of the Company, the extinguishment of the prior debt and its replacement with the "Notes" and the "Revolver." The pro forma also adjusts interest expense based upon the terms of the "Notes" and the "Revolver" agreements. The financial information below also substitutes the Windward management fee with the MidOcean Partners advisory fee and adjusts for the effect of the directors/offficers and representations/warranties insurance policies issued in connection with the sale transaction.

        The purchase price was approximately $216.3 million including acquisition costs. The excess of the purchase price over net book value has been initially recorded as goodwill. The pro forma financial statement does not reflect any impact from revaluing the assets and liabilities to fair value.

        As the Company, supported by an independent appraiser, is in the process of revaluing the assets and liabilities, we expect the assets and liabilities to be adjusted to include; 1) property and equipment 2) intangibles and 3) goodwill.

Festival Fun Parks, LLC
Consolidated Pro Forma Income Statement
Three Months Ended March 31, 2006
(Unaudited)

	As Reported for the Three Months Ended March 31, 2006	Adjustments		Pro forma for the Three Months Ended March 31, 2006(4)
	($ in thousands)
Revenues, net	$20,796	$		$20,796
Operating Costs and Expenses
Cost of Revenue	23,274			23,274
Selling, General and Administrative	3,811		241	4,052	(1)(3)
Depreciation and Amortization	4,179			4,179
Total Operating Expenses	31,264		241	31,505

Operating Loss	(10,468)		(241)	(10,709)
Other Expense (Income)
Interest Expense, net	6,004		(1,516)	4,488	(2)

Loss from Operations	(16,472)		(1,275)	(15,197)

Net Loss	$(16,472)		$(1,275)	$(15,197	)(5)

(1)
Eliminates prorated portion of the Windward advisory fee ($92,500) and reflects the prorated portion of the MidOcean advisory fee ($250.000).

(2)
Reflects interest expense calculated under the terms of the "Notes" and "Revolver". Adjusted for elimination of $178,879 in prior ownership's debt with related interest expense of $6,004 (based on interest rates ranging from 9% to 12%) and adding in interest expense of $4.488 (based on interest ranging from 9% to 10 7/8's%) on new debt structure of $163,636.

(3)
Reflects additional insurance expense of $161 of insurance policies related to new Directors and Officers and representations and warranties policies.

(4)
The pro forma figures are preliminary and the purchase price calculations have not been completed. The revaluation of assets and liabilities to fair value is currently being evaluated by management and an independent appraisor. As a result of any revaluation of property and equipment and intangible assets to fair value, depreciation and amortization expense recorded after the sale transaction for 2006 will be adjusted as appropriate.

(5)
The company is a LLC and not subject to federal income taxes.

Festival Fun Parks, LLC
Consolidated Pro Forma Income Statement
Twelve Months Ended December 31, 2005
(Unaudited)

	As Reported for the Twelve Months Ended Dec. 31, 2005	Adjustments		Pro forma for the Twelve Months Ended Dec. 31, 2005(4)
	($ in thousands)
Revenues, net	$157,658	$		$157,658
Operating Costs and Expenses
Cost of Revenue	109,044			109,044
Selling, General and Administrative	19,148		1,135	20,283	(1)(3)
Depreciation and Amortization	17,695			17,695

Total Operating Expenses	145,887		1,135	147,022

Operating Income	11,771		(1,135)	10,636
Other Expense (Income)
Interest Expense, net	22,862		(5,903)	16,959	(2)

Loss from Operations	(11,091)		(4,768)	(6,323)
Income Discontinued Operations	1			1

Net Loss	$(11,090)		$(4,768)	$(6,322	)(5)

(1)
Eliminates Windward advisory fee ($197,500) and reflected the MidOcean advisory fee ($1,000,000).

(2)
Reflects interest expense calculated under the terms of the "Notes" and "Revolver". Adjusted for elimination of $165,244 of debt with related interest of $22,963 (based on interest rates ranging from 9% to 12%) and adding in interest expense of $17,060 based on debt of $163,635 and interest rates ranging from 9% to 10 7/8%.

(3)
Reflects additional insurance expense of $642 of insurance policies related to new Directors and officers and representations and warranties policies.

(4)
The pro forma figures are preliminary and the purchase price calculations have not been completed. The revaluation of assets and liabilities to fair value is currently being evaluated by management and an independent appraiser. As a result of any revaluation of property and equipment and intangible assets to fair value, depreciation and amortization expense recorded after the sale transaction for 2006 will be adjusted as appropriate.

(5)
The company is a LLC and not subject to federal income taxes.

Festival Fun Parks, LLC
Consolidated Pro Forma Balance Sheet
March 31, 2006
(Unaudited)

	As Reported as of March 31, 2006	Adjustments	Pro forma as of March 31, 2006
	($ in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,625	$(1,895)	$3,730	(1)
Inventories	3,399		3,399
Prepaid Expenses and Other Current Assets	3,459	611	4,070	(2)

Total Current Assets	12,483	(1,284)	11,199

PROPERTY AND EQUIPMENT-NET	111,987		111,987
GOODWILL-NET	37,471	65,770	103,241	(7)
OTHER ASSETS-NET	3,036	3,359	6,395	(2)(3)

TOTAL	$164,977	$67,845	$232,822

LIABILITIES AND MEMBERS INTEREST
CURRENT LIABILITIES
Accounts Payable	$2,932		$2,932
Accrued Interest	599	$(599)		(4)
Accrued Wages and Payroll Taxes	2,424		2,424
Other accrued liabilities	6,373	(1,062)	5,311	(5)
Unearned Revenue	1,706		1,706
Current portion of long term debt	8,121	(7,337)	784	(4)

Total Current Liabilities	22,155	(8,998)	13,157

LONG TERM DEBT-Less Current Portion	173,177	(10,324)	162,853	(4)
OTHER LONG TERM LIABILITIES	3,312		3,312
Total Liabilities	198,644	(19,322)	179,322
MEMBER'S INTEREST	(33,667)	87,167	53,500	(6)

TOTAL	$164,977	$67,845	$232,822

(1)
Cash has been adjusted for sale and transaction expenses paid after March 31, 2006.

(2)
Short and long term portions of insurance policies for directors and officers and representations and warranties issued in connection with the sale transaction.

(3)
Reflects capitalization of fees related to the "Notes" ($4,875) and the new senior revolving credit facility "Revolver" ($700) less write off of the net loan fee balance related to the prior debt of $2,610. Further netted against the long term portion of the directors and officers and representations and warranties insurance policies of $394.

(4)
Replaces short term ($7,337) and long term ($172,325) portions of prior debt and accrued interest ($599) based upon the terms of the "Notes" and "Revolver" with "Notes" of $150,000 plus a $12,000 "Revolver" draw.

(5)
Eliminate accrued fees related to the sale transaction

(6)
Pro forma member's deficit as of March 31,2006 has been eliminated and replaced with equity issued in connection with the sale.

(7)
The pro forma figures are preliminary and the purchase price allocations have not been completed and therefore the excess purchase price over net book value has been preliminarily allocated to goodwill. The revaluation of assets and liabilities to fair market value are currently under evaluation by management and an independent appraiser.

$150,000,000

FESTIVAL FUN PARKS, LLC
PALACE FINANCE, INC.

Exchange Offer for
10 7/8% Senior Notes due 2014

PROSPECTUS
              , 2006

        We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

        This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

        The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

        Until            , 2006, all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrants' directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrants are covered by insurance policies maintained and held in effect by Festival Fun Parks, LLC against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

        Palace Entertainment Holdings, Inc., Palace Finance, Inc., Smartparks—San Jose, Inc., Smartparks—Riverside, Inc., Smartparks—San Dimas, Inc., Smartparks—Carolina, Inc., Smartparks—Florida, Inc. and Smartparks—Silver Springs, Inc. are corporations organized under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Statute") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an "indemnified capacity"). The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

        The amended and restated certificate of incorporation of Palace Entertainment Holdings, Inc. provides for the indemnification of any director or officer to the fullest extent permitted by law for any expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred, as long as he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reason to believe his or her conduct was unlawful. In addition, for actions by or in the right of the corporation, no indemnification shall be made where the director or officer has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnification.

        The bylaws of Smartparks—San Jose, Inc., Smartparks—Riverside, Inc. and Smartparks—Carolina, Inc. each provide for indemnification of their respective officers, directors, employees and agents to the fullest extent permitted by the General Corporation Law of the State of Delaware against any liability, cost or expense incurred by him or her, or arising out of his or her status as officer, director, employee or agent, provided that no person shall be entitled to indemnification in respect of any claim in which they have been found to be liable to their resepctive corporation unless, and only to the extent that, the court in which such action is brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnification.

        The bylaws of Smartparks—San Dimas, Inc. provide for the indemnification of its officers and directors to the extent permitted by the General Corporation Law of the State of Delaware.

        The amended bylaws of Smartparks—Florida, Inc. provide that its directors and officers shall be indemnified to the fullest extent permitted by law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, whether criminal, civil, administrative or investigative, to which such person was or is a party or is threatened to be made a party to, or witness or participant in, arising by reason of the fact that such person is or was an officer or director of the corporation.

        The amended certificate of incorporation of Smartparks—Silver Springs, Inc. provides that the corporation shall, to the full extent permitted by the Delaware Statute, indemnify all persons whom it may indemnify pursuant thereto. The bylaws of Smartparks-Silver Springs, Inc. provide that in addition to any indemnification contained in the corporation's certificate of incorporation, the corporation shall indemnify any director or officer for any reasonable expenses incurred by the director or officer in the successful defense of any proceeding against him or her by reason of he or she being a director or officer. The bylaws also provide that the corporation shall indemnify an individual made a party to any proceeding because he is or was a director or officer against liability in the proceeding, including a proceeding brought in the right of the corporation and including any criminal proceeding (if, in a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful) provided that the corporation will not indemnify a director or officer (i) if he or she is held liable to the corporation or subjected to injunctive relief in favor of the corporation, (ii) for appropriation of a business opportunity in violation of his or her duties to the corporation, (iii) for acts or omissions that involve intentional misconduct or a knowing violation of the law or (iv) for any transaction from which he or she received an improper personal benefit, in each case upon approval by the board of directors that such person meets the requirements. The bylaws also provide for indemnification of a director or officer upon determination by a court of competent jurisdiction that he or she is fairly and reasonably entitled to indemnification.

        Festival Fun Parks, LLC, Family Fun Center Holdings LLC and Palace Management Company LLC are limited liability companies organized under the laws of the State of Delaware. Under Section 18.108 of the Delaware Limited Liability Company Act, a limited liability company has the power to indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever, subject to any restrictions set forth in its limited liability company agreement.

        The Second Amended and Restated Limited Liability Company Agreement of Festival Fun Parks, LLC provides that its sole member, Palace Entertainment Holdings, Inc., and each member of Festival Fun Parks, LLC's board of directors shall be, to the fullest extent permitted by law, indemnified and held harmless against losses, damages, liabilities or expenses, of any kind or nature, incurred by it in connection with, or while acting (or omitting to act) on behalf of, Festival Fun Parks, LLC.

        The Amended and Restated Limited Liability Company Agreement of Family Fun Center Holdings, LLC provides that its sole member, Festival Fun Parks, LLC, and each member of Family Fun Center Holdings, LLC's board of directors shall be, to the fullest extent permitted by law, indemnified and held harmless against losses, damages, liabilities or expenses, of any kind or nature, incurred by it in connection with, or while acting (or omitting to act) on behalf of, Family Fun Center Holdings, LLC.

        The Limited Liability Company Agreement of Palace Management Company, LLC provides that its sole member, Festival Fun Parks, LLC, shall be, to the fullest extent permitted by law, indemnified and held harmless against losses, damages, liabilities or expenses, of any kind or nature, incurred by it in connection with, or while acting (or omitting to act) on behalf of, Palace Management Company, LLC.

        Splish Splash at Adventureland, Inc. is incorporated under the laws of the State of New York. Section 722 of the New York Business Corporation Law permits a New York corporation to indemnify its directors and officers in connection with actions or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are directors or officers of the corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. Such indemnification shall only be authorized if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings (other than one by or in the right of the corporation), if such person had no reasonable cause to believe that his conduct was unlawful. Section 721 of the New York Business Corporation Law states that the indemnification provided for by Article 7 thereof shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

        Raging Waters Group, Inc. is incorporated under the laws of the State of California. Section 317 of the California Corporations Code permits indemnification of directors, officers, employees and other agents of corporations, provided such person acted in good faith and in a manner they reasonably believed to be in the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was illegal. Determination of whether this standard of conduct has been met is subject to specific procedures set forth in the statute, except that when the agent has been successful on the merits, indemnification for actual and reasonable expenses is mandatory. However, where the person has been adjudged to be liable to the corporation, or with respect to amounts paid in settling a pending action without court approval, indemnification is generally not permitted.

        The bylaws of Raging Waters Group, Inc. provide that the corporation shall, to the maximum extent permitted by the General Corporation Law of the State of California, indemnify each of its officers and directors against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, including actions in the name of the corporation, to which such person was or is a party or is threatened to be made a party arising by reason of the fact that such person is or was an agent of the corporation.

        Wet 'N Wild Nevada, Inc. is incorporated under the laws of the State of Nevada. Section 7502 of the Nevada General Corporation Law permits a Nevada corporation to indemnify its directors and officers in connection with actions or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are directors or officers of the corporation, against judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding. Such indemnification shall only be authorized if such person is not liable pursuant to Section 138 of the Nevada General Corporation Law (which sets forth directors' and officers' duty to act in good faith and with a view to the corporation's interests) and such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings (other than one by or in the right of the corporation), if such person had no reasonable cause to believe that his conduct was unlawful. Determination of whether this standard of conduct has been met is subject to specific procedures set forth in the statute, except that when the agent has been successful on the merits, indemnification for actual and reasonable expenses is mandatory. Section 751 of the Nevada General Corporation Law states that the indemnification provided for by Section 7502 thereof shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)
  Exhibits.

          See Exhibit Index.

  (b)
  Financial Statement Schedules.

          All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

        The undersigned registrants hereby undertake:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

1.
to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

2.
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

3.
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(6)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Festival Fun Parks, LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport Beach, California, on June 16, 2006.

FESTIVAL FUN PARKS, LLC
By:	/s/ JOHN A. CORA John A. Cora Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints John A. Cora and Daniel S. Martinez, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Festival Fun Parks, LLC and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOHN A. CORA John A. Cora	Chief Executive Officer and President and Director (Principal Executive Officer)	June 16, 2006
/s/ JAMES A. BURK James A. Burk	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2006
/s/ TYLER ZACHEM Tyler Zachem	Director	June 16, 2006
/s/ TIMOTHY BILLINGS Timothy Billings	Director	June 16, 2006
/s/ JEREMY GOLDBERG Jeremy Goldberg	Director	June 16, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Palace Finance, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport Beach, California, on June 16, 2006.

PALACE FINANCE, INC.
By:	/s/ JOHN A. CORA John A. Cora Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints John A. Cora and Daniel S. Martinez, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Palace Finance, Inc. and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOHN A. CORA John A. Cora	Chief Executive Officer and President and Director (Principal Executive Officer)	June 16, 2006
/s/ JAMES A. BURK James A. Burk	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2006
/s/ TYLER ZACHEM Tyler Zachem	Director	June 16, 2006
/s/ TIMOTHY BILLINGS Timothy Billings	Director	June 16, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Palace Entertainment Holdings, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport Beach, California, on June 16, 2006.

PALACE ENTERTAINMENT HOLDINGS, INC.
By:	/s/ JOHN A. CORA John A. Cora Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints John A. Cora and Daniel S. Martinez, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Palace Entertainment Holdings, Inc. and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOHN A. CORA John A. Cora	Chief Executive Officer and President and Director (Principal Executive Officer)	June 16, 2006
/s/ JAMES A. BURK James A. Burk	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2006
/s/ TYLER ZACHEM Tyler Zachem	Director	June 16, 2006
/s/ TIMOTHY BILLINGS Timothy Billings	Director	June 16, 2006
/s/ JEREMY GOLDBERG Jeremy Goldberg	Director	June 16, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Splish Splash at Adventureland, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport Beach, California, on June 16, 2006.

SPLISH SPLASH AT ADVENTURELAND, INC.
By:	/s/ JOHN A. CORA John A. Cora President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints John A. Cora and Daniel S. Martinez, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Splish Splash at Adventureland, Inc. and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOHN A. CORA John A. Cora	President and Director (Principal Executive Officer)	June 16, 2006
/s/ JAMES A. BURK James A. Burk	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2006
/s/ DANIEL S. MARTINEZ Daniel S. Martinez	Director	June 16, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Family Fun Center Holdings LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport Beach, California, on June 16, 2006.

FAMILY FUN CENTER HOLDINGS LLC
By:	/s/ JOHN A. CORA John A. Cora President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints John A. Cora and Daniel S. Martinez, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Family Fun Center Holdings LLC and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOHN A. CORA John A. Cora	President and Director (Principal Executive Officer)	June 16, 2006
/s/ JAMES A. BURK James A. Burk	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2006
/s/ DANIEL S. MARTINEZ Daniel S. Martinez	Director	June 16, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Smartparks—San Jose, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport Beach, California, on June 16, 2006.

SMARTPARKS—SAN JOSE, INC.
By:	/s/ JOHN A. CORA John A. Cora President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints John A. Cora and Daniel S. Martinez, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Smartparks—San Jose, Inc. and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOHN A. CORA John A. Cora	President and Director (Principal Executive Officer)	June 16, 2006
/s/ JAMES A. BURK James A. Burk	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2006
/s/ DANIEL S. MARTINEZ Daniel S. Martinez	Director	June 16, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Smartparks—Riverside, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport Beach, California, on June 16, 2006.

SMARTPARKS—RIVERSIDE, INC.
By:	/s/ JOHN A. CORA John A. Cora President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints John A. Cora and Daniel S. Martinez, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Smartparks—Riverside, Inc. and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOHN A. CORA John A. Cora	President and Director (Principal Executive Officer)	June 16, 2006
/s/ JAMES A. BURK James A. Burk	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2006
/s/ DANIEL S. MARTINEZ Daniel S. Martinez	Director	June 16, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Smartparks—San Dimas, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport Beach, California, on June 16, 2006.

SMARTPARKS—SAN DIMAS, INC.
By:	/s/ JOHN A. CORA John A. Cora President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints John A. Cora and Daniel S. Martinez, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Smartparks—San Dimas, Inc. and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOHN A. CORA John A. Cora	President and Director (Principal Executive Officer)	June 16, 2006
/s/ JAMES A. BURK James A. Burk	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2006
/s/ DANIEL S. MARTINEZ Daniel S. Martinez	Director	June 16, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Raging Waters Group Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport Beach, California, on June 16, 2006.

RAGING WATERS GROUP INC.
By:	/s/ JOHN A. CORA John A. Cora President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints John A. Cora and Daniel S. Martinez, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Raging Waters Group Inc. and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOHN A. CORA John A. Cora	President and Director (Principal Executive Officer)	June 16, 2006
/s/ JAMES A. BURK James A. Burk	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2006
/s/ DANIEL S. MARTINEZ Daniel S. Martinez	Director	June 16, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Wet 'N Wild Nevada, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport Beach, California, on June 16, 2006.

WET 'N WILD NEVADA, INC.
By:	/s/ JOHN A. CORA John A. Cora President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints John A. Cora and Daniel S. Martinez, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Wet 'N Wild Nevada, Inc. and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOHN A. CORA John A. Cora	President and Director (Principal Executive Officer)	June 16, 2006
/s/ JAMES A. BURK James A. Burk	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2006
/s/ DANIEL S. MARTINEZ Daniel S. Martinez	Director	June 16, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Smartparks—Carolina, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport Beach, California, on June 16, 2006.

SMARTPARKS—CAROLINA, INC.
By:	/s/ JOHN A. CORA John A. Cora President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints John A. Cora and Daniel S. Martinez, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Smartparks—Carolina, Inc. and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOHN A. CORA John A. Cora	President and Director (Principal Executive Officer)	June 16, 2006
/s/ JAMES A. BURK James A. Burk	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2006
/s/ DANIEL S. MARTINEZ Daniel S. Martinez	Director	June 16, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Smartparks—Florida, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport Beach, California, on June 16, 2006.

SMARTPARKS—FLORIDA, INC.
By:	/s/ JOHN A. CORA John A. Cora President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints John A. Cora and Daniel S. Martinez, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Smartparks—Florida, Inc. and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOHN A. CORA John A. Cora	President and Director (Principal Executive Officer)	June 16, 2006
/s/ JAMES A. BURK James A. Burk	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2006
/s/ DANIEL S. MARTINEZ Daniel S. Martinez	Director	June 16, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Smartparks—Silver Springs, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport Beach, California, on June 16, 2006.

SMARTPARKS—SILVER SPRINGS, INC.
By:	/s/ JOHN A. CORA John A. Cora President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints John A. Cora and Daniel S. Martinez, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Smartparks—Silver Springs, Inc. and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOHN A. CORA John A. Cora	President and Director (Principal Executive Officer)	June 16, 2006
/s/ JAMES A. BURK James A. Burk	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2006
/s/ DANIEL S. MARTINEZ Daniel S. Martinez	Director	June 16, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Palace Management Company LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport Beach, California, on June 16, 2006.

PALACE MANAGEMENT COMPANY LLC
By:	/s/ JOHN A. CORA John A. Cora President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints John A. Cora and Daniel S. Martinez, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Palace Management Company LLC and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOHN A. CORA John A. Cora	President and Director (Principal Executive Officer)	June 16, 2006
/s/ JAMES A. BURK James A. Burk	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2006
/s/ DANIEL S. MARTINEZ Daniel S. Martinez	Director	June 16, 2006

EXHIBIT INDEX

Exhibit No.	Description
1.1
Purchase Agreement, dated as of March 29, 2006, by and among Palace Entertainment Holdings, Inc., Palace Funding, Inc. and J.P. Morgan Securities Inc., for itself and on behalf of the several Initial Purchasers listed in Schedule 1 thereto.
1.2	Joinder Agreement, dated as of April 12, 2006, by Festival Fun Parks, LLC, Palace Finance, Inc., Palace Entertainment Holdings, Inc., Splish Splash at Adventureland Inc., Family Fun Center Holdings LLC, Smartparks—San Jose Inc., Smartparks—Riverside Inc., Smartparks—San Dimas Inc., Raging Waters Group Inc., Wet 'N Wild Nevada Inc., Smartparks—Carolina Inc., Smartparks—Florida Inc., Smartparks—Silver Springs Inc. and Palace Management Company LLC
2.1	Stock Purchase Agreement, dated as of February 9, 2006, by and among Palace Entertainment, Inc., Festival Fun Parks, LLC and Palace Entertainment Holdings, Inc
3.1	Certificate of Formation of Festival Fun Parks, LLC
3.2	Second Amended and Restated Limited Liability Company Agreement of Festival Fun Parks, LLC
3.3	Certificate of Incorporation of Palace Finance, Inc.
3.4	By-laws of Palace Finance, Inc.
3.5	Amended and Restated Certificate of Incorporation of Palace Entertainment Holdings, Inc.
3.6	By-laws of Palace Entertainment Holdings, Inc.
3.7	Certificate of Incorporation of Splish Splash at Adventureland Inc.
3.8	By-laws of Splish Splash at Adventureland Inc.
3.9	Certificate of Formation of Family Fun Center Holdings LLC
3.10	Amended and Restated Limited Liability Company Agreement of Family Fun Center Holdings LLC
3.11	Certificate of Incorporation of Smartparks—San Jose Inc.
3.12	By-laws of Smartparks—San Jose Inc.
3.13	Certificate of Incorporation of Smartparks—Riverside Inc.
3.14	By-laws of Smartparks—Riverside Inc.
3.15	Certificate of Incorporation of Smartparks—San Dimas Inc.
3.16	By-laws of Smartparks—San Dimas Inc.
3.17	Articles of Incorporation of Raging Waters Group Inc.
3.18	By-laws of Raging Waters Group Inc.
3.19	Articles of Incorporation of Wet 'N Wild Nevada Inc.
3.20	Code of By-laws of Wet 'N Wild Nevada Inc.
3.21	Certificate of Incorporation of Smartparks—Carolina Inc.
3.22	By-laws of Smartparks—Carolina Inc.
3.23	Certificate of Incorporation of Smartparks—Florida Inc.
3.24	By-laws of Smartparks—Florida Inc.
3.25	Certificate of Incorporation of Smartparks—Silver Springs Inc.
3.26	By-laws of Smartparks—Silver Springs Inc.
3.27	Certificate of Formation of Palace Management Company LLC
3.28	Limited Liability Company Agreement of Palace Management Company LLC

4.1	Indenture, dated as of April 12, 2006, by and among Festival Fun Parks, LLC, Palace Finance, Inc., Palace Entertainment Holdings, Inc. and Wells Fargo Bank, National Association.
4.2	Registration Rights Agreement, dated as of April 12, 2006, by and among Festival Fun Parks, LLC, Palace Finance, Inc., Palace Entertainment Holdings, Inc., the other guarantors listed in Schedule 1 thereto, J.P. Morgan Securities Inc. and Jefferies & Company, Inc.
5.1	Opinion of Kirkland & Ellis LLP
10.1	License Agreement, dated as of April 12, 2006, by and between Festival Fun Parks, LLC and VisionMaker, LLC.
10.2	Employment Agreement, dated as of April 12, 2006, by and among Festival Fun Parks, LLC, Palace Entertainment Holdings, Inc. and John A. Cora.*
10.3	Employment Agreement, dated as of April 12, 2006, by and among Festival Fun Parks, LLC, Palace Entertainment Holdings, Inc. and Daniel S. Martinez.*
10.4	Amended and Restated Agreement, dated as of April 12, 2006, by and between Festival Fun Parks, LLC and James Cleary.*
10.5	Credit Agreement, dated as of April 12, 2006, among Festval Fun Parks, LLC, as Borrower Representative, the Borrowers signatory thereto, the other Credit Parties signatory thereto, the Lenders party thereto from time to time and General Electric Capital Corporation as Agent and Lender.
10.6	Professional Services Agreement, dated as of April 12, 2006, by and among Festival Fun Parks, LLC, Palace Holdings Group, LLC and MidOcean US Advisor, LP.
10.7	Ground Lease, dated April 28, 2000, by and between Big Kahuna, Inc. and Festival Fun Parks, LLC.
10.8	Commercial Ground Lease, dated as of July 3, 2002, by and between Realty Income Corporation and Festival Fun Parks, LLC.
10.9	Lease Agreement, dated May 15, 2001, by and between Mountain Creek Resort, Inc. and N-Ovation Park Management, Inc., as amended.
10.10	Lease Agreement, dated as of November 1, 1997, by and between Kellam Associates, Inc. and Angel Projects LLC.
10.11	Concession Agreement for Construction, Maintenance and Operation of a Planned Recreational Development at Frank G. Bonelli Regional County Swim Park, dated March 8, 1983, by and between the County of Los Angeles and Specialty Villages, as amended.
10.12	Fifth Amendment and Restated Lease, dated as of April 22, 1998, by and between the City of San Jose and Paramount Parks Inc.
10.13	Amended and Restated Lease, dated January 7, 2005, by and between the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida and Smartparks—Silver Springs, Inc.
10.14	Commercial Ground Lease, dated as of July 14, 1999, by and between Realty Income Corporation and Splish Splash at Adventureland, Inc.
10.15	Commercial Ground Lease, dated as of May 2, 2000, by and between Bellwood Associates Limited Partnership and Festival Fun Parks, LLC.
10.16	Lease and Operating Agreement Boca Raton Airport, dated June 12, 1991, by and between Boca Raton Airport Authority and Boca Arena, Inc., as amended.
10.17	Ground Lease, dated as of July 29, 1998, by and among Carolyn B. Huish Properties by John M. Huish as general partner, as to an undivided 50% interest, John M. Huish, as trustee of The Huish Land Trust, dated May 24, 1984, as to an undivided 50% interest and Festival Fun Parks, LLC.

10.18	Irvine Recreation Park Ground Lease, dated December 3, 1993, by and between Irvine Recreation Park and Camelot Park Family Entertainment Center of Irvine, L.P., as amended.
10.19	Ground Lease, dated as of November 1, 1994, by and between Livermore Airway Business Park and Camelot Park Family Entertainment Center of Pleasanton Valley, L.P., as amended.
10.20	Modesto Ground Lease, dated February 9, 1993, by and between Berberian Trust Properties and Camelot Park Family Entertainment Center, Inc., as amended.
10.21	Ground Lease, dated as of July 29, 1998, by and between John M. Huish, trustee of the Huish Land Trust dated May 24, 1984, as to an undivided 50% interest, and Carolyn B. Huish Properties, by John M. Huish general partner, as to an undivided 50% interest, and Festival Fun Parks, LLC.
10.22	Commercial Ground Lease, dated as of March 29, 1999, by and between Realty Income Corporation and Festival Fun Parks, LLC.
10.23	Commercial Ground Lease, dated as of July 20, 1999, by and between The First American Financial Corporation and Malibu Centers, Inc., as amended.
10.24	Lease, dated as of June 15, 1979, by and between Stemmons Park, Ltd. and Malibu Grand Prix Corp., as amended.
10.25	Commercial Ground Lease, dated as of July 20, 1999, by and between Newport Exchange Properties, LLC and Malibu Centers, Inc.
10.26	Puente Hills East—City of Industry Reciprocal Easement Agreement, dated as of December 2000, by and between Costco Wholesale Corporation and the Trustees under the Will and of the Estate of James Campbell, Deceased.
10.27	Amended and Restated Lease, dated as of April 1, 1997, by and between Ernest Klatt, Violet Klatt and Mitey Mite Race Tracks, Inc., as amended.
10.28	Commercial Ground Lease, dated as of March 29, 1999, by and between Realty Income Corporation and Festival Fun Parks, LLC, as amended.
10.29	Employment Agreement, dated as of May 30, 2006, by and among James A. Burk, Festival Fun Parks, LLC and Palace Entertainment Holdings, Inc.*
10.30	Letter Agreement, dated as of May 22, 2006, by and between Festival Fun Parks, LLC and Todd R. Wulffson.*
12.1	Statement re Calculation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of Registrants
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included in signature pages)
25.1	Statement of eligibility of Trustee, dated May 26, 2006
99.1	Letter of Transmittal

*
Denotes management contract or compensatory plan or arrangement.

QuickLinks

ADDITIONAL REGISTRANTS
Table of contents
PROSPECTUS SUMMARY
Purpose of the exchange offer
Summary of the exchange offer The exchange offer
The New Notes
Summary historical and pro forma financial data
RISK FACTORS
MARKET AND INDUSTRY DATA AND ATTENDANCE ESTIMATES
TRADEMARKS AND TRADENAMES
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
Wells Fargo Bank, N.A.
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF NEW NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
MATERIAL ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AVAILABLE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Festival Fun Parks, LLC Consolidated balance sheets as of December 31, 2005 and 2004
Festival Fun Parks, LLC Consolidated statements of operations for the years ended December 31, 2005, 2004, and 2003
Festival Fun Parks, LLC Consolidated statement of changes in member's interest for the years ended December 31, 2005, 2004, and 2003
Festival Fun Parks, LLC Consolidated statements of cash flows for the years ended December 31, 2005, 2004, and 2003
Festival Fun Parks, LLC Notes to consolidated financial statements as of December 31, 2005 and 2004, and for each of the three years ended December 31, 2005, 2004, and 2003
Festival Fun Parks LLC Condensed Consolidating Balance Sheet As Of December 31, 2005 ($ in thousands)
Festival Fun Parks LLC Condensed Consolidating Balance Sheet As Of December 31, 2004 ($ in thousands)
Festival Fun Parks LLC Condensed Consolidating Statement of Operations For The Year Ended December 31, 2005
Festival Fun Parks LLC Condensed Consolidating Statement of Operations For The Year Ended December 31, 2004 ($ in thousands)
Festival Fun Parks LLC Condensed Consolidating Statement of Operations For The Year Ended December 31, 2003 ($ in thousands)
Festival Fun Parks LLC Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2005 ($ In thousands)
Festival Fun Parks LLC Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2004 ($ In thousands)
Festival Fun Parke LLC Condensed Consolidating Statement of Cash Flows for the Year ended December 31, 2003 ($ in thousands)
Festival Fun Parks, LLC Condensed Consolidated Balance Sheets (unaudited) as of March 31, 2006 and December 31, 2005
Festival Fun Parks, LLC Condensed Consolidated Statements Of Operations (Unaudited) For The Three Months Ended March 31, 2006 And 2005
Festival Fun Parks, LLC Condensed Consolidated Statements Of Cash Flows (Unaudited) For The Three Months Ended March 31, 2006 And 2005
Festival Fun Parks, LLC Notes To Condensed Consolidated Financial Statements (Unaudited, $ In Thousands)
Festival Fun Parks LLC Condensed Consolidating Balance Sheet As Of March 31, 2006 ($ in thousands)
Festival Fun Parks LLC Condensed Consolidating Balance Sheet As Of December 31, 2005 ($ in thousands)
Festival Fun Parks LLC Condensed Consolidating Statement of Operations For The Three Months Ended March 31, 2006 ($ in thousands)
Festival Fun Parks LLC Condensed Consolidating Statement of Operations For The Three Months Ended March 31, 2005 ($ in thousands)
Festival Fun Parks LLC Condensed Consolidating Statement of Cash Flows for the three months ended March 31, 2006 ($ in thousands)
Festival Fun Parks LLC Condensed Consolidating Statement of Cash Flows for the three periods ended March 31, 2005 ($ In thousands)
INDEX TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
Festival Fun Parks, LLC Consolidated Pro Forma Income Statement Three Months Ended March 31, 2006 (Unaudited)
Festival Fun Parks, LLC Consolidated Pro Forma Income Statement Twelve Months Ended December 31, 2005 (Unaudited)
Festival Fun Parks, LLC Consolidated Pro Forma Balance Sheet March 31, 2006 (Unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
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EXHIBIT INDEX